UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Rover Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
ROVER GROUP, INC.
720 Olive Way, 19th Floor
Seattle, Washington 98101
Dear Stockholders of Rover Group, Inc.:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Rover Group, Inc. (“we,” “us,” “our,” “Rover” or the “Company”) to be held virtually on [ ], 2024, at [ ], Pacific Time. All stockholders are cordially invited to attend the Special Meeting. Similar to its annual stockholder meetings, Rover is pleased to conduct the Special Meeting solely online via the internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting and vote by visiting www.virtualshareholdermeeting.com/ROVR2024SM and by using the 16-digit control number included in their proxy materials. The Special Meeting will not be held physically in person. For purposes of attendance at the Special Meeting, all references in this letter and the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated November 29, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Rover, Biscuit Parent, LLC (“Parent”), and Biscuit Merger Sub, LLC (“Merger Sub”) and approve the merger of Merger Sub with and into Rover (the “Merger”), with Rover continuing as the surviving corporation and a wholly owned direct subsidiary of Parent. Parent and Merger Sub are affiliates of funds managed by affiliates of Blackstone Inc.
If the Merger is completed, you will be entitled to receive $11.00 in cash, without interest and subject to any applicable tax withholdings, for each share of Rover’s Class A common stock, par value $0.0001 per share (Rover’s “common stock”) that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately 61% to the volume weighted average share price of Rover’s common stock over the 90 trading days ending on November 28, 2023, the last trading date before the date the Merger Agreement was executed.
Rover’s board of directors (the “Rover Board”), after considering the factors more fully described in the enclosed proxy statement, has: (1) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein and (3) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger in accordance with the DGCL. Accordingly, the Rover Board recommends that stockholders of Rover vote: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement, the Merger and the proposals to be voted on at the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Rover Board in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects stockholders of Rover.
Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting virtually, you may vote electronically at the meeting even if you have previously returned your proxy card or have submitted a proxy via the internet or by telephone. Your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement and approve the Merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Rover’s common stock entitled to vote on the Merger.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
 Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call: (877) 750-8332 (TOLL-FREE from the United States and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833
On behalf of the Rover Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Aaron Easterly
Aaron Easterly
Chief Executive Officer and Chairperson of the Rover Board
The accompanying proxy statement is dated [ ], 2024 and, together with the enclosed form of proxy card, is first being mailed to holders of Rover’s common stock on or about [ ], 2024.
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transaction documents or passed upon the adequacy or accuracy of the disclosure in this document and any documents incorporated by reference. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
ROVER GROUP, INC.
720 Olive Way, 19th Floor
Seattle, Washington 98101
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2024
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Rover Group, Inc., a Delaware corporation (“we,” “us,” “our,” “Rover” or the “Company”), will be held virtually on [ ], 2024, at [ ], Pacific Time at www.virtualshareholdermeeting.com/ROVR2024SM, for the following purposes:
1.To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated November 29, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Rover, Biscuit Parent, LLC (“Parent”), and Biscuit Merger Sub, LLC (“Merger Sub”), and approve the merger of Merger Sub with and into Rover (the “Merger”), with Rover continuing as the surviving corporation and a wholly owned direct subsidiary of Parent;
2.To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”); and
3.To transact any other business that may properly come before the Special Meeting.
Only stockholders of record as of the close of business on [ ], 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment or other delay thereof. Rover continues to use the virtual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with stockholders. This format empowers stockholders to participate fully from any location around the world, at no cost.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement and approve the Merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Rover’s common stock entitled to vote on the Merger.
All stockholders are cordially invited to attend the Special Meeting. Similar to its annual stockholder meetings, Rover is pleased to conduct the Special Meeting solely online via the internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting and vote by visiting www.virtualshareholdermeeting.com/ROVR2024SM and by using the 16-digit control number included in their proxy materials. The Special Meeting will not be held physically in person. For purposes of attendance at the Special Meeting, all references in this notice and the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Rover’s board of directors (the “Rover Board”) recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting.

Under Delaware law, holders of Rover’s Class A common stock, par value $0.0001 per share (Rover’s “common stock”) (and beneficial owners of Rover’s common stock held either in voting trust or by a nominee on behalf of such persons) who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Rover’s common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if such stockholder (or beneficial owner) submits a written demand for appraisal prior to the vote on the Merger Agreement and complies with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section of the accompanying proxy statement captioned “The Merger—Appraisal Rights.” A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have submitted a proxy via the internet or by telephone. Your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and approve the Merger, without your instructions. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

By Order of the Rover Board,

/s/ Melissa Weiland
Melissa Weiland
General Counsel and Secretary

Seattle, Washington
[ ], 2024

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you are a stockholder of record, attending the Special Meeting virtually and voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” from such nominee in order to vote at the Special Meeting.
If you fail to (1) sign, date, and return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) vote at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger, but will have no effect on the Adjournment Proposal.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and approve the Merger, without your instructions. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or the enclosed proxy card or need help voting your shares of Rover’s common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call: (877) 750-8332 (TOLL-FREE from the United States and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

ROVER GROUP, INC.
PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2024
The accompanying proxy statement is dated [ ], 2024 and, together with the enclosed form of proxy card, is first being mailed to holders of Rover’s common stock on or about [ ], 2024.

-i-

-ii-

-iii-

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Biscuit Merger Sub, LLC with and into Rover Group, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Rover,” “the Company,” “we,” “our,” “us” and similar words refer to Rover Group, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Blackstone Inc. as “Blackstone,” Biscuit Parent, LLC as “Parent” and Biscuit Merger Sub, LLC as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated November 29, 2023, by and among Rover, Parent and Merger Sub, as the “Merger Agreement,” our Class A common stock, par value $0.0001 per share, as Rover’s “common stock” and the holders of our common stock, as “stockholders.” Unless indicated otherwise, any other capitalized term used in this proxy statement but not otherwise defined has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger (Page 31)
Rover Group, Inc.
Headquartered in Seattle, Washington, Rover is the world’s largest online marketplace for pet care. We connect pet parents with caring pet care providers who offer overnight services, including boarding and in-home pet sitting, and daytime services, including doggy day care, dog walking, drop-in visits, and dog training. We currently operate in the United States, Canada, the United Kingdom, Spain, France, Sweden, Italy, Germany, Norway, and the Netherlands.
We believe in the unconditional love of pets, and Rover exists to make it possible for everyone to experience this love in their lives. Rover exists to give pet parents an alternative to relying on friends and family, neighbors, and commercial providers for pet care. We also exist to give pet care providers a greater opportunity to spend time with pets in their neighborhoods. Our online marketplace for pet care aims to match pet parents with pet lovers who provide excellent pet care while earning extra income. Our simple and easy-to-use platform enables pet parents to easily discover the right pet care providers, book services, communicate with providers, as well as read and write reviews. Our platform enables pet care providers to independently set pricing, create a profile, manage bookings, communicate with pet parents, define the terms and delivery of their services, and receive payment, all in a simple and cost-effective way.
Rover’s common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ROVR.” Our principal executive office is located at 720 Olive Way, 19th Floor, Seattle, Washington 98101 and our telephone number is (888) 453-7889.
Biscuit Parent, LLC
Parent was formed on November 21, 2023 by investment funds managed by affiliates of Blackstone solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Parent’s principal executive office is located at 101 California Street, 44th Floor, San Francisco, California 94111. Upon completion of the Merger, Rover will be a wholly owned subsidiary of Parent.

Biscuit Merger Sub, LLC
Merger Sub is a wholly owned subsidiary of Parent and was formed on November 21, 2023 by Parent solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Merger Sub’s principal executive office is located at 101 California Street, 44th Floor, San Francisco, California 94111. Upon completion of the Merger, Merger Sub will cease to exist.
Parent and Merger Sub are affiliates of investment funds managed by affiliates of Blackstone. Blackstone is one of the world’s leading investment firms, with Total Assets Under Management of over $1 trillion as of December 31, 2023.
The Merger (Page 31)
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), Merger Sub will merge with and into Rover, with Rover continuing as the surviving corporation and as a wholly owned direct subsidiary of Parent (the “Surviving Corporation”). Following the Merger, Rover’s common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, Rover’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rover will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Merger Consideration (Page 32)
Rover’s Common Stock
At the Effective Time, each share of Rover’s common stock that is outstanding as of immediately prior to the Effective Time (other than certain exceptions, including shares of Rover’s common stock owned by Rover, Parent or Merger Sub or by stockholders or beneficial owners of Rover’s common stock who have neither voted in favor of the Merger nor consented to the Merger in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Rover’s common stock in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be cancelled and extinguished and automatically converted into the right to receive $11.00 in cash (the “Per Share Price”), without interest and subject to any applicable tax withholdings.
After the Merger is completed, you will have the right to receive the Per Share Price in respect of each share of Rover’s common stock that you own (subject to applicable tax withholdings), but you will no longer have any rights as a stockholder (except that Rover stockholders and beneficial owners who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares of Rover’s common stock as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Outstanding Company Options and Company RSUs
The Merger Agreement provides that equity awards granted under Rover’s equity incentive plans, including options to purchase shares of Rover’s common stock (“Company Options”) and restricted stock units covering shares of Rover’s common stock (“Company RSUs”), that are outstanding and vested as of immediately prior to the Effective Time will be cancelled and converted into cash consideration equal to $11.00 multiplied by the number of shares subject to the vested equity award (less the applicable per share exercise price, with respect to any vested Company Options), subject to any required tax withholdings, payable shortly after the Closing of the Merger. Equity awards that are outstanding and unvested as of immediately prior to the Effective Time will be cancelled and converted into cash consideration (the “Cash Replacement Amount”) equal to $11.00 multiplied by the number of shares subject to the unvested equity award (less the applicable per share exercise price, with respect to any unvested Company Options), subject to any required tax withholdings. The payment of the Cash Replacement Amount will be subject to generally the same terms as the corresponding, cancelled equity award, including vesting conditions. Rover’s equity incentive plans will terminate as of the Effective Time. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Merger Consideration—Outstanding Company Options and Company RSUs.”
Exchange and Payment Procedures (Page 88)
Prior to the Closing, Parent will select a bank or trust company reasonably acceptable to Rover (the “Payment Agent”) to make payments of the Merger consideration to Rover stockholders. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the aggregate consideration to which the holders of Rover’s common stock become entitled pursuant to the terms of the Merger Agreement.
Upon receipt of a letter of transmittal or “agent’s message” by the Payment Agent, as applicable, the Payment Agent will deliver to each holder of record of shares of Rover’s common stock the Per Share Price for such shares of common stock in exchange for such holder’s certificate or uncertificated shares. The amount of any Per Share Price paid to Rover stockholders may be subject to applicable tax withholdings.
For more information, please see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”
Material U.S. Federal Income Tax Consequences of the Merger (Page 82)
The receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for shares of Rover’s common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Any gain realized by a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) pursuant to the Merger generally will not be subject to U.S. federal income tax unless certain circumstances exist as described further in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
For more information, please see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Rover stockholders should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of Rover’s common stock for cash pursuant to the Merger under any federal, state, local or non-U.S. tax laws.
Appraisal Rights (Page 77)
If the Merger is consummated, our stockholders (including beneficial owners of shares of Rover’s common stock) who (1) do not vote in favor of the adoption of the Merger Agreement and approval of the Merger, (2) continuously hold of record or own beneficially their applicable shares of Rover’s common stock through the Effective Time, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of Rover’s common stock in connection with the Merger under

Section 262 of the DGCL (“Section 262”) if certain conditions set forth in Section 262(g) are satisfied. This means that these persons will be entitled to have their shares of Rover’s common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Rover’s common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) the interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares of Rover’s common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of their shares of Rover’s common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Rover’s common stock.
Only a stockholder of record or a beneficial owner may submit a demand for appraisal. To exercise appraisal rights, such person must (1) submit a written demand for appraisal to Rover before the vote is taken on the proposal to adopt the Merger Agreement and approve the Merger; (2) not vote, virtually at the Special Meeting or by proxy, in favor of the proposal to adopt the Merger Agreement and approve the Merger; (3) continue to hold of record or own beneficially the subject shares of Rover’s common stock through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Rover unless certain conditions are satisfied by the persons seeking appraisal. The requirements under Section 262 for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262. Pursuant to subsection (d)(1) of Section 262, this proxy statement must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic copy of Section 262 accessible without subscription or cost, which is available at the following URL and incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Regulatory Approvals Required for the Merger (Page 85)
The obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the HSR Act, and the rules and regulations promulgated thereunder, the Merger cannot be completed until the Company and Parent, and their respective affiliates, if applicable, file a notification and report form with the U.S. Federal Trade Commission (“FTC”) and Antitrust Division of the U.S. Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”
On December 13, 2023, Rover and Parent made the filings required to be made under the HSR Act. The applicable HSR waiting period is currently expected to expire on January 12, 2024 at 11:59 p.m. Eastern Time.

Conditions to the Closing of the Merger (Page 103)
The obligations of Parent and Merger Sub, on the one hand, and Rover, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions (among other conditions):
•the adoption of the Merger Agreement and approval of the Merger by the requisite affirmative vote of Rover’s stockholders;
•the expiration or termination of the applicable waiting period under the HSR Act;
•the consummation of the Merger not being prohibited or enjoined by any law, action or order of any governmental authority or court of competent jurisdiction;
•in the case of Parent and Merger Sub, the absence of any Company Material Adverse Effect having occurred after the date of the Merger Agreement that is continuing;
•the accuracy of the representations and warranties of Rover, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers, as applicable, as of the Closing Date or the date in respect of which such representation or warranty was specifically made; and
•the performance in all material respects by Rover, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.
For more information, please see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.”
Financing of the Merger (Page 76)
The obligations of Parent and Merger Sub to consummate the Merger are not subject to any financing condition.
In connection with the financing of the Merger, Blackstone Capital Partners VIII (Lux) SCSp, Blackstone Capital Partners VIII (Ontario) L.P., Blackstone Capital Partners VIII L.P., Blackstone Family Investment Partnership VIII – ESC L.P., Blackstone Family Investment Partnership VIII – SMD L.P. and BTAS NQ Holdings L.L.C. (collectively, the “Guarantors”) and Parent have entered into an equity commitment letter (the “Equity Commitment Letter”), pursuant to which the Guarantors have agreed to, severally (and not jointly or jointly and severally), provide Parent, at the consummation of the Merger, an equity contribution in the amount of up to $2.35 billion to pay the cash merger consideration and certain other payments and expenses related to the Merger. Rover is a third-party beneficiary of the Equity Commitment Letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein.
The Voting and Support Agreements (Page 77)
Concurrently with the execution of the Merger Agreement, and following approval by the Board of Directors of Rover (the “Rover Board”), Parent and Merger Sub have entered into voting and support agreements (collectively, the “Voting Agreements”) with certain investors affiliated with Madrona Ventures, Menlo Ventures, the True Wind Parties (each as defined in the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger”), Foundry Ventures (as defined in the section of this proxy statement captioned “The Merger—The Voting and Support Agreements”) and certain of Rover’s directors and named executive officers (collectively, the “Voting Agreement Stockholders”), solely in their capacity as holders of Rover’s common stock. Under the Voting Agreements, the Voting Agreement Stockholders have agreed, subject to the terms and conditions in the Voting Agreements and during the term of the Voting Agreements, to vote all of their shares of Rover’s common stock in favor of the adoption of the Merger Agreement and the approval of the Merger and against any competing transaction. The Voting Agreements terminate in certain circumstances, including in connection with Rover’s termination of the Merger Agreement in order to accept a Superior Proposal.

As of the close of business on [ ], 2024, the record date for the Special Meeting (the “Record Date”), the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of Rover’s common stock. For more information, please see the section of this proxy statement captioned “The Merger—The Voting and Support Agreements.”
Vote Required; Shares Held by Rover’s Directors and Executive Officers (Page 25)
Approval of the proposal to adopt the Merger Agreement and approve the Merger requires the affirmative vote of the holders of a majority of the shares of Rover’s common stock issued and outstanding as of the Record Date. Adoption of the Merger Agreement and approval of the Merger by our stockholders is a condition to the closing of the Merger. Approval of the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting (the “Adjournment Proposal”) requires the affirmative vote of a majority of the voting power of the shares of Rover’s common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of Rover’s common stock, representing approximately [ ]% of the shares of Rover’s common stock outstanding as of the Record Date.
Each of the Voting Agreement Stockholders has entered into a Voting Agreement that obligates such holder to vote all of such holder’s shares of Rover’s common stock for the adoption of the Merger Agreement and approval of the Merger on the terms and conditions set forth in the Voting Agreement. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of Rover’s common stock. For more information, please see the section of this proxy statement captioned “The Merger—The Voting and Support Agreements.”
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Rover’s common stock: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the Adjournment Proposal.
The Special Meeting (Page 25)
Date, Time and Place
The Special Meeting to consider and vote on the proposal to adopt the Merger Agreement and approve the Merger will be held virtually on [ ], 2024, at [ ], Pacific Time. All stockholders are cordially invited to attend the Special Meeting. Similar to its annual stockholder meetings, Rover is pleased to conduct the Special Meeting solely online via the internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting and vote by visiting www.virtualshareholdermeeting.com/ROVR2024SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. For purposes of attendance at the Special Meeting, all references in this proxy statement to “attendance at the Special Meeting,” “present in person” or “in person” shall include being virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Rover’s common stock at the close of business on [ ], 2024, which is the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Rover’s common stock that you owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [ ] shares of Rover’s common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the voting power of Rover’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
The Rover Board Recommendation (Page 96)
After considering various factors described in the section of this proxy statement captioned, “The Merger—Recommendation of the Rover Board and Reasons for the Merger,” the Rover Board: (1) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (3) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger in accordance with the DGCL.
The Rover Board also recommends that stockholders vote: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the Adjournment Proposal.
Prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, the Rover Board may withdraw or modify the Rover Board Recommendation (as defined in the section of this proxy statement captioned “The Merger Agreement—The Rover Board Recommendation; Rover Board Recommendation Change”) if the Rover Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law. However, the Rover Board cannot withdraw or change the Rover Board Recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four business day period so that a failure to make a Rover Board Recommendation Change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Rover Board Recommendation; Rover Board Recommendation Change”) would no longer be inconsistent with the Rover Board’s fiduciary obligations under applicable law. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The Rover Board Recommendation; Rover Board Recommendation Change.”
Opinion of Goldman Sachs (Page 54)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Rover Board that, as of November 29, 2023 and based upon and subject to the factors and assumptions set forth therein, the $11.00 in cash per outstanding share of Rover’s common stock to be paid to the holders (other than Parent and its affiliates) of shares of Rover’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such stockholders.
The full text of the written opinion of Goldman Sachs, dated November 29, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Rover Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Rover’s common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Rover and Goldman Sachs, Rover has agreed to pay Goldman Sachs a transaction fee of approximately $33.0 million, $3.0 million of which became payable upon the presentation by Goldman Sachs to the Rover Board of the results of the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the Merger Agreement, and the remainder of which is contingent upon consummation of the Merger.
Opinion of Centerview Partners (Page 59)
Rover retained Centerview Partners LLC (“Centerview Partners”) as financial advisor to the Rover Board in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement. In connection with this engagement, the Rover Board requested that Centerview Partners evaluate the fairness, from a financial point of view, to the stockholders of Rover’s common stock (other than Owned Company Shares,

Dissenting Company Shares and any shares of Rover’s common stock held by any affiliate of Rover or Parent (for purposes of this section and the section of this proxy statement captioned “The Merger—Opinion of Centerview Partners,” the “Excluded Shares”)) of the Per Share Price proposed to be paid to such stockholders pursuant to the Merger Agreement. On November 28, 2023, Centerview Partners rendered to the Rover Board its oral opinion, subsequently confirmed in a written opinion dated November 28, 2023 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Centerview Partners’ written opinion, the Per Share Price to be paid to the stockholders of Rover’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders.
The full text of Centerview Partners’ written opinion, dated November 28, 2023, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Centerview Partners’ financial advisory services and opinion were provided for the information and assistance of the Rover Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and Centerview Partners’ opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the stockholders of Rover’s common stock (other than the Excluded Shares) of the Per Share Price to be paid to such stockholders pursuant to the Merger Agreement. Centerview Partners’ opinion did not address any other term or aspect of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement and does not constitute a recommendation to any stockholder of Rover or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger and the other transactions contemplated by the Merger Agreement or any other matter.
The full text of Centerview Partners’ written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion.
Interests of Rover’s Directors and Executive Officers in the Merger (Page 71)
When considering the recommendation of the Rover Board that you vote to approve the proposal to adopt the Merger Agreement and approve the Merger, Rover stockholders should be aware that Rover’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Rover stockholders more generally. The Rover Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted, and the Merger approved, by stockholders. These interests include:
•For our directors and executive officers, the treatment of their outstanding Company RSUs and Company Options in connection with the Merger, as described in more detail in the sections of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Treatment of Company Options and Company RSUs” and “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Change in Control Benefits Under Existing Relationships”;
•For our executive officers, the treatment of their equity awards under their respective employment or equity award agreements if they are “Involuntarily Terminated” (as defined in each respective agreement) in connection with or within 12 months after the Merger, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger— Change in Control Benefits Under Existing Relationships—Change in Control Arrangements”;
•Vesting of the SPAC Sponsor Earnout Shares and the issuance of the remaining SPAC Merger Earnout Shares pursuant to the definitive agreements related to our 2021 de-SPAC transaction, as defined and described in more detail in the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Treatment of Rover Earnout Shares”;

•Continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation and Parent under the terms of the Merger Agreement, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers” and “The Merger Agreement—Indemnification and Insurance”;
•For our directors and executive officers, any arrangements they have with Parent, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Arrangements with Parent”; and
•A one-time cash payment of $10,000 paid to each member of the Transaction Committee, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Transaction Committee Compensation.”
For more information, see the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger.”
Alternative Acquisition Proposals (Page 95)
The “Go Shop” Period—Solicitation of Other Offers
From the date of the Merger Agreement until 12:00 p.m., Pacific Time on December 29, 2023 (the “go-shop period”), Rover had the right, subject to the provisions of the Merger Agreement, to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals. Rover and its representatives contacted 41 potential acquirers, including 17 strategic acquirers and 24 financial sponsors during the go-shop period, which resulted in six potential bidders entering into confidentiality agreements with Rover. During the go-shop period, no third party submitted an alternative Acquisition Proposal to acquire Rover. If Rover had terminated the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal prior to the later of (i) the No-Shop Period Start Date (as defined below) or (ii) the expiration of the period during which Rover is required to permit Parent to match a Superior Proposal (if such period had commenced before the No-Shop Period Start Date), Rover would have been required to pay a $36.0 million termination fee to Parent. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The “Go-Shop” Period—Solicitation of Other Offers.”
The “No Shop” Period—No Solicitation of Other Offers
Upon the completion of the go-shop period, from 12:00 p.m., Pacific Time on December 29, 2023 (the “No-Shop Period Start Date”) until the earlier to occur of the termination of the Merger Agreement and the Effective Time, pursuant to the customary “no-shop” provisions of the Merger Agreement, Rover has agreed not to, and to cause its subsidiaries and its and their respective Representatives not to: (1) solicit, initiate, propose or knowingly induce, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (2) engage in discussions or negotiations with any person with respect to an Acquisition Proposal; (3) furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Rover or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Rover or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (4) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permitted confidentiality agreements.
Notwithstanding these restrictions, under certain circumstances, from the No-Shop Period Start Date until the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, Rover may, among other things, provide information, and engage or participate in negotiations or discussions with, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal pursuant to a permitted confidentiality agreement (in each case, if requested by such person and such Acquisition Proposal did not result from any material breach of Rover’s obligations, as described in the immediately preceding paragraph) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Rover Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would be inconsistent with the fiduciary duties of the Rover Board to Rover stockholders pursuant to applicable law. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The ‘No-Shop’ Period—No Solicitation of Other Offers.”
If Rover terminates the Merger Agreement after the No-Shop Period Start Date but prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders for the purpose of entering into an agreement in respect of a Superior Proposal, Rover must pay a $72.0 million termination fee to Parent. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The Rover Board Recommendation; Rover Board Recommendation Change.”
Termination of the Merger Agreement (Page 104)
In addition to the circumstances described above, Parent and Rover have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that permanently prohibit or enjoin the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Pacific Time, on May 29, 2024, and if Rover stockholders fail to adopt the Merger Agreement and approve the Merger at the Special Meeting (or any adjournment thereof). If the Merger Agreement is terminated under certain specified circumstances, Rover will be required to pay Parent a termination fee of $72.0 million. In addition, the Guarantors have entered into a limited guaranty with Rover (the “Limited Guaranty”), pursuant to which the Guarantors have guaranteed the obligations of Parent and Merger Sub to pay the monetary damages and certain reimbursement obligations under the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement.”
Effect on Rover if the Merger is Not Completed (Page 32)
If the Merger Agreement is not adopted by Rover stockholders, or if the Merger is not completed for any other reason:
•the stockholders will not be entitled to, nor will they receive, any payment for their respective equity interests pursuant to the Merger Agreement;
•(a) Rover will remain an independent public company, (b) Rover’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (c) Rover will continue to file periodic reports with the SEC;
•the price of Rover’s common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Rover’s common stock would return to the price at which it trades as of the date of this proxy statement;
•the Rover Board will continue to evaluate and review Rover’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Rover Board will be offered or that Rover’s business, prospects and results of operations will be adversely impacted); and

•if the Merger Agreement is terminated under certain specified circumstances, Rover will be required to pay Parent a termination fee of $72.0 million. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Termination Fee.”
For more information, please see the section of this proxy statement captioned “The Merger—Effect on Rover if the Merger is not Completed.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q.Why am I receiving these materials?
A.On November 29, 2023, we announced that Rover entered into the Merger Agreement. Under the Merger Agreement, Parent will acquire Rover for $11.00 in cash per share of Rover’s common stock, without interest and subject to any applicable tax withholdings. In order to complete the Merger, stockholders holding a majority of the outstanding shares of Rover’s common stock as of the Record Date must vote to adopt the Merger Agreement and approve the Merger at the Special Meeting. This approval is a condition to the consummation of the Merger, as described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Rover Board is furnishing this proxy statement and form of proxy card to the holders of shares of Rover’s common stock in connection with the solicitation of proxies of stockholders to be voted at the Special Meeting.
This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement and related agreements and transactions, the Special Meeting, and the matters to be voted on at the Special Meeting. This proxy statement and the enclosed form of proxy card provide instructions for you to submit a proxy to vote your shares of Rover’s common stock without attending the Special Meeting and to ensure that your shares of Rover’s common stock are represented and voted at the Special Meeting.
Your vote is very important. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy as soon as possible.
Q.What is the proposed Merger and what effects will it have on Rover?
A.The proposed Merger is the acquisition of Rover by Parent. If the proposal to adopt the Merger Agreement and approve the Merger is approved by Rover’s stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Rover. As a result of the Merger, Rover will become a wholly owned subsidiary of Parent, and Rover’s common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Rover’s common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.
Q.What will I receive if the Merger is completed?
A.Upon completion of the Merger, stockholders of Rover will be entitled to receive $11.00 in cash, without interest and subject to any applicable tax withholdings, for each share of Rover’s common stock that they own, unless such holder properly exercises and does not withdraw its appraisal rights under the DGCL with respect to such share.
Q.How does the per share price compare to the market price of Rover’s common stock?
A.This amount constitutes a premium of approximately 61% to the volume weighted average share price of Rover’s common stock over the 90 trading days ending on November 28, 2023, the last trading date before the date the Merger Agreement was executed.

Q.How will Company Options and Company RSUs be treated in the Merger?
A.Generally speaking, Company Options and Company RSUs will be treated at the Effective Time as follows:
The Merger Agreement provides that equity awards granted under Rover’s equity incentive plans, including Company Options and Company RSUs, that are outstanding and vested as of immediately prior to the Effective Time will be cancelled and converted into cash consideration equal to $11.00 multiplied by the number of shares subject to the vested equity award (less the applicable per share exercise price, with respect to any vested Company Options), subject to any required tax withholdings, payable shortly after the Closing of the Merger. Equity awards that are outstanding and unvested as of immediately prior to the Effective Time will be cancelled and converted into the Cash Replacement Amount equal to $11.00 multiplied by the number of shares subject to the unvested equity award (less the applicable per share exercise price of those unvested shares, with respect to any unvested Company Options), subject to any required tax withholdings. The payment of the Cash Replacement Amount will be subject to generally the same terms as the corresponding, cancelled equity award, including vesting conditions. Rover’s equity incentive plans will terminate as of the Effective Time. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Merger Consideration—Outstanding Company Options and Company RSUs.”
Q.How will SPAC Merger Earnout Shares be treated in the Merger?
A.As previously disclosed, on July 30, 2021, Rover consummated its de-SPAC transaction pursuant to the Business Combination Agreement and Plan of Merger, dated February 10, 2021 (the “SPAC Merger Agreement”), between A Place for Rover, Inc. (“Legacy Rover”) and Nebula Caravel Acquisition Corp., our legal predecessor company and a special purpose acquisition company (“Caravel”), providing for, among other things, a business combination whereby Legacy Rover became a wholly owned subsidiary of Caravel. In connection with the de-SPAC transaction Caravel changed its name to Rover Group, Inc. We refer to the consummation of these transactions as Rover’s “de-SPAC transaction.”
Pursuant to the SPAC Merger Agreement, the former stockholders of Legacy Rover were entitled to receive shares of Rover’s common stock (“SPAC Merger Earnout Shares”), subject to the occurrence of certain triggering events during a seven-year earnout period beginning upon the consummation of the de-SPAC transaction, including the occurrence of a “Change of Control” (as defined in the SPAC Merger Agreement) of Rover. The Merger constitutes a “Change of Control” for purposes of the SPAC Merger Agreement. Upon consummation of the Merger, all remaining earnout milestones set forth in the SPAC Merger Agreement will be deemed to have occurred, and all remaining SPAC Merger Earnout Shares issuable under the SPAC Merger Agreement will be issued to the former stockholders of Legacy Rover entitled thereto (in accordance with their respective pro rata share), effective as of immediately prior to the consummation of the Merger. Each former stockholder of Legacy Rover will be issued 0.0183 SPAC Merger Earnout Share per share of Legacy Rover’s common stock held immediately prior to the consummation of the de-SPAC transaction, rounded down to the nearest share, with any fractional shares paid out in cash, representing an aggregate of up to 2,192,687 SPAC Merger Earnout Shares. The SPAC Merger Earnout Shares issued immediately prior to the consummation of the Merger will be converted into the right to receive the $11.00 per share, without interest and subject to any applicable tax withholdings, consideration in the Merger. The SPAC Merger Earnout Shares issued immediately prior to the consummation of the Merger will not be outstanding as of the Record Date and the holders of the SPAC Merger Earnout Shares will not be entitled to vote the SPAC Merger Earnout Shares on the proposals at the Special Meeting, including the proposal to adopt the Merger Agreement and approve the Merger. Certain of our directors and executive officers, and certain of their current and former respective affiliates, are former stockholders of Legacy Rover and will be entitled to receive SPAC Merger Earnout Shares pursuant to the SPAC Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Treatment of Rover Earnout Shares.”

Q.How will SPAC Sponsor Earnout Shares be treated in the Merger?
A.Concurrently with the execution of the SPAC Merger Agreement, Caravel entered into a Sponsor Support Agreement, dated as of February 10, 2021 (the “SPAC Sponsor Support Agreement”), with its sponsor Nebula Caravel Holdings, LLC (the “SPAC Sponsor”), Legacy Rover and the other parties set forth in Schedule I thereto (these other parties listed in Schedule I thereto, together with SPAC Sponsor, the “SPAC Parties”).
Pursuant to the SPAC Merger Agreement, 492,326 shares of Rover’s common stock remain subject to the vesting and forfeiture provisions set forth in the SPAC Sponsor Support Agreement (the “SPAC Sponsor Earnout Shares”), and will vest upon the occurrence of certain triggering events during a seven year earnout period beginning upon the consummation of the de-SPAC transaction, including the occurrence of a “Change of Control” (as defined in the SPAC Merger Agreement) of Rover. The Merger constitutes a “Change of Control” for purposes of the SPAC Merger Agreement. Upon consummation of the Merger, all remaining earnout milestones set forth in the SPAC Sponsor Support Agreement will be deemed to have occurred, and all remaining SPAC Sponsor Earnout Shares will vest in full and no longer be subject to forfeiture pursuant to the SPAC Sponsor Support Agreement, effective as of immediately prior to the consummation of the Merger. The SPAC Sponsor Earnout Shares will be converted into the right to receive the $11.00 per share, without interest and subject to any applicable tax withholdings, consideration in the Merger. The SPAC Sponsor Earnout Shares are outstanding as of the Record Date and therefore the holders of the SPAC Sponsor Earnout Shares as of the Record Date will be entitled to vote the SPAC Sponsor Earnout Shares on the proposals at the Special Meeting, including the proposal to adopt the Merger Agreement and approve the Merger.
As of the date of this proxy statement, certain of the SPAC Sponsor Earnout Shares are beneficially owned by the SPAC Sponsor. Adam Clammer, one of our directors, is an affiliate of the SPAC Sponsor. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger—Treatment of Rover Earnout Shares.”
Q.When and where is the Special Meeting?
A.The Special Meeting will take place virtually on [ ], 2024, at [ ], Pacific Time. You may attend the Special Meeting virtually via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ROVR2024SM. You will be able to listen to the Special Meeting live and vote online during the meeting. You will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the Special Meeting and vote your shares.
Q.What am I being asked to vote on at the Special Meeting?
A.You are being asked to vote on the following matters:
•the proposal to adopt the Merger Agreement and approve the Merger pursuant to which Merger Sub will merge with and into Rover, and Rover will become a wholly owned direct subsidiary of Parent;
•the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting, or the Adjournment Proposal; and
•any other business that may properly come before the Special Meeting.
Q.Who is entitled to vote at the Special Meeting?
A.Stockholders of Rover as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of Rover’s common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Rover’s common stock owned as of the Record Date.

Q.May I attend the Special Meeting and vote in person?
A.All stockholders are cordially invited to attend the Special Meeting. Rover is hosting the Special Meeting virtually. There will be no physical location for stockholders to attend in person. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/ROVR2024SM.
•Stockholders of record: If you are a stockholder of record, in order to participate in the Special Meeting and vote your shares at the Special Meeting, you will need your 16-digit control number included on the proxy card or the voting instruction form previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at www.virtualshareholdermeeting.com/ROVR2024SM.
•Persons holding shares in “street” name: If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization, in order to vote your shares virtually at the Special Meeting, you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting.
Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/ROVR2024SM.
You should ensure that you have a strong internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. If you encounter technical difficulties, technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/ROVR2024SM for 15 minutes before the meeting, which you may call during the meeting as well.
If there are any technical issues in convening or hosting the Special Meeting, we plan to promptly post information to www.virtualshareholdermeeting.com/ROVR2024SM and to our investor relations website, investors.rover.com, including information on when the Special Meeting will be reconvened.
Q.What constitutes a quorum for purposes of the Special Meeting?
A.The holders of a majority of the voting power of Rover’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum. If a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies. As described below, Rover does not expect any broker non-votes at the Special Meeting.
Q.What vote is required to adopt the Merger Agreement and approve the Merger?
A.The affirmative vote of the holders of a majority of the outstanding shares of Rover’s common stock as of the Record Date is required to adopt the Merger Agreement and approve the Merger.
The failure of any stockholder of record to have their shares voted at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. As described below, Rover does not expect any broker non-votes at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and approve the Merger, without your instructions.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Rover’s common stock “FOR” the adoption of the Merger Agreement and approval of the Merger. As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of Rover’s common stock, representing approximately [ ]% of the shares of Rover’s common stock outstanding as of the Record Date.
Each of the Voting Agreement Stockholders has entered into a Voting Agreement that obligates such holder to vote all of such holder’s shares of Rover’s common stock for the adoption of the Merger Agreement and approval of the Merger on the terms and conditions set forth in the Voting Agreement. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of Rover’s common stock.
Assuming that all shares of Rover’s common stock beneficially held by the Voting Agreement Stockholders and our directors and officers as of the Record Date are voted in favor of the adoption of the Merger Agreement and approval of the Merger, the affirmative vote of stockholders holding an additional [ ]% percent of the outstanding shares of Rover’s common stock as of the Record Date is required to adopt the Merger Agreement and approve the Merger. For more information, please see the sections of this proxy statement captioned “The Merger—The Voting and Support Agreements” and “Security Ownership of Certain Beneficial Owners and Management.”
Q.What vote is required to approve the Adjournment Proposal?
A.Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of Rover’s common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.
The failure to have your shares of Rover’s common stock voted at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, assuming a quorum is present. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the Adjournment Proposal.
If you hold your shares in “street name,” assuming a quorum is present at the Special Meeting, the failure to instruct your bank, broker, or other nominee how to vote your shares will not have any effect on the Adjournment Proposal. As described below, Rover does not expect any broker non-votes at the Special Meeting.
Q.What is a “broker non-vote”?
A.If a beneficial owner of shares of Rover’s common stock held in “street name” by a bank, broker or other nominee does not provide such nominee that holds the owner’s shares with specific voting instructions, then, under applicable rules, the organization that holds the owner’s shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon one or more other matters for which the applicable rules provide discretionary authority or for which voting instructions have been provided but do not vote on a particular proposal because they do not have discretionary authority to vote on that matter and have not received specific voting instructions on that matter from the beneficial owner of relevant shares. Rover does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of Rover’s common stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Rover’s common stock will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger but will have no effect on the outcome of the Adjournment Proposal assuming a quorum is present at the Special Meeting.

Q.How does the Rover Board recommend that I vote?
A.The Rover Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the Adjournment Proposal.
For a discussion of the factors that the Rover Board considered in determining to recommend that Rover stockholders adopt the Merger Agreement and approve the Merger, see the section of this proxy statement captioned “The Merger Agreement—The Rover Board Recommendation; Rover Board Recommendation Change.” In addition, in considering the recommendation of the Rover Board with respect to the Merger Agreement and the Merger, you should be aware that Rover’s directors and executive officers have interests that may be different from, or in addition to, the interests of Rover’s stockholders generally. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger.”
Q.Who is soliciting my vote?
A.The Rover Board is soliciting your proxy, and Rover will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Rover will pay Innisfree a fee not to exceed $45,000 and will reimburse Innisfree for its reasonable out-of-pocket expenses for these and related services in connection with the Special Meeting. Solicitation initially will be made by mail or email. Forms of proxies and proxy materials may also be distributed through brokers, banks, or other nominees to beneficial owners of shares of Rover’s common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of Rover’s directors, officers, and employees.
Q.Who will count the votes obtained at the Special Meeting?
A.The votes will be counted by the inspector of election appointed for the Special Meeting.
Q.What happens if the Merger is not completed?
A.If the Merger Agreement is not adopted and the Merger is not approved by stockholders of Rover or if the Merger is not completed for any other reason, among other things, stockholders of Rover will not receive any payment for their shares of Rover’s common stock pursuant to the Merger Agreement. Instead, Rover will remain an independent public company, Rover’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC as described in the section of this proxy statement captioned “The Merger—Effect on Rover if the Merger is Not Completed.”
If the Merger Agreement is terminated under specified circumstances, Rover will be required to pay Parent a termination fee of $72.0 million, as described in the section of this proxy statement captioned “The Merger Agreement—Termination Fee.”
Q.What do I need to do now?
A.You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to or incorporate by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q.Should I surrender my book-entry shares now?
A.No. After the Merger is completed, the Payment Agent will send each holder of record (1) a letter of transmittal in customary form and (2) instructions for surrendering such holder’s book-entry shares in exchange for the Per Share Price for the shares of Rover’s common stock represented by such holder’s book-entry shares at such holder’s registered address.
Q.What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of Rover.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Rover’s common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting virtually. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q.How do I cast my vote if I am a stockholder of record?
A.If you are a stockholder of record, there are four ways to vote:
•by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•by visiting the internet at the address on your proxy card;
•by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or
•by attending the Special Meeting virtually and voting at the Special Meeting.
A 16-digit control number, located on your proxy card, is designed to verify your identity and allow you to participate in the Special Meeting and vote your shares of Rover’s common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of Rover’s common stock by proxy. You may still vote your shares of Rover’s common stock at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote, your previous vote by proxy will not be counted. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by proxy will be counted.
If you are a stockholder of record of shares of Rover’s common stock and you submit a signed and dated proxy card or voting instructions but do not direct how to vote on each item, the proxy holders will vote your shares “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” the Adjournment Proposal. If any other matters properly come before the Special Meeting and you deliver a signed and dated proxy to us, your shares of Rover’s common stock will be voted in accordance with the discretion of the appointed proxy holders, and each of them, with full power of substitution and re-substitution.

Q.How do I cast my vote if my shares are held in “street name” by my bank, broker, or other nominee?
A.If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. You should follow the instructions provided by your bank, broker or nominee to vote your shares held in “street name.”
If you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Rover’s common stock at the Special Meeting virtually even if you have previously voted by voting form. If you are present at the Special Meeting and vote, your previous vote by voting form will not be counted. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by voting form will be counted.
Q.If my broker holds my shares in “street name,” will my broker vote my shares for me?
A.Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the voting instructions provided by your bank, broker or other nominee to vote your shares held in “street name.” Without instructions, your shares will not be voted on any proposals at the Special Meeting, which will have the same effect as if you voted “AGAINST” the proposal for the adoption of the Merger Agreement and approval of the Merger, but will have no effect on the Adjournment Proposal, assuming a quorum is present.
Q.May I change my vote after I have mailed my signed and dated proxy card?
A.Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;
•delivering a written notice of revocation to our Corporate Secretary at Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, Washington 98101, Attention: Corporate Secretary prior to the Special Meeting; or
•attending the Special Meeting virtually and voting at the Special Meeting.
If you hold your shares of Rover’s common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting virtually if you obtain a “legal proxy” from your bank, broker or other nominee.
Q.What is a proxy?
A.A proxy is your legal designation of another person to vote your shares of Rover’s common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Rover’s common stock is called a “proxy card.” Aaron Easterly, our Chief Executive Officer, Charlie Wickers, our Chief Financial Officer, and Melissa Weiland, our Secretary and General Counsel, with full power of substitution and re-substitution, are the proxy holders for the Special Meeting.
Q.If a stockholder gives a proxy, how are the shares voted?
A.Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxy holder, will vote your shares in accordance with your specified voting directions. When completing your proxy card or the internet or telephone voting process, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the Adjournment Proposal. If any other matters properly come before the Special Meeting and you deliver a properly signed and dated proxy card to us, your shares of Rover’s common stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.
Q.What happens if I sell or transfer my shares of Rover’s common stock after the Record Date but before the Special Meeting?
A.The Record Date is earlier than the date of the Special Meeting and the anticipated Effective Time. If you sell or transfer your shares of Rover’s common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Rover in writing of such special arrangements, you will retain the right to vote the transferred shares at the Special Meeting. If you sell or transfer your shares of Rover’s common stock before the Effective Time, you will transfer the right to receive an amount in cash equal to the Per Share Price with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares. Even if you sell or transfer your shares of Rover’s common stock after the Record Date, we encourage you to sign, date, and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).
Q.What should I do if I receive more than one set of voting materials?
A.Please sign, date and return (or grant your proxy electronically over the internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.
Q.Where can I find the voting results of the Special Meeting?
A.If available, Rover may announce preliminary voting results at the conclusion of the Special Meeting. Rover intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Special Meeting. All reports that Rover files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”
Q.Will I be subject to U.S. federal income tax upon the exchange of Rover’s common stock for cash pursuant to the Merger?
A.For a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Rover’s common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require such U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Rover’s common stock surrendered in the Merger.
A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Rover’s common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. This discussion is provided for general information only and does not constitute legal or tax advice to any holder. A more complete description of material U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Q.When do you expect the Merger to be completed?
A.We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first calendar quarter of 2024. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.
Q.What governmental and regulatory approvals are required?
A.Under the Merger Agreement, it is a condition to the completion of the Merger that the applicable waiting period under the HSR Act has expired or been terminated. Rover and Parent made the necessary filings with the FTC and the Antitrust Division of the DOJ on December 13, 2023. The applicable waiting period under the HSR Act is currently expected to expire on January 12, 2024 at 11:59 p.m. Eastern Time. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”
Q.Am I entitled to appraisal rights under the DGCL?
A.If the Merger is consummated, Rover’s stockholders (including beneficial owners of shares of common stock) who (1) do not vote in favor of the adoption of the Merger Agreement and approval of the Merger; (2) continuously hold or own, as applicable, their shares of Rover’s common stock through the Effective Time; (3) properly perfect appraisal of their shares; (4) meet certain other conditions and statutory requirements as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these persons will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the Effective Time through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, which description is qualified in its entirety by Section 262 regarding appraisal rights, available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q.Do any of Rover’s directors or officers have interests in the Merger that may differ from those of Rover stockholders generally?
A.Yes. When considering the recommendation of the Rover Board with respect to the proposal to adopt the Merger Agreement and approve the Merger, you should be aware that Rover’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Rover’s stockholders generally. The Rover Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted, and the Merger approved, by stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger.”
Q.What is householding and how does it affect me?
A.The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card.
Upon written or oral request, we will deliver promptly a separate copy of the proxy statement to any stockholder at a shared address to which we delivered a single copy of the proxy statement. To receive a separate copy for this Special Meeting or future annual meetings, or, if you are receiving multiple copies, to request that we only send a single copy of any future Notice of Internet Availability or proxy statement and annual report, as applicable, please call Broadridge Financial Solutions, Inc. toll-free at 1-866-540-7095 in the U.S., by email at sendmaterial@proxyvote.com, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If your shares are held in “street name,” you will receive your proxy card or other voting information from your bank, broker or other nominee and you will return your proxy card or other voting information form(s) to your bank, broker or other nominee. You should vote on and sign and date each proxy card you receive as discussed above. To request that only one copy of any of these materials be mailed to your household, please contact your bank, broker or other nominee.
Q.Who can help answer my questions?
A.If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or the enclosed proxy card or need help voting your shares of Rover’s common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call: (877) 750-8332 (TOLL-FREE from the United States and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833
If your broker, bank, or other nominee holds your shares, you should also call your broker, bank, or other nominee for additional information.

FORWARD-LOOKING STATEMENTS
This proxy statement, and any documents to which Rover refers to in this proxy statement, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Rover’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed Merger, expected benefits and costs of the proposed Merger, management plans, projections and other information relating to the proposed Merger, strategies and objectives of Rover for future operations and other information relating to the proposed Merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Form 10-K and Form 10-Q, factors and matters described in or incorporated by reference in this proxy statement, and the following factors:
•the risk that the Merger may not be completed on the anticipated timeline or at all;
•the failure to satisfy any of the conditions to the consummation of the Merger, including the receipt of required approval from the stockholders of Rover and required regulatory approvals;
•the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, and the risk that the Merger Agreement may be terminated in circumstances that require Rover to pay a termination fee;
•the effect of the announcement or pendency of the Merger on Rover’s business relationships, operating results and business generally;
•risks that the pendency of the Merger disrupts Rover’s current plans and operations;
•risks that the pendency of the Merger disrupts Rover’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business;
•risks related to diverting management’s or employees’ attention during the pendency of the Merger from Rover’s ongoing business operations;
•the amount of costs, fees, charges or expenses resulting from the Merger;
•the nature, cost and outcome of potential litigation relating to the Merger;
•uncertainty as to timing of completion of the Merger and the ability of each party to consummate the Merger;
•risks that the benefits of the Merger are not realized when or as expected;
•the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Rover’s current strategy as an independent public company;
•the possibility that Rover could, following the Merger, engage in operational or other changes that could result in meaningful appreciation in its value;
•the fact that, under the terms of the Merger Agreement, now that the go-shop period has expired, Rover is restrained from soliciting other acquisition proposals;
•the risk that the price of Rover’s common stock may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed; and

•other risks described in Rover’s filings with the SEC, such as the risks and uncertainties described under the headings “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of Rover’s Annual Report on Form 10-K, Rover’s Quarterly Reports on Form 10-Q, and in Rover’s other filings with the SEC.
Consequently, all of the forward-looking statements contained or referred to in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (1) the information contained under this caption; and (2) information in our most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. All forward-looking statements contained or referred to in this proxy statement are based on information available to Rover as of the date of this proxy statement, and Rover does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date of this proxy statement, except as required by applicable law. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in other filings made from time to time with the SEC. Rover expressly qualifies in their entirety all forward-looking statements attributable to either Rover or any person acting on Rover’s behalf by the cautionary statements contained or referred to in this proxy statement.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Rover Board for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on [ ], 2024, at [ ], Pacific Time. You may attend the Special Meeting virtually via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ROVR2024SM. You will be able to listen to the Special Meeting live and vote online. You will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the Special Meeting and vote your shares at the Special Meeting.
If you encounter technical difficulties accessing the Special Meeting, technical support lines will be available on the login page of the Special Meeting website for 15 minutes before the meeting, which you may call during the meeting as well.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement and approve the Merger; (2) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting; and (3) transact any other business that may properly come before the Special Meeting.
A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Attending the Special Meeting
The Special Meeting will begin at [ ], Pacific Time. Online check-in will begin 15 minutes prior to the Special Meeting. We encourage you to access the meeting prior to the start time.
As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/ROVR2024SM. You will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the Special Meeting and vote your shares at the Special Meeting. If you encounter technical difficulties accessing the Special Meeting, technical support lines will be available for 15 minutes before the meeting on the login page of the Special Meeting website, which you may call during the meeting as well.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 720 Olive Way, 19th Floor, Seattle, Washington 98101, during regular business hours for a period of no less than ten days before the Special Meeting.
As of the Record Date, there were [ ] shares of Rover’s common stock issued and outstanding and entitled to vote at the Special Meeting. Each share of Rover’s common stock outstanding as of the close of business on the Record Date is entitled to one vote per share on each matter submitted for a vote at the Special Meeting.
The holders of a majority of the voting power of Rover’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Approval of the proposal to adopt the Merger Agreement and approve the Merger requires the affirmative vote of the holders of a majority of the shares of Rover’s common stock issued and outstanding as of the Record Date.

Adoption of the Merger Agreement and approval of the Merger by our stockholders is a condition to the closing of the Merger.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of Rover’s common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.
Failure to have your shares of Rover’s common stock voted at the Special Meeting will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger, but will have no effect on the outcome of the Adjournment Proposal, assuming a quorum is present.
If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted: (1) “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger; and (2) “AGAINST” the Adjournment Proposal. Abstentions will be counted as present for purposes of determining whether a quorum exists.
A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote your shares. As described elsewhere in this proxy statement, we do not expect any broker non-votes. If there are broker non-votes, they will not be counted for the purpose of determining whether a quorum is present. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Rover’s common stock will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger, but will have no effect on the outcome of the Adjournment Proposal, assuming a quorum is present.
Shares Held by Rover’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of Rover’s common stock, representing approximately [ ]% of the shares of Rover’s common stock outstanding on the Record Date.
Each of the Voting Agreement Stockholders has entered into a Voting Agreement that obligates such holder to vote all of such holder’s shares of Rover’s common stock for the adoption of the Merger Agreement and approval of the Merger on the terms and conditions set forth in the Voting Agreement. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of Rover’s common stock. For more information, please see the section of this proxy statement captioned “The Merger—The Voting and Support Agreements.”
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Rover’s common stock (1) “FOR” the adoption of the Merger Agreement and approval of the Merger and (2) “FOR” the Adjournment Proposal.
Certain of our directors and executive officers have interests in the Merger that may be different from, or in addition to, those of our stockholders generally. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger.”
Voting of Proxies
If your shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote at the Special Meeting virtually. Additionally, you may grant a proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You should follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Proxies submitted by telephone or via the internet for the matters brought before the Special Meeting as described in this proxy statement must be received by [ ], Pacific Time, [ ], 2024. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your specified voting directions.
If you plan to attend the Special Meeting virtually and wish to vote at the Special Meeting, you may vote your shares during the meeting by following the instructions on your proxy card. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote, your vote will revoke any previously submitted proxy. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by proxy will be counted.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the specified directions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the Adjournment Proposal. If any other matters properly come before the Special Meeting and you deliver a properly executed and dated proxy card to us, your shares of Rover’s common stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting virtually and voting with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting virtually and vote your shares at the Special Meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger but will not have any effect on the Adjournment Proposal, assuming a quorum is present.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;
•delivering a written notice of revocation to our Corporate Secretary at Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, Washington 98101, Attention: Corporate Secretary prior to the Special Meeting; or
•attending the Special Meeting virtually and voting at the Special Meeting.
If you attend the Special Meeting and vote, your vote will revoke any previously submitted proxy. You may attend the Special Meeting virtually without voting at the Special Meeting, in which case your previous vote by proxy will be counted.
If you hold your shares of Rover’s common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Rover Board’s Recommendation
The Rover Board, after considering various factors described under the caption, “The Merger—Recommendation of the Rover Board and Reasons for the Merger,” has (1) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (3) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger in accordance with the DGCL.

Accordingly, the Rover Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and approval of the Merger; and (2) “FOR” the Adjournment Proposal.
Adjournment
In addition to the proposal to adopt the Merger Agreement and approve the Merger, Rover’s stockholders are also being asked to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional votes or proxies in favor of the proposal to adopt the Merger Agreement and approve the Merger if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger, or the Adjournment Proposal. If a quorum is not present, the chairperson of the Special Meeting or the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, may adjourn the Special Meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, if any, date or time, even if a quorum is present. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Rover. We have retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee not to exceed $45,000, plus reasonable out-of-pocket expenses. We will indemnify this firm against losses arising out of its provisions of these services on Rover’s behalf. In addition, we will reimburse banks, brokers, and other nominees representing beneficial owners of shares of Rover’s common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Innisfree or, without additional compensation, by certain of Rover’s directors, officers, and employees, personally or by telephone, email, fax or over the internet.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement and approve the Merger, we anticipate that the Merger will be consummated in the first calendar quarter of 2024. The exact timing of completion of the Merger cannot be predicted with certainty because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.
Appraisal Rights
If the Merger is consummated, Rover’s stockholders (including beneficial owners of shares of common stock) who (1) do not vote in favor of the adoption of the Merger Agreement and approval of the Merger; (2) continuously hold or own, as applicable, their shares of Rover’s common stock through the Effective Time; (3) properly perfect appraisal of their shares of Rover’s common stock; (4) meet certain other conditions and statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of Rover’s common stock in connection with the Merger under Section 262 if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that holders of shares of Rover’s common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 will be entitled to seek appraisal of their shares of Rover’s common stock by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Rover’s common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger. Such persons seeking appraisal rights shall receive, with respect to their shares of Rover’s common stock (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown), interest on the amount determined by the Delaware Court of Chancery to be the fair value from the Effective Time through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares of Rover’s common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of their shares of Rover’s common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Rover’s common stock.
To exercise appraisal rights, the stockholder of record or a beneficial owner must (1) submit a written demand for appraisal to Rover before the vote is taken on the proposal to adopt the Merger Agreement and approve the Merger; (2) not vote, in person or by proxy, in favor of the proposal to adopt the Merger Agreement and approve the Merger; (3) continue to hold of record or own beneficially the subject shares of Rover’s common stock through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262. The failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Rover unless certain conditions are satisfied by the persons seeking appraisal. The requirements under Section 262 for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. You may find an electronic copy of Section 262 available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this proxy statement, or any of the documents incorporated herein or therein by reference, and the actual text of Section 262, the actual text of Section 262 controls. If you hold your shares of Rover’s common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker, or other nominee.
Delisting and Deregistration of Rover’s Common Stock
If the Merger is completed, the shares of Rover’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Rover’s common stock will no longer be publicly traded.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Rover’s common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [ ], 2024
This proxy statement is available through the SEC’s website at www.sec.gov and on the “SEC Filings” section of Rover’s website located at https://investors.rover.com/financial-information/sec-filings. The information included on Rover’s website is not incorporated herein by reference.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Upon written or oral request, we will deliver promptly a separate copy of the proxy statement to any stockholder at a shared address to which we delivered a single copy of the proxy statement. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a stockholder of record, please call Broadridge Financial Solutions, Inc. toll-free at 1-866-540-7095 in the United States, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting Broadridge Financial Solutions, Inc. in the same manner.
If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Rover’s common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call: (877) 750-8332 (TOLL-FREE from the United States and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

THE MERGER
This discussion of the Merger and the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you. Unless indicated otherwise, any capitalized term used in this section and not otherwise defined has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, Washington 98101
(888) 453-7889
Headquartered in Seattle, Washington, Rover is the world’s largest online marketplace for pet care. We connect pet parents with caring pet care providers who offer overnight services, including boarding and in-home pet sitting, and daytime services, including doggy day care, dog walking, drop-in visits, and dog training. We currently operate in the United States, Canada, the United Kingdom, Spain, France, Sweden, Italy, Germany, Norway, and the Netherlands.
We believe in the unconditional love of pets, and Rover exists to make it possible for everyone to experience this love in their lives. Rover exists to give pet parents an alternative to relying on friends and family, neighbors, and commercial providers for pet care. We also exist to give pet care providers a greater opportunity to spend time with pets in their neighborhoods. Our online marketplace for pet care aims to match pet parents with pet lovers who provide excellent pet care while earning extra income. Our simple and easy-to-use platform enables pet parents to easily discover the right pet care providers, book services, communicate with providers, as well as read and write reviews. Our platform enables pet care providers to independently set pricing, create a profile, manage bookings, communicate with pet parents, define the terms and delivery of their services, and receive payment, all in a simple and cost-effective way. Rover’s common stock is listed on Nasdaq under the symbol “ROVR.”
Biscuit Parent, LLC
Parent was formed on November 21, 2023 by investment funds managed by affiliates of Blackstone solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Parent’s principal executive office is located at 101 California Street, 44th Floor, San Francisco, California 94111. Upon completion of the Merger, Rover will be a wholly owned subsidiary of Parent.
Biscuit Merger Sub, LLC
Merger Sub is a wholly owned subsidiary of Parent and was formed on November 21, 2023 by Parent solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Merger Sub’s principal executive office is located at 101 California Street, 44th Floor, San Francisco, California 94111. Upon completion of the Merger, Merger Sub will cease to exist.
Parent and Merger Sub are affiliates of investment funds managed by affiliates of Blackstone. Blackstone is one of the world’s leading investment firms, with Total Assets Under Management of over $1 trillion as of December 31, 2023.
At the Effective Time, Rover, as the Surviving Corporation, will be indirectly owned by Blackstone.

Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Rover, with Rover continuing as the Surviving Corporation. Following the Merger, Rover’s common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, Rover’s common stock will be deregistered under the Exchange Act, and Rover will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect on Rover if the Merger is Not Completed
If the Merger Agreement is not adopted by Rover stockholders, or if the Merger is not completed for any other reason:
•the stockholders will not be entitled to, nor will they receive, any payment for their respective equity interests pursuant to the Merger Agreement;
•(a) Rover will remain an independent public company, (b) Rover’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (c) Rover will continue to file periodic reports with the SEC;
•the price of Rover’s common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Rover’s common stock would return to the price at which it trades as of the date of this proxy statement;
•the Rover Board will continue to evaluate and review Rover’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Rover Board will be offered or that Rover’s business, prospects and results of operations will be adversely impacted); and
•if the Merger Agreement is terminated under certain specified circumstances, Rover will be required to pay Parent a termination fee of $72.0 million. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Termination Fee.”
Merger Consideration
Rover’s Common Stock
At the Effective Time, each share of Rover’s common stock that is outstanding as of immediately prior to the Effective Time (other than certain exceptions, including shares of Rover’s common stock owned by Rover, Parent or Merger Sub or by stockholders or beneficial owners of Rover’s common stock who have neither voted in favor of the Merger nor consented to the Merger in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Rover’s common stock in accordance with Section 262) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price, without interest and subject to applicable tax withholdings.
After the Merger is completed, you will have the right to receive the Per Share Price in respect of each share of Rover’s common stock that you own (subject to applicable tax withholdings), but you will no longer have any rights as a stockholder (except that Rover stockholders and beneficial owners who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares of Rover’s common stock as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights”.
Outstanding Company Options and Company RSUs

The Merger Agreement provides that equity awards granted under Rover’s equity incentive plans, including Company Options and Company RSUs, that are outstanding and vested as of immediately prior to the Effective Time will be cancelled and converted into cash consideration equal to $11.00 multiplied by the number of shares subject to the vested equity award (less the applicable per share exercise price, with respect to any vested Company Options), subject to any required tax withholdings, payable shortly after the Closing of the Merger. Equity awards that are outstanding and unvested as of immediately prior to the Effective Time will be cancelled and converted into the Cash Replacement Amount equal to $11.00 multiplied by the number of shares subject to the unvested equity award (less the applicable per share exercise price, with respect to any unvested Company Options), subject to any required tax withholdings. The payment of the Cash Replacement Amount will be subject to generally the same terms as the corresponding, cancelled equity award, including vesting conditions. Rover’s equity incentive plans will terminate as of the Effective Time. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Merger Consideration—Outstanding Company Options and Company RSUs”.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation of or among the Rover Board, Blackstone, their respective representatives or other parties.
The Rover Board regularly evaluates Rover’s strategic direction and ongoing business plans with a view toward strengthening its business and enhancing stockholder value. As part of this evaluation, the Rover Board has from time to time considered various potential strategic alternatives. These have included, among others, (1) the continuation of, and potential improvements to, Rover’s business plan, with Rover remaining an independent entity; (2) investment in, and development of, new products and functionalities to improve Rover’s customer acquisition, average booking values, take rates, cancellation rates and efficiency of operations; (3) potential market and geographical expansion initiatives through internal development, acquisitions, partnerships or other commercial relationships; (4) share repurchases and other capital allocation alternatives; and (5) business combinations and other financial and strategic alternatives, including a possible sale of Rover. In addition, members of Rover management regularly hold introductory and informational meetings with actual and potential investors in Rover, including financial sponsors that may have an interest in engaging in a potential strategic transaction with Rover. Rover management regularly updates the Rover Board with respect to these meetings, including as described below.
In December 2022, representatives of Blackstone connected with Aaron Easterly, Rover’s chief executive officer and board member, and Charlie Wickers, Rover’s chief financial officer, and requested an introductory meeting with Rover management to become acquainted with Rover’s business.
On December 14, 2022, pursuant to Blackstone’s request, Mr. Easterly and a Rover investor relations executive met with representatives of Blackstone for a mutual introduction and to discuss Rover’s business. No specific transaction or proposal was discussed.
On February 15, 2023, a representative of a financial sponsor, which we refer to as “Party A,” contacted Adam H. Clammer, a director of Rover, to indicate Party A’s preliminary interest in a potential acquisition of Rover at an unspecified market premium. No additional transaction terms were discussed. Mr. Clammer was acquainted with the representative of Party A through relationships in the venture financing and private equity industry.
On February 16, 2023, the Rover Board held a regularly scheduled meeting, with Rover management and representatives of Wilson Sonsini Goodrich & Rosati, P.C., Rover’s outside legal counsel (“Wilson Sonsini”), in attendance. Mr. Clammer and members of Rover management updated the Rover Board with respect to the acquisition interest expressed by Party A. Members of Rover management reviewed with the Rover Board Rover’s current and prospective operational and financial performance. Representatives of Wilson Sonsini reviewed with the Rover Board its fiduciary duties under Delaware law. The Rover Board determined not to pursue a sale transaction at that time based on its review of Rover’s current and prospective operational and financial performance relative to the trading performance of Rover’s common stock and the valuation the Rover Board believed could reasonably be achieved in a sale of Rover at that time. However, it was the consensus of the Rover Board that Rover management should continue to meet with existing and potential investors consistent with Rover management’s customary investor education practices and to gain additional information regarding how Rover was perceived by the investment community.
On March 7, 2023, at Blackstone’s request, members of Rover management met with representatives of Blackstone to discuss developments in Rover’s business. No specific transaction or proposal was discussed.
On March 13, 2023, at Party A’s request, Mr. Easterly and another member of Rover management met with representatives of Party A to discuss Rover’s business. No specific transaction or proposal was discussed. Representatives of Party A did not reach out to representatives of Rover again until November 16, 2023, as further described below, and Rover did not provide confidential information regarding to Rover to Party A as part of these discussions.
In March 2023, a representative of a financial sponsor, which we refer to as “Party B,” contacted Mr. Easterly and requested an introductory meeting with Rover management learn more about Rover’s business and the industry in which Rover operates.
On March 30, 2023, at Party B’s request, Mr. Easterly and other members of Rover management met with representatives of Party B to discuss Rover’s business. During the meeting, Rover management shared publicly available information regarding Rover and its business and the parties acknowledged the limitations on the information that Rover would share in the absence of a confidentiality agreement. A confidentiality agreement was not entered into with Party B until June 6, 2023 (and confidential information regarding Rover was not provided by Rover to Party B prior to that time), as further described below. No specific transaction or proposal was discussed.
On May 17, 2023, Mr. Easterly met with a representative of Party B who expressed a desire to learn more about Rover’s business.
On May 25, 2023, at Blackstone’s request, Scott Jacobson, a director of Rover, met with representatives of Blackstone to discuss Rover’s business. No specific transaction or proposal was discussed. Mr. Jacobson was acquainted with the representatives of Blackstone through relationships in the venture financing and private equity industry.
On May 30, 2023, at Blackstone’s request, Mr. Easterly and other members of Rover management met with representatives of Blackstone to discuss Blackstone’s investor profile and Rover’s business and the industry in which Rover operates. During the meeting, Rover management shared publicly available information regarding Rover and its business, and the parties acknowledged the limitation on the information that Rover would share in the absence of a confidentiality agreement. A confidentiality agreement was not entered into with Blackstone until October 16, 2023 (and confidential information regarding Rover was not provided by Rover to Blackstone prior to that time), as further described below. No specific transaction or proposal was discussed.
On June 1, 2023, the Rover Board held a regularly scheduled meeting with Rover management and representatives of Wilson Sonsini in attendance. Members of Rover management updated the Rover Board with respect to Rover’s meetings with potential investors, including the discussions with Blackstone, Party A and Party B described above. Members of Rover management noted that no specific financial or other terms of a potential acquisition had been discussed. Members of Rover management reviewed with the Rover Board Rover’s current and prospective operational and financial performance. The Rover Board determined not to pursue a sale transaction at that time based on its review of Rover’s current and prospective operational and financial performance relative to the trading performance of Rover’s common stock and the valuation the Rover Board believed could reasonably be achieved in a sale of Rover at that time. However, it was the consensus of the Rover Board that Rover management should continue to meet with existing and potential investors, consistent with Rover management’s customary investor education practices and to gain additional information regarding how Rover was perceived by the investment community.
On June 4, 2023, Blackstone delivered to Rover a written, non-binding indication of interest to acquire Rover for $6.75 to $7.15 per share in cash (which we refer to as the “Initial Blackstone Proposal”). The Initial Blackstone Proposal was based on publicly available information. As part of the Initial Blackstone Proposal, Blackstone requested that Rover enter into an agreement to negotiate exclusively with Blackstone with respect to a potential sale transaction, but also expressed that it would be willing to include a “go-shop” provision in the definitive agreement for a transaction if Rover agreed to negotiate exclusively. The Initial Blackstone Proposal noted that, subject to the consent of the Rover Board and applicable procedural protections, at the appropriate time, Blackstone would be open to discussing a potential “rollover” from certain existing Rover stockholders, but that a “rollover” was not required or contemplated as part of the proposal. The Initial Blackstone Proposal also stated that the acquisition would be supported by a full “equity backstop” from funds affiliated with Blackstone.
On June 5, 2023, Mr. Easterly informed the Rover Board of the Initial Blackstone Proposal. Each member of the Rover Board confirmed their agreement with Mr. Easterly that, based on the discussion of Rover’s current and prospective operational and financial performance at the most recent meeting of the Rover Board, the valuation range expressed in the Initial Blackstone Proposal did not warrant engaging with Blackstone at that time with respect to a potential sale transaction. That message was subsequently delivered to representatives of Blackstone.
On June 6, 2023, Rover executed a confidentiality agreement with Party B, which did not contain a “standstill” provision restricting Party B from making proposals with respect to the acquisition of Rover. Rover management entered into the confidentiality agreement with Party B with the intent to provide non-public information regarding Rover to Party B in its capacity as a potential investor in Rover, consistent with Rover’s customary investor education practices and the prior authorization of the Rover Board.
On June 9, 2023, Mr. Easterly met with a representative of Party B to discuss Party B’s investor profile and Rover’s business and the industry in which Rover operates. No specific transaction or proposal was discussed. From time to time over the next two months, Mr. Easterly and representatives of Party B met to discuss Rover’s business; during these conversations, Party B raised the preliminary possibility of a investment by Party B in Rover, but no specific transaction or proposal was discussed.
On July 5, 2023, a representative of Blackstone contacted Mr. Clammer to discuss Blackstone’s interest in Rover. Mr. Clammer was acquainted with the representative of Blackstone through relationships in the venture financing and private equity industry. Mr. Clammer indicated that, subject to the consent of the Rover Board and applicable procedural protections, True Wind Capital Management, L.P., and certain affiliates thereof (collectively, the “True Wind Parties”) might be interested in pursuing a potential “rollover” of a portion of their equity interests in Rover as offered in the Initial Blackstone Proposal, depending on the terms of the acquisition, and the representative of Blackstone indicated that, subject to the consent of the Rover Board and applicable procedural protections, Blackstone would be open to discussing such a rollover at an appropriate time.
On August 1, 2023, Rover issued a press release announcing its second quarter financial results and increased its revenue and adjusted EBITDA guidance for fiscal year 2023.
On September 5, 2023, at Blackstone’s request, Mr. Easterly and another member of Rover management met with representatives of Blackstone to discuss Rover’s business and the industry in which Rover operates. No specific transaction or proposal was discussed.
On September 6, 2023 and September 7, 2023, representatives of Blackstone separately contacted Mr. Easterly, Mr. Clammer and Mr. Jacobson to inform them that Blackstone intended to submit a revised proposal to acquire Rover.
Later on September 7, 2023, Blackstone delivered to Rover a written, non-binding indication of interest to acquire Rover for $9.50 per share in cash (which we refer to as the “First Revised Blackstone Proposal”). The First Revised Blackstone Proposal was based on publicly available information. As part of the First Revised Blackstone Proposal, Blackstone requested that Rover enter into an agreement to negotiate exclusively with Blackstone with respect to a potential sale transaction, but also expressed that it would be willing to include a “go-shop” provision in the definitive agreement for a transaction if Rover agreed to negotiate exclusively. The First Revised Blackstone Proposal noted that Blackstone would be open to discussing a potential “rollover” from certain existing Rover stockholders, subject to the consent of the Rover Board and applicable procedural protections, but that a “rollover” was not required or contemplated as part of the proposal. The First Revised Blackstone Proposal also stated that the acquisition would be supported by a full “equity backstop” from funds affiliated with Blackstone.

On September 12, 2023, the Rover Board met with members of Rover management and representatives of Wilson Sonsini in attendance. Members of Rover management reviewed the First Revised Blackstone Proposal. The representatives of Wilson Sonsini reviewed with the Rover Board its fiduciary duties under Delaware law. Members of Rover management reviewed with the Rover Board Rover’s current and prospective operational and financial performance. The Rover Board determined to solicit preliminary financial perspectives of the First Revised Blackstone Proposal from a financial advisor and considered potential candidates to serve as financial advisor to the Company. Members of the Rover Board were well-acquainted with qualifications and experience of Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) acting as financial advisor to companies in Rover’s industry, including in light of Goldman Sachs’ role as broker in Rover’s share repurchase program, and members of Rover management had previously met with representatives of Goldman Sachs from time to time to discuss Rover’s business. The Rover Board authorized Rover management to invite representatives of Goldman Sachs to the next meeting of the Rover Board to share their financial analysis of the First Revised Blackstone Proposal.
On September 15, 2023, a representative of Party B contacted Mr. Clammer to verbally express Party B’s preliminary interest in a potential acquisition of Rover for $8.00 to $10.00 per share in cash. Mr. Clammer was acquainted with the representative of Party B through relationships in the venture financing and private equity industry. No additional transaction terms were discussed.
Later on September 15, 2023, the Rover Board met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. Representatives of Goldman Sachs presented their preliminary financial analysis of the First Revised Blackstone Proposal, as well as their preliminary views on Rover’s financial profile and its strategic alternatives. The Rover Board discussed (1) the possibility of engaging with Blackstone regarding a potential sale transaction, including the likelihood that Blackstone would improve its acquisition proposal, (2) the possibility of initiating a process to solicit interest regarding a strategic transaction involving Rover from other potential counterparties at that time and (3) other strategic alternatives available to Rover, including continuing to execute Rover’s standalone business plan. The Rover Board discussed other potential counterparties with which Rover might consider engaging based on those parties’ expected or previously expressed interest in a potential strategic transaction with Rover, the potential strategic rationale for a transaction with Rover and the likelihood that such parties would be willing or able to consummate a transaction on more attractive terms than Blackstone. As part of this discussion, members of Rover management and Mr. Clammer informed the Rover Board that Party B had expressed a preliminary interest in acquiring Rover for $8.00 to $10.00 per share in cash. The Rover Board also discussed the potential risks of initiating a process to solicit transaction interest from other potential counterparties, including potential public disclosure leaks, Rover management and employee distraction, and adverse impacts on Rover’s business and employee morale, as well as the risk that Blackstone may not be willing to engage in a transaction following a solicitation process due to timing and reputational concerns. In this regard, the Rover Board noted the greater likelihood of those risks in a wider private or public process relative to a more targeted outreach. The Rover Board also noted that the First Revised Blackstone Proposal contemplated the inclusion in the definitive agreement of a “go-shop” that would allow Rover to conduct an active “market check” after a transaction was announced. The representatives of Wilson Sonsini reviewed with the Rover Board its fiduciary duties under Delaware law. Members of Rover management reviewed with the Rover Board Rover’s current and prospective operational and financial performance. Members of Rover management also discussed with the Rover Board potential opportunities and execution risks with respect to Rover’s future financial performance, including based on potential strategic expansion initiatives, trends in Rover’s business and industry and potential macroeconomic risks. The Rover Board directed management to prepare and present to the Rover Board an updated draft of Rover management’s long-term business plan for Rover, reflecting Rover management’s then-current best estimate as to the future financial performance of Rover. The Rover Board considered, without representatives of Goldman Sachs in attendance, the qualifications and expertise of Goldman Sachs to act as financial advisor to Rover. The Rover Board also considered the conflict disclosure letter regarding Goldman Sachs’ and its representatives’ relationships with Blackstone prepared by Goldman Sachs and previously made available to the Rover Board. Although the Rover Board concluded that Goldman Sachs’ and its representatives’ relationships with Blackstone would not impair Goldman Sachs’ ability to act as financial advisor to the Company in connection with a potential sale of Rover, the Rover Board discussed the possibility of engaging another financial advisor in addition to Goldman Sachs to provide another fairness opinion in the event of a sale of Rover in light of the extent of those relationships. Additional information about Goldman Sachs’ relationships with Blackstone and its affiliates is contained in the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs.” The Rover Board directed Rover management and Wilson Sonsini to negotiate an engagement of Goldman Sachs and to solicit Goldman Sachs’ further views on potential counterparties with which Rover might consider engaging as part of a potential solicitation process.
On September 19, 2023, the Rover Board met with members of Rover management and representatives of Wilson Sonsini in attendance. Members of Rover management provided an update on its discussions with representatives of Goldman Sachs regarding a potential process to solicit interest from other potential acquirers. The Rover Board again discussed the possibility of initiating a solicitation process as part of a "market check" prior to executing a potential transaction with Blackstone, as well as the potential risks of initiating such a process as discussed at the prior meeting and the increased likelihood of those risks in a wider private or public process relative to a more targeted outreach. The Rover Board authorized Rover management, with the assistance of representatives of Goldman Sachs’, to reach out to Party B, as well as three other potential strategic acquirers (which we refer to as “Party C,” “Party D” and “Party E”) to solicit their interest in a potential acquisition of Rover while Rover was evaluating the First Revised Blackstone Proposal. The Rover Board selected these counterparties based on the Rover Board’s belief that they would be the most likely to be interested in a potential acquisition of Rover on more attractive terms than Blackstone. In particular, the Rover Board believed that other financial sponsors, including Party A, were not likely to be in a position to execute an acquisition of Rover at a higher value than Blackstone and, if they could, would have an opportunity to do so following the execution of a potential transaction pursuant to the “go-shop” proposed by Blackstone; the Rover Board determined to engage with Party B, however, because the upper end of the proposed valuation range for a potential acquisition of Rover it had communicated to Mr. Clammer exceeded the First Revised Blackstone Proposal. In response to the First Revised Blackstone Proposal, the Rover Board discussed whether any existing investors in Rover would be interested in pursuing a “rollover” of some or all of their equity interests in Rover, and continue to beneficially own a direct or indirect equity interest in the acquired company rather than receiving the acquisition consideration received by Rover’s stockholders generally in the acquisition. Mr. Clammer indicated that the True Wind Parties might be interested in such a rollover depending on the terms of the acquisition. Greg Gottesman, a director and co-founder of Rover, indicated that he may also consider such a rollover. Mr. Gottesman was previously a founding partner with Madrona Venture Group, an investor in Rover. Mr. Gottesman confirmed to Mr. Easterly later that day, however, that he would not expect to participate in a rollover in connection with a sale of Rover. It was the consensus of the Rover Board that all of the directors’ perspectives would be helpful to the Rover Board’s evaluation of a potential sale of Rover or other strategic alternatives, but that the Rover Board also would expect to meet from time to time without any director that was considering a rollover in attendance to discuss these matters and that any such directors would recuse themselves from the Rover Board’s discussion of these matters if and when the Rover Board authorized them, or their respective affiliates, to engage in discussions with a potential acquirer regarding a rollover. It was the expectation of the Rover Board that such discussions regarding a rollover, if any, would not be authorized until Rover had a reached a preliminary agreement on the key terms of any potential acquisition with the acquirer; in this regard, the Rover Board intended that any consideration or discussion of a rollover by existing Rover investors would not have an impact on the terms or timeline of a potential acquisition of Rover. Members of Rover management also discussed with the Rover Board a timeline for the proposed “market check” and the execution of a potential transaction. Following discussion, for convenience and efficiency, the Rover Board established a transaction committee of the Rover Board (the “Transaction Committee”) composed of Scott Jacobson, Kristina Leslie and Erik Prusch (with Mr. Prusch serving as the chairman of the Transaction Committee), and authorized and empowered the Transaction Committee to work with Rover management, Wilson Sonsini and Rover’s other advisors to explore, evaluate, consider, review, and negotiate the terms of a potential strategic transaction involving Rover, including in response to the First Revised Blackstone Proposal, and to oversee and direct Rover management and Rover’s advisors with respect to such matters. The Rover Board retained the exclusive power and authority to approve the final decision on pursuing a potential strategic alternative, including a potential sale of Rover to Blackstone or any other acquirer. It was also understood that the Rover Board would continue to have an active role in (1) evaluation of the First Revised Blackstone Proposal, (2) any discussions with Blackstone or other potential acquirers with respect to a potential transaction and (3) any broader review of strategic alternatives, and that the Transaction Committee would update and seek input from the Rover Board as appropriate. At this time, the members of the Transaction Committee invited the other members of the Rover Board to attend future meetings of the Transaction Committee to share their perspectives on these matters, in light of their determination that these other directors’ perspectives, including Mr. Clammer’s knowledge of and experience in the private equity industry, would be helpful to the Transaction Committee’s evaluation and negotiation of a potential strategic transaction. The Transaction Committee was formed in light of the benefits, convenience and efficiency of having a subset of directors, on behalf of the Rover Board, oversee such matters given (1) the potentially significant workload that would be involved in any decision to evaluate or negotiate a sale of Rover or other strategic alternatives; and (2) the possibility that Rover management and Rover’s advisors would need feedback and direction on relatively short notice. The Transaction Committee was not formed due to potential or actual conflicts of interest of any director or officer of Rover. The Rover Board did not condition an acquisition of Rover by Blackstone or any other third party on the affirmative recommendation or approval of the Transaction Committee. It was the consensus of the Rover Board that Rover management should develop and present to the Rover Board a long-term business plan for Rover reflecting Rover management’s then-current estimate of Rover’s future financial performance against which the First Revised Blackstone Proposal could be evaluated. The Rover Board also instructed Rover management to communicate to Blackstone that it would require additional time to evaluate the First Revised Blackstone Proposal as it prepared and reviewed Rover’s long-term business plan, and that message was subsequently delivered to representatives of Blackstone.
On September 20, 2023, Mr. Easterly reached out to representatives of Party B to inform them that Rover had received concrete acquisition interest, and to offer Party B the opportunity to re-engage with Rover with respect to a potential strategic transaction in light of Party B’s prior expressed interest in a potential strategic transaction involving Rover. Mr. Easterly noted that Party B previously expressed a preliminary interest in acquiring Rover for $8.00 to $10.00 per share in cash, and also noted his belief that an acquisition proposal by Party B would need to be above the upper end of that proposed range to be attractive to the Rover Board. The representatives of Party B requested additional due diligence information regarding Rover, and Mr. Easterly noted that Rover expected Party B would enter into a new confidentiality agreement more appropriate for potential discussions regarding a potential strategic transaction.
On September 22, 2023, Rover and Party B entered into a new confidentiality agreement, which contained “standstill” provisions restricting Party B from making public proposals with respect to the acquisition of Rover without Rover’s prior consent, which restrictions would terminate upon the occurrence of, among other things, Rover’s execution of a definitive agreement providing for the acquisition of more than 50% of Rover’s outstanding voting securities; these “standstill” provisions expressly did not prevent Party B from making confidential acquisition proposals to the Rover Board, and did not include “don’t ask, don’t waive” provisions prohibiting Party B from requesting that Rover release Party B from its “standstill” restrictions.
Also on September 22, 2023, the Transaction Committee met with members of Rover management and representatives of Wilson Sonsini in attendance. No other non-management members of the Rover Board were in attendance. Members of Rover management provided an update on discussions with representatives of Blackstone and Party B, including Party B’s request for due diligence information regarding Rover. The Transaction Committee instructed Rover management to provide Party B with preliminary due diligence information in order to allow Party B to prepare an acquisition proposal. Members of Rover management also provided an update on their preparation of a long-term business plan for Rover. Representatives of Wilson Sonsini provided an update on the negotiation of the terms of Goldman Sachs’ potential engagement as financial advisor to Rover. Although the Transaction Committee concluded that Goldman Sachs’ and its representatives’ relationships with Blackstone would not impair Goldman Sachs’ ability to act as financial advisor to the Company in connection with a potential sale of Rover, the Transaction Committee discussed the possibility of engaging another financial advisor in addition to Goldman Sachs to provide another fairness opinion in the event of a sale of Rover in light of the extent of those relationships. The Transaction Committee directed Rover management and Wilson Sonsini to continue negotiating the engagement of Goldman Sachs.
Later on September 22, 2023, members of Rover management met with representatives of Party B to provide an overview of Rover’s business and preliminary due diligence information. No specific transaction was proposed or discussed.
On September 25, 2023, the Transaction Committee met with members of Rover management and representatives of Wilson Sonsini in attendance. No other non-management members of the Rover Board were in attendance. Members of Rover management provided an update on Party B’s due diligence review of Rover. The Transaction Committee discussed the coordination of Rover’s solicitation of Party C, Party D and Party E, as previously authorized by the Rover Board.
On September 27, 2023, the Transaction Committee met with Mr. Clammer, members of Rover management and representatives of Wilson Sonsini and Goldman Sachs in attendance. Members of Rover management and representatives of Goldman Sachs provided an update on the progress of Rover’s solicitation process as authorized by the Rover Board. The Transaction Committee discussed other potential counterparties with which Rover might consider engaging and determined not to reach out to additional counterparties at this time based on considerations previously discussed by the Rover Board. The Transaction Committee also met in executive session, without other non-management members of the Rover Board or representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
Also on September 27, 2023, members of Rover management met with representatives of Party B to discuss Rover’s business, including Rover management’s expectations for Rover’s performance in the third quarter of 2023 and the remainder of 2023. No specific transaction was proposed or discussed.
On September 29, 2023, at the direction of the Rover Board, representatives of Goldman Sachs reached out to representatives of each of Party C and Party D to solicit their respective interest in a potential strategic transaction involving Rover.
Also on September 29, 2023, the Transaction Committee met with Mr. Clammer, members of Rover management and representatives of Wilson Sonsini in attendance. Members of Rover management provided an update on discussions with Party B, Party C and Party D, as well as representatives of Goldman Sachs’ efforts to contact Party E, in each case as previously authorized by the Rover Board. The representatives of Wilson Sonsini provided an update on negotiation of the terms of Goldman Sachs’ potential engagement as financial advisor to Rover. The Transaction Committee also met in executive session, without other non-management members of the Rover Board or representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
On October 3, 2023, representatives of Party C contacted representatives of Goldman Sachs to indicate that they would not be interested in pursuing a potential strategic transaction involving Rover.
Also on October 3, 2023, representatives of Party D contacted representatives of Goldman Sachs to indicate that they would not be interested in pursuing a potential strategic transaction involving Rover.
On October 4, 2023, the Transaction Committee met with other non-management members of the Rover Board, members of Rover management and representatives of Wilson Sonsini in attendance. Members of Rover management provided an update on discussions with Party B, Party C and Party D, including that Party C and Party D had declined to engage in discussions with Rover regarding a potential transaction. The Transaction Committee also met in executive session, without other non-management members of the Rover Board; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
Also on October 4, 2023, Party B delivered a written, non-binding proposal to acquire Rover for $8.00 per share in cash (which we refer to as the “Party B Proposal”). The Party B Proposal contemplated that Party B’s acquisition proposal may be supported by a combination of equity and debt financing commitments, as opposed to a full “equity backstop,” offering less closing certainty to Rover than the First Revised Blackstone Proposal at a lower proposed deal price. The Party B Proposal did not address any other substantive terms of an acquisition of Rover.
On October 5, 2023, the Rover Board met with members of Rover management and representatives of Wilson Sonsini in attendance. Members of Rover management provided an update on the solicitation of additional acquisition interest from other potential acquirers, including receipt of the Party B Proposal and that Party C and Party D had declined to engage in discussions with Rover regarding a potential transaction. Members of Rover management reviewed with the Rover Board the long-term business plan for Rover reflecting Rover management’s then-current estimate of Rover’s future financial performance, including unaudited prospective financial information for fiscal years 2023 through 2033 (which we refer to as the “October 2023 long-term plan”). Additional information about the preparation and substance of the October 2023 long-term plan is contained in the section of this proxy statement captioned “The Merger—Unaudited Prospective Financial Information.” Members of Rover management discussed with the Rover Board the assumptions, growth drivers and execution risks in the October 2023 long-term plan, including that the October 2023 long-term plan did not include any potential impact arising from near-term macroeconomic risks or from certain strategic expansion initiatives, including applicable operating expenses and revenue, in light of the execution risk of these initiatives. Following discussion, the Rover Board approved the October 2023 long-term plan and authorized Rover management to provide the October 2023 long-term plan to representatives of Goldman Sachs. Members of Rover management and representatives of Wilson Sonsini reviewed proposed terms of Goldman Sachs’ engagement as financial advisor to Rover, and the Rover Board authorized Rover management to enter into an engagement letter with Goldman Sachs on the terms discussed at the meeting.
On October 6, 2023, the Rover Board met with members of Rover management and representatives of Wilson Sonsini and Goldman Sachs in attendance. Representatives of Goldman Sachs presented to the Rover Board a preliminary financial analysis of Rover based on the October 2023 long-term plan, and financial perspective on the First Revised Blackstone Proposal and the Party B Proposal. The Rover Board also discussed with members of Rover management potential valuation upside that might arise from the successful execution of the strategic expansion initiatives that had not been factored into the October 2023 long-term plan. Based on these discussions, it was the consensus of the Rover Board that it would not seek to engage in discussions regarding a potential sale of Rover at this time unless and until a counterparty proposed an acquisition at a valuation of $10.50 to $11.00 per share or higher. The Rover Board discussed with members of Rover management and its advisors how to respond to the First Revised Blackstone Proposal and the Party B Proposal. Following discussion, the Rover Board instructed representatives of Goldman Sachs and Rover management to (1) inform Party B that Rover had received an acquisition proposal at a higher valuation and that Party B would need to improve its proposal to engage with Rover further regarding a proposed acquisition transaction and (2) inform Blackstone that its proposal was inadequate, but to provide Blackstone with additional due diligence information regarding Rover to allow it to increase the valuation of its proposal. Those messages were subsequently delivered to representatives of Party B and Blackstone, respectively. From time to time thereafter, representatives of Party B contacted Mr. Easterly and representatives of Goldman Sachs to discuss the Party B Proposal and to request additional due diligence information regarding Rover, but Party B did not subsequently increase its acquisition proposal.
Also on October 6, 2023, at the direction of the Rover Board, representatives of Goldman Sachs reached out to representatives of Party E to solicit its interest in a potential strategic transaction involving Rover.
Later on October 6, 2023, Rover entered into an engagement letter with Goldman Sachs to act as a financial advisor to Rover in connection with a potential sale of Rover.
On October 11, 2023, the Transaction Committee met with other non-management members of the Rover Board (but not Mr. Clammer), members of Rover management and representatives of Wilson Sonsini and Goldman Sachs in attendance. Members of Rover management and representatives of Goldman Sachs provided an update on discussions with Blackstone, Party B and Party E, including that Rover and Blackstone were negotiating a confidentiality agreement in order to provide Blackstone with additional due diligence information, and that a meeting was being scheduled between members of Rover management, representatives of Blackstone and Goldman Sachs for members of Rover management to provide an overview of Rover’s business and the October 2023 long-term plan. Members of Rover management also provided an update on Rover’s preliminary third quarter 2023 financial results. The Transaction Committee also met in executive session, without other non-management members of the Rover Board or representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent. During the executive session, the Transaction Committee discussed with representatives of Wilson Sonsini further participation in meetings of the Rover Board by any director that was considering a rollover and attendance of any such director at meetings of the Transaction Committee during which a potential sale of Rover would be discussed. The Transaction Committee further discussed the expectation that the Rover Board and Transaction Committee would meet in executive session without any such director in attendance regularly to discuss these matters, and that any such director would recuse themselves from the Rover Board’s discussion of these matters if and when the Rover

Board or the Transaction Committee authorized them, or their respective affiliates, to engage in discussions with a potential acquirer regarding a rollover. It was the expectation of the Transaction Committee that such discussions regarding a rollover, if any, would not be authorized until Rover had a reached a preliminary agreement on the key terms of any potential acquisition with the acquirer; in this regard, the Transaction Committee intended that any consideration or discussion of a rollover by existing Rover investors would not have an impact on the terms or timeline of a potential acquisition of Rover.
Also on October 11, 2023, at the Transaction Committee’s direction, representatives of Wilson Sonsini met with representatives of Simpson Thacher & Bartlett LLP, the True Wind Parties’ outside legal counsel (“Simpson Thacher”), to discuss the process for the True Winds Parties’ discussions with a potential acquirer regarding their participation in a potential “rollover,” including the Rover Board’s and the Transaction Committee’s expectations with respect to Mr. Clammer’s participation in discussions of the Rover Board and the Transaction Committee regarding the sale of Rover and the timing of the True Wind Parties discussion of a rollover with an acquirer, if any, consistent with the prior discussions of the Rover Board and the Transaction Committee regarding these matters, as described above.
On October 16, 2023, Rover and Blackstone entered into a mutual confidentiality agreement, which contained “standstill” provisions restricting Blackstone from making public proposals with respect to the acquisition of Rover without Rover’s prior consent, which restrictions would terminate upon the occurrence of, among other things, Rover’s execution of a definitive agreement providing for the acquisition of more than 50% of Rover’s outstanding voting securities; these “standstill” provisions expressly did not prevent Blackstone from making confidential acquisition proposals to the Rover Board, and did not include “don’t ask, don’t waive” provisions prohibiting Blackstone from requesting that Rover release Blackstone from its “standstill” restrictions.
On October 17, 2023, Mr. Easterly and other members of Rover management met with representatives of Blackstone to provide an overview of Rover’s business and the October 2023 long-term plan, as well as Rover’s preliminary third quarter 2023 financial results. At the meeting, representatives of Blackstone noted their desire to expedite their due diligence review of Rover and negotiate a definitive agreement for an acquisition transaction.
Also on October 17, 2023, representatives of Party E contacted representatives of Goldman Sachs to indicate that they would not be interested in pursuing a potential strategic transaction involving Rover.
On October 18, 2023, the Transaction Committee met with other non-management members of the Rover Board, members of Rover management and representatives of Wilson Sonsini and Goldman Sachs in attendance. Representatives of Goldman Sachs provided an update on discussions with Blackstone and Party E, including that Party E had declined to engage in discussions with Rover regarding a potential transaction, and that Blackstone was seeking to continue its due diligence review of Rover and proceed to negotiate a definitive agreement. The Transaction Committee also met in executive session, without other non-management members of the Rover Board or representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent. The Transaction Committee determined that representatives of Goldman Sachs should respond to Blackstone that Rover would be willing to continue discussions with respect to a potential transaction if Blackstone submitted a proposal at a higher valuation. That message was subsequently delivered to Blackstone, and in response, representatives of Blackstone requested that Rover provide guidance on the valuation the Rover Board was seeking in a sale of Rover.
On October 19, 2023, the Transaction Committee met with members of Rover management and representatives of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. Representatives of Goldman Sachs provided an update on discussions with Blackstone, including Blackstone’s request that Rover provide valuation guidance with respect to a sale of Rover. It was the consensus of the Transaction Committee not to provide valuation guidance at this time, in light of the anticipated positive third quarter financial results Rover expected to announce in November. That message was subsequently delivered by representatives of Goldman Sachs to Blackstone.
On October 20, 2023, the Transaction Committee met with Mr. Clammer, members of Rover management and representatives of Wilson Sonsini and Goldman Sachs in attendance. Representatives of Goldman Sachs provided an update on discussions with Blackstone. The Transaction Committee discussed the negotiation of a potential transaction with Blackstone; it was the expectation of the Transaction Committee that, based on Rover’s feedback, Blackstone would not re-engage meaningfully until after Rover announced its third quarter financial results. The Transaction Committee authorized Rover management to continue to respond to limited due diligence inquiries from Blackstone in the meantime. The Transaction Committee also met in executive session, without other non-management members of the Rover Board or representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
On November 6, 2023, Rover issued a press release announcing its third quarter financial results and increased its revenue and adjusted EBITDA guidance for fiscal year 2023.
On November 9, 2023, representatives of Blackstone separately contacted Mr. Easterly, Mr. Clammer and representatives of Goldman Sachs to inform them that Blackstone intended to submit a revised proposal to acquire Rover and noted that this proposal reflected a meaningful improvement on value that Blackstone did not expect to increase.
Also on November 9, 2023, Blackstone delivered a written, non-binding indication of interest to acquire Rover for $10.75 per share in cash (which we refer to as the “Second Revised Blackstone Proposal”). As part of the Second Revised Blackstone Proposal, Blackstone requested that Rover enter into an agreement to negotiate exclusively with Blackstone with respect to a potential sale transaction, but also expressed that it would be willing to include a “go-shop” provision in the definitive agreement for a transaction if Rover agreed to negotiate exclusively. The Second Revised Blackstone Proposal noted that, subject to the consent of the Rover Board and applicable procedural protections, at the appropriate time, Blackstone would be open to discussing a potential “rollover” from certain existing Rover stockholders, but that a “rollover” was not required or contemplated as part of the proposal. The Second Revised Blackstone Proposal also stated that the acquisition would be supported by a full "equity backstop” from funds affiliated with Blackstone.
Later on November 9, 2023, Kirkland & Ellis LLP (“Kirkland & Ellis”), Blackstone’s outside legal counsel, delivered an initial draft of the Merger Agreement to Wilson Sonsini. The initial draft of the Merger Agreement included a “go-shop” provision that would permit Rover to solicit, consider and negotiate alternative acquisition proposals from third parties for 30 days following execution of the Merger Agreement, with “matching rights” allowing Blackstone to respond to any competing proposal within four business days (and three business days in the event of any changes to a competing proposal), and proposed a termination fee payable by Rover equal to 3.4% of Rover’s equity value in the transaction (with a lower termination fee equal to 1.7% of Rover’s equity value if the Merger Agreement was terminated in connection with the “go shop”).
On November 10, 2023, the Rover Board met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. Representatives of Goldman Sachs provided their preliminary financial analysis of the Second Revised Blackstone Proposal. Members of Rover management and representatives of Goldman Sachs provided an update on discussions with Blackstone, Mr. Clammer provided an update on his discussion with representatives of Blackstone the prior day, and the Rover Board discussed the likelihood of negotiating an increased valuation from Blackstone. The Rover Board also discussed Blackstone’s request that Rover negotiate exclusively with Blackstone, including the terms of the proposed exclusivity. As part of this discussion, the Rover Board (1) noted the results of Rover’s “market check” to date and the Rover Board’s belief that additional potential counterparties would not likely be interested in pursuing a potential acquisition of Rover on more attractive terms than those offered by Blackstone; (2) the likelihood that Blackstone would not be willing to continue further discussions regarding a potential acquisition if Rover did not enter into exclusive negotiations; and (3) the proposed “go-shop” that would allow Rover to conduct an additional active “market check” after a transaction was announced. The representatives of Wilson Sonsini also reviewed with the Rover Board the key terms of the Merger Agreement to be negotiated with Blackstone, including the financing structure, closing certainty matters, the terms of the “go-shop” provisions and the circumstances in which Rover would be able to accept a Superior Proposal, the amount of the termination fees payable by Rover and the circumstances in which they might be payable. It was noted that the Second Revised Blackstone Proposal contemplated that the acquisition of Rover supported by a full “equity backstop” financing from funds affiliated with Blackstone, which would provide additional closing certainty for Rover in an acquisition relative to a transaction supported by both equity and debt financing commitments. The Rover Board also met in executive session, without Mr. Clammer or representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent. In light of the Rover Board’s expectation that it was nearing preliminary agreement with Blackstone with respect to the price per share of a proposed acquisition of Rover, and Mr. Clammer’s previously expressed interest in a potential “rollover”, it was the consensus of the Rover Board that Mr. Clammer should recuse himself from further meetings of the Rover Board in which the potential sale of Rover was discussed, and the members of the Transaction Committee determined that Mr. Clammer should no longer attend further meetings of the Transaction Committee unless the Transaction Committee otherwise specifically chose to invite him to a given meeting. Following discussion, the Rover Board instructed representatives of Goldman Sachs to propose a counter-offer, on a non-binding basis, to Blackstone to acquire Rover for $11.00 per share in cash (which we refer to as the “Rover Counterproposal”), and authorized Rover management to negotiate and enter into an agreement to negotiate exclusively with Blackstone if Blackstone accepted the Rover Counterproposal. This message was subsequently communicated to Blackstone by representatives of Goldman Sachs on November 11, 2023. The Rover Board also directed Rover management and Wilson Sonsini to negotiate the terms of the Merger Agreement and related transaction documents with Blackstone and its representatives consistent with the Rover Board’s discussion at the meeting if Blackstone accepted the Rover Counterproposal. Without representatives of Goldman Sachs in attendance, the Rover Board discussed the possibility of engaging another financial advisor, including to provide another fairness opinion to the Rover Board, in light of Goldman Sachs’ and its representatives’ relationships with Blackstone previously reviewed by the Rover Board, and discussed with Rover management and its advisors potential candidates for such role.
On November 11, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. The representatives of Goldman Sachs provided an update on discussions with Blackstone regarding the Rover Counterproposal, including regarding the terms of the proposed exclusivity agreement being negotiated with Blackstone.
On November 12, 2023, Blackstone contacted representatives of Goldman Sachs to accept the Rover Counterproposal.
Later on November 12, 2023, Rover entered into an exclusivity agreement with Blackstone committing to negotiate exclusively with Blackstone with respect to a potential sale of Rover, with an exclusivity period to expire on November 27, 2023 (with an agreement to extend the exclusivity until November 30, 2023 if the parties continued to negotiate in good faith with respect to a proposed acquisition transaction on terms no less favorable to Rover than those proposed by Blackstone). After entering into the exclusivity agreement, representatives of Blackstone began submitting business diligence requests to Rover.
Also on November 12, 2023, the Rover Board met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. Mr. Clammer recused himself from the meeting. The representatives of Goldman Sachs provided an update on discussions with Blackstone. The representatives of Wilson Sonsini provided an update on the revised draft of the Merger Agreement to be delivered to Blackstone and discussed with the Rover Board the key terms of the Merger Agreement to be negotiated with Blackstone.
On November 13, 2023, Wilson Sonsini delivered a revised form of Merger Agreement to representatives of Kirkland & Ellis which included a counter proposal for “matching rights” allowing Blackstone to respond to any competing proposal within three business days (and one business day in the event of any changes to a competing proposal), and proposed a termination fee payable by Rover equal to 3.0% of Rover’s equity value in the transaction (with a lower termination fee equal to 1.5% of Rover’s equity value if the Merger Agreement was terminated in connection with the “go shop”). Over the subsequent weeks, and prior to execution of the Merger Agreement, representatives of Rover and Blackstone exchanged drafts and negotiated the terms of the forms of Merger Agreement, equity commitment letter and limited guaranty. Key terms of the form of Merger Agreement negotiated between the parties included: (1) Blackstone’s proposed full “equity backstop” financing structure for the acquisition; (2) Parent’s and Blackstone’s obligations with respect to the completion of the equity financing necessary to complete the Merger and Rover’s obligations to cooperate with Parent with respect to debt financing it might seek in connection with the Merger; (3) the terms and conditions of the equity financing sources’ obligations to fund the equity financing commitments under the equity commitment letter; (4) Rover’s recourse under the Merger Agreement and the related transaction documents, including the circumstances in which Rover could seek to enforce the equity financing commitments directly under the equity commitment letter; (5) the terms of the go-shop, and the terms of “no-shop” restrictions applicable to Rover following the expiration of the go-shop period, including the terms pursuant to which Rover would be able to accept a Superior Proposal (including the “matching rights” allowing Blackstone to respond to a competing proposal); (6) the amount of the termination fee payable by Rover and the circumstances in which it would be payable; (7) the conditions to each party’s obligations to complete the Merger; (8) the termination date and the circumstances in which the parties could terminate the Merger Agreement, as well as the limitation of the parties’ liability in the event the Merger Agreement was terminated; and (9) the interim operating covenants applicable to Rover prior to the closing of the Merger and related exceptions for matters such as employee compensation and retention and entry by Rover into certain new material contracts.
Also on November 13, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. The representatives of Wilson Sonsini provided an update on the negotiation of the Merger Agreement. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent. The Transaction Committee discussed the possibility of engaging a second financial advisor, including to provide another fairness opinion to the Rover Board, and discussed potential candidates for such role. Following discussion, the Transaction Committee requested that Rover management and its legal advisors make recommendations with respect to potential suitable financial advisor candidates based on their assessment of their qualifications and expertise in such capacity. Members of Rover management and its legal advisors subsequently made those recommendations, and the Transaction Committee authorized Rover management to reach out to two potential financial advisor candidates, including Centerview Partners, in order to determine their interest in serving as a financial advisor to Rover.
On November 14, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. Members of Rover management and representatives of Goldman Sachs provided an update on Blackstone’s requests for confirmatory due diligence information regarding Rover. Representatives of Wilson Sonsini provided an update on the negotiation of the Merger Agreement. Representatives of Goldman Sachs informed the Rover Board that the True Wind Parties had requested the Rover Board’s consent to engage in discussions with Blackstone regarding a potential “rollover” at that time. Following discussion, the Transaction Committee determined to permit the True Wind Parties to engage in discussions with Blackstone regarding a potential “rollover,” with the expectation that such discussions did not interfere with or delay Rover’s negotiation of a potential sale transaction with Blackstone. The Transaction Committee determined to authorize these discussions at that time because Blackstone and Rover had reached a preliminary agreement with respect to the price per share of a potential acquisition transaction and other key terms as reflected in the initial draft of the Merger Agreement, consistent with the prior discussions and expectations of the Rover Board and the Transaction Committee regarding these matters. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent. Members of Rover management provided an update on the outreach to potential additional advisors, including Centerview Partners. The Transaction Committee discussed the qualifications and expertise of Centerview Partners and another potential advisor candidate, and members of Rover management reported on these advisors’ relationships with Blackstone, as disclosed to them by each advisor. Additional information about Centerview Partners’ relationships with Blackstone and its affiliates is contained in the section of this proxy statement captioned “The Merger—Opinion of Centerview Partners.” Following these discussions, the Transaction Committee authorized Rover management to negotiate an engagement with Centerview Partners.
On November 15, 2023, Kirkland & Ellis sent an initial draft of the form of Voting Agreement to Wilson Sonsini. Over the subsequent weeks and prior to the execution of the Merger Agreement, representatives of Rover (including Wilson Sonsini), Blackstone (including Kirkland & Ellis) and the True Wind Parties (including Simpson

Thacher), as well as certain members of Rover management and other Rover investors affiliated with Madrona Ventures, Foundry Ventures and Menlo Ventures, exchanged drafts and negotiated the terms of the form of Voting Agreement. Key terms of the form of Voting Agreement negotiated between the parties included the terms of the voting commitments applicable to the Voting Agreement Stockholders and the circumstances in which the transfer restrictions and voting commitments applicable to the Voting Agreement Stockholders would terminate.
Beginning on November 15, 2023, Blackstone and its legal and financial representatives, including Kirkland & Ellis, were granted access to additional operational and legal due diligence documents and information regarding Rover in its virtual data room to support their confirmatory due diligence review of Rover. Over the course of the following two weeks, Blackstone and its legal and financial representatives conducted operational, financial, legal, employment, accounting and other due diligence on Rover, and from time to time met with members of Rover management, other Rover employees and its advisors regarding the due diligence information.
On November 16, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. Members of Rover management and representatives of Goldman Sachs provided an update on Blackstone’s confirmatory due diligence review of Rover. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent. Members of Rover management and the representatives of Wilson Sonsini reviewed proposed terms of Centerview Partners’ engagement as financial advisor to Rover. The Transaction Committee considered Centerview Partners’ qualifications, expertise and independence to act as financial advisor to Rover, including Centerview Partners’ relationships with Blackstone as previously disclosed to members of Rover management (which disclosure was subsequently confirmed in writing to the Rover Board by Centerview Partners), and determined to submit the engagement of Centerview Partners as financial advisor to Rover for approval by the Rover Board.
Later on November 16, 2023, the Rover Board, by action by unanimous written consent, approved the engagement letter to be entered into with Centerview Partners.
Also on November 16, 2023, representatives of Party A reached out to Mr. Easterly to schedule a meeting to receive an update on Rover’s business. In response, Mr. Easterly proposed to schedule a meeting after the Thanksgiving holiday; that meeting was scheduled for December 5, 2023 (after the expiration of the exclusivity period with Blackstone) and was cancelled following the announcement by Rover of the Merger Agreement.
On November 17, 2023, Rover entered into an engagement letter with Centerview Partners to act as a financial advisor to Rover in connection with a potential sale of Rover.
Also on November 17, 2023, representatives of the True Wind Parties reached out to representatives of Goldman Sachs to request access to Rover’s virtual data room to conduct a due diligence review of Rover to evaluate whether it would be interested in a potential “rollover” in connection with the potential acquisition of Rover by Blackstone. In response to this request, the True Wind Parties were requested to enter into a confidentiality agreement with Rover.
On November 19, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. Members of Rover management and representatives of Goldman Sachs provided an update on Blackstone’s confirmatory due diligence review of Rover. Members of Wilson Sonsini provided an update on the negotiation of the Merger Agreement and related transaction documents. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
On November 20, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. Mr. Prusch did not attend the meeting, and no other non-management members of the Rover Board were in attendance. Members of Rover management and representatives of Goldman Sachs provided an update on Blackstone’s confirmatory due diligence review of

Rover. Representatives of Wilson Sonsini provided an update on the negotiation of the Merger Agreement and related transaction documents, including interim operating covenants applicable to Rover prior to the closing of the Merger and related exceptions for employee compensation and retention matters. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
On November 21, 2023, Rover and True Wind Capital Management L.P. entered into a mutual confidentiality agreement, which contained “standstill” provisions restricting the True Wind Parties from making public proposals with respect to the acquisition of Rover without Rover’s prior consent, which restrictions would terminate upon the occurrence of, among other things, Rover’s execution of a definitive agreement providing for the acquisition of more than 50% of Rover’s outstanding voting securities; these “standstill” provisions expressly did not prevent the True Wind Parties from making confidential acquisition proposals to the Rover Board, and did not include “don’t ask, don’t waive” provisions prohibiting the True Wind Parties from requesting that Rover release the True Wind Parties from their “standstill” restrictions.
Later on November 21, 2023, the True Wind Parties and their representatives were granted access to operational and legal due diligence documents and information regarding Rover in its virtual data room to support their due diligence review of Rover.
Also on November 21, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. Members of Rover management discussed with the Transaction Committee that, as part of its discussions with Blackstone, Rover management had determined that certain assumptions regarding the year-over-year growth in average booking value (which we refer to as the “ABV Growth Rate”) included in the October 2023 long-term plan may need to be revised in order to better reflect Rover management’s then-current estimate as to the future financial performance of Rover. Members of Rover management reviewed the potential impact of the proposed changes in ABV Growth Rate assumptions on Rover’s long-term plan, including sensitivities. The Transaction Committee also discussed how revisions to the long-term plan might impact the timeline of a potential transaction with Blackstone. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
On November 22, 2023, the Rover Board met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. Mr. Clammer recused himself from the meeting. Members of Rover management discussed with the Rover Board that, as part of its discussions with Blackstone, Rover management had determined that certain assumptions regarding the ABV Growth Rate included in the October 2023 long-term plan may need to be revised, from 2% in the October 2023 long-term plan to 3%, in order to better reflect Rover management’s then-current estimate as to the future financial performance of Rover. Members of Rover management reviewed various operational assumptions underlying their estimates of the ABV Growth Rate, as well as the potential impact of the proposed changes in ABV Growth Rate assumptions on Rover’s long-term plan, including sensitivities. Representatives of Wilson Sonsini reviewed with the Rover Board its fiduciary duties under Delaware law. Representatives of Goldman Sachs provided preliminary financial analysis based upon the potential revised long-term plan taking into account the changes to the ABV Growth Rate proposed by management. The Rover Board also discussed how revisions to the long-term plan might impact the timeline of a potential transaction with Blackstone. In addition, the Rover Board discussed whether a revised long-term plan would support a request that Blackstone increase the price per share of a potential acquisition, and that it was unlikely that Blackstone would agree to such an increase. Following discussion, the Rover Board directed Rover management to prepare a revised long-term plan reflecting Rover management’s updated assumptions and estimates for consideration by the Transaction Committee and the Rover Board. The Rover Board also directed Mr. Easterly to reach out to Blackstone to inform it of this potential change to Rover’s long-term plan, and that the Rover Board might require additional time to review and approve a potential revised long-term plan before executing a transaction with Blackstone and, accordingly, to offer to Blackstone to amend the exclusivity agreement between Rover and Blackstone to extend the exclusivity period by an additional week. It was the consensus of the Rover Board not to evaluate whether to request an increase in the per share price of the potential acquisition from Blackstone before the revised long-term plan had been reviewed and approved by the Rover Board. The Rover Board also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Rover Board’s consent.
Later on November 22, 2023, Mr. Easterly contacted representatives of Blackstone to inform them of this potential change to Rover’s long-term plan and to offer to Blackstone to extend the exclusivity period by an additional week. The representatives of Blackstone responded that they would review Rover’s revised long-term plan when available, but that Blackstone would not increase its proposed acquisition price above $11.00 per share and that it would still seek to finalize a transaction with Rover the following week.
On November 24, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. Members of Rover management provided an update on discussions with Blackstone. Members of Rover management reviewed a draft of a revised long-term plan for Rover, including the revised ABV Growth Rate assumptions and other appropriate changes to Rover’s estimated expense structure. The Transaction Committee discussed whether the draft revised long-term plan would support a request to increase the price per share of a potential acquisition, and whether Blackstone would agree to such an increase. Following discussion, it was the consensus of the Transaction Committee that the revised long-term plan did not change Rover’s financial prospects meaningfully relative to the October 2023 long-term plan, including in a way that was likely to result in Blackstone increasing the price per share of its acquisition proposal. In this regard, the Transaction Committee noted Blackstone’s prior response to Mr. Easterly on November 22, 2023 that it would not increase its proposed acquisition price. In addition, it was the consensus of the Transaction Committee that a request that Blackstone increase the price per share at this time could jeopardize Rover’s ability to reach a definitive agreement with Blackstone on the current proposed terms. The Transaction Committee directed Rover management to present the draft revised long-term plan to the Rover Board to obtain further feedback or approval of the plan. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Transaction Committee’s consent.
On November 25, 2023, Rover and Blackstone amended the exclusivity agreement dated November 12, 2023 to extend the exclusivity period until December 4, 2023 (with an agreement to extend the exclusivity until December 7, 2023 if the parties continued to negotiate in good faith with respect to a proposed acquisition transaction on terms no less favorable to Rover than those proposed by Blackstone).
Later on November 25, 2023, the Rover Board met with members of Rover management and representatives of each of Wilson Sonsini, Goldman Sachs and Centerview Partners in attendance. Mr. Clammer recused himself from the meeting. Members of Rover management presented the draft revised long-term plan for Rover previously presented to the Transaction Committee, including the revised ABV Growth Rate assumptions and other appropriate changes to Rover’s estimated expense structure. Following discussion, the Rover Board approved the updated long-term plan presented at the meeting, including the unaudited prospective financial information for fiscal years 2023 through 2033 included in the updated long-term plan (which we refer to as the “November 2023 long-term plan”). Additional information about the preparation and substance of the November 2023 long-term plan is contained in the section of this proxy statement captioned “The Merger—Unaudited Prospective Financial Information”. The Rover Board directed Rover management to provide the November 2023 long-term plan to representatives of each of Goldman Sachs and Centerview Partners for purposes of preparing their respective financial analyses and fairness opinions and to Blackstone. Following discussion, the Rover Board concurred with the Transaction Committee’s determination not to seek an increase in the price per share of a potential acquisition from Blackstone. The Rover Board also met in executive session, without representatives of Goldman Sachs and Centerview Partners in attendance; members of Rover management, including Mr. Easterly, participated in the executive session with the Rover Board’s consent. Following the meeting, at the direction of the Rover Board, Mr. Easterly and another member of Rover management met with representatives of Blackstone to discuss the updates reflected in the November 2023 long-term plan.
Still later on November 25, 2023, the unaudited prospective financial information for fiscal years 2023 through 2030 included in the November 2023 long-term plan was made available to Blackstone.

On November 26, 2023, the Rover Board met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. Mr. Clammer recused himself from the meeting. Representatives of Wilson Sonsini reviewed with the Rover Board its fiduciary duties under Delaware law. Representatives of Wilson Sonsini and Goldman Sachs reviewed with the Rover Board the potential “go-shop” process, including a proposed timeline for contacting potential additional bidders and soliciting additional offers for an acquisition transaction following the execution of a definitive merger agreement with Blackstone.
On November 27, 2023, the Transaction Committee met with members of Rover management and representatives of each of Wilson Sonsini and Goldman Sachs in attendance. No other non-management members of the Rover Board were in attendance. Representatives of Wilson Sonsini and Goldman Sachs provided an update on the negotiation of the Merger Agreement with Blackstone. Representatives of Wilson Sonsini reviewed with the Transaction Committee the key terms of the Merger Agreement being negotiated. The Transaction Committee also met in executive session, without representatives of Goldman Sachs in attendance.
On November 28, 2023, the Rover Board met with members of Rover management and representatives of each of Wilson Sonsini, Goldman Sachs and Centerview Partners in attendance. Mr. Clammer recused himself from the meeting. Members of Rover management and representatives of Wilson Sonsini and Goldman Sachs provided an update on the negotiation of the Merger Agreement with Blackstone. Representatives of Wilson Sonsini reviewed the material terms of the proposed transaction with Blackstone in the Merger Agreement, the Voting Agreements and the related transaction documents. Representatives of Goldman Sachs reviewed its financial analyses of Rover and the proposed Merger. Representatives of Centerview Partners reviewed its financial analyses of Rover and the proposed Merger. Following discussion, the Rover Board directed Wilson Sonsini to finalize the Merger Agreement and related transaction documents and agreed to reconvene later that evening for a review of the progress on the Merger Agreement. The Rover Board (with the members of the Transaction Committee abstaining) discussed and approved a one-time payment of $10,000 to each of the members of the Transaction Committee for their past and anticipated future work with respect to a proposed acquisition transaction.
Later on November 28, 2023, representatives of Wilson Sonsini and Kirkland & Ellis exchanged updated versions of the Merger Agreement and related transaction documents, and confirmed that the forms of the Merger Agreement, the Voting Agreement and the related transaction documents were in final form. In addition, representatives of Kirkland & Ellis confirmed Blackstone had finalized its equity financing commitments for the Merger.
Still later on November 28, 2023, the Rover Board reconvened with members of Rover management and representatives of each of Wilson Sonsini, Goldman Sachs and Centerview Partners in attendance. Mr. Clammer recused himself from the meeting. Representatives of Wilson Sonsini provided an update on the negotiation of the Merger Agreement with Blackstone, and reviewed revisions to the final terms and conditions of the Merger Agreement relative to the terms reviewed earlier that day. At the request of the Rover Board, on November 28, 2023, representatives of Goldman Sachs, referencing its financial analyses of Rover and the proposed Merger reviewed earlier that day with the Rover Board, orally rendered Goldman Sachs’ opinion to the Rover Board (which was subsequently confirmed in writing by delivery of Goldman Sachs’ written opinion dated as of November 29, 2023), that, as of the date of the opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Per Share Price to be paid to the holders (other than Parent and its affiliates) of shares of Rover’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described below under the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs.” Thereafter, on November 28, 2023, representatives of Centerview Partners reviewed with the Rover Board Centerview Partners’ financial analysis of the Per Share Price, and rendered to the Rover Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 28, 2023 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion, the Per Share Price to be paid to the stockholders of Rover’s common stock (other than Excluded Shares, as such term is defined in the section of this proxy statement captioned “The Merger—Opinion of Centerview Partners”) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview Partners’ opinion, please see below under the caption “The Merger—Opinion of Centerview Partners.” Thereafter, the Rover Board, after considering the factors more fully described in the section of this proxy statement captioned “The Merger—Recommendation of the Rover Board and Reasons for the Merger,” by unanimous vote of the directors in attendance: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Rover and its stockholders; (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Voting Agreements; (3) recommended that the stockholders adopt the Merger Agreement and approve the Merger; and (4) approved the execution and delivery of the Merger Agreement, the performance by Rover of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger on the terms and conditions set forth in the Merger Agreement.
The Rover Board was aware that, prior to the execution of the Merger Agreement, Mr. Clammer and the True Wind Parties had discussed with representatives of Blackstone the possibility of a potential “rollover” of a portion of the shares of Rover’s common stock beneficially owned by the True Wind Parties in connection with the Merger, pursuant to which the True Wind Parties would continue to beneficially own a direct or indirect equity interest in the Surviving Corporation following the Merger rather than receiving the Per Share Price in exchange for such shares in the Merger, but had determined to postpone further exploration of any such arrangement to a later date. Prior to the execution of the Merger Agreement, neither Mr. Clammer nor any of the True Wind Parties had made a determination to participate in, or entered into any arrangement or agreement with Blackstone regarding, any such “rollover” or any equity investment to finance any portion of the Merger.
Before the market opened on November 29, 2023, Rover and Blackstone executed the Merger Agreement, and the parties issued a joint press release announcing the execution of the Merger Agreement.
Also on November 29, 2023, Parent, Merger Sub and the Voting Agreement Stockholders entered into the Voting Agreements.
From November 29, 2023 through December 29, 2023, Rover was permitted, subject to the provisions of the Merger Agreement, to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals. As previously authorized by the Rover Board, representatives of Goldman Sachs contacted 41 potential acquirers, including 17 strategic acquirers and 24 financial sponsors, including Party A, Party B, Party C, Party D and Party E, during such go-shop period, which resulted in six potential bidders, including Party B, entering into confidentiality agreements with Rover, none of which contained a “standstill” provision, and being provided due diligence information regarding Rover, including unaudited prospective financial information for fiscal years 2023 through 2030 included in the November 2023 long-term plan. During this go-shop period, no third party submitted an alternative acquisition proposal to acquire Rover. Following the close of market on December 29, 2023, Rover issued a press release announcing that the go-shop period had expired and that no third-party had submitted an alternative acquisition proposal to acquire Rover.
Recommendation of the Rover Board and Reasons for the Merger
Recommendation of the Rover Board
The Rover Board has, by unanimous vote of the directors present at a duly constituted meeting of the Rover Board, which constituted a valid quorum in accordance with the Charter and the Bylaws: (1) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the merger of Merger Sub with and into Rover in accordance with the DGCL upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Rover, the performance by Rover of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (3) resolved to recommend that the stockholders of Rover adopt the Merger Agreement and approve the Merger in accordance with the DGCL.
The Rover Board recommends that you vote: (1) “FOR” the adoption the Merger Agreement and approval of the Merger; and (2) “FOR” the Adjournment Proposal.

Reasons for the Merger
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Rover Board consulted with Rover management, as well as representatives of each of Wilson Sonsini, Goldman Sachs and Centerview Partners. In recommending that stockholders vote “FOR” adoption of the Merger Agreement and approval of the Merger, the Rover Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance). Based on these consultations and considerations, including the factors discussed below, the Rover Board concluded that entering into the Merger Agreement with Parent was advisable and in the best interests of Rover and our stockholders.
The Rover Board believed that the following material factors and benefits supported its determination and recommendation:
•Financial Condition, Results of Operations and Prospects of Rover; Risks of Execution. The current, historical and projected financial condition, results of operations and business of Rover, as well as Rover’s prospects and risks if it were to remain an independent publicly traded company. In particular, the Rover Board considered Rover’s long-term plan as reflected in the November 2023 long-term plan and more fully described below under the caption “The Merger—Unaudited Prospective Financial Information.” The Rover Board considered the November 2023 long-term plan and the potential opportunities that it presented against, among other things: (1) the risks and uncertainties associated with achieving and executing Rover’s November 2023 long-term plan; (2) the impact of macroeconomic, regulatory and other market trends and risks on Rover; and (3) the general risks related to market conditions that could reduce the price of our common stock. Among the potential risks identified by the Rover Board were:
◦Rover’s prospects as an independent company. Included among these risks were consideration of (1) Rover’s ability to continue improving operating performance and efficiencies, including operating margins, and to continue executing geographical and market expansions; (2) macroeconomic, regulatory and market developments that could impact Rover’s operating and financial performance; and (3) the substantial risks to achieving Rover’s long-term plan. The Rover Board was also aware that future revenue growth is dependent on, among other things, factors outside of Rover’s control, including rates of pet adoption, overall category search volumes, growth of the number of pet parents on Rover’s platform, the average booking value and Rover’s take rates and the frequency with which pet parents seek to book services, all of which are subject to competing priorities among Rover’s existing and potential customers.
◦Rover’s historical results of operations and financial condition, including that Rover had outperformed market expectations over recent quarters. The Rover Board considered Rover’s ability to continue outperforming market expectations and was aware that the price of our common stock could be negatively impacted if Rover failed to meet investor expectations, including if Rover failed to meet its growth objectives.
◦The ability to successfully execute investments in, and development of, new products and functionalities to improve Rover’s financial performance and efficiency of operations, including challenges of making investments to achieve long-term growth prospects for a publicly traded company, which is subject to scrutiny based on its quarter-over-quarter performance.
◦The ability of Rover to successfully execute certain strategic expansion initiatives, as well as the potential operating expenses and revenues from executing those initiatives, the impact of which was not included in the November 2023 long-term plan.
•Certainty of Value. The form of consideration to be received by our stockholders consists entirely of cash, which provides certainty of value measured against the ongoing business and financial execution risks of Rover’s long-term plan. The receipt of cash consideration eliminates the risk to our stockholders related to the continued execution of Rover’s business plan.

•Best Value Reasonably Obtainable. The belief of the Rover Board that the Per Share Price represents the best value reasonably obtainable for the shares of our common stock, taking into account the Rover Board’s familiarity with the business, operations and management of Rover, and its current and historical results of operations, financial condition and competitive position. In addition, the Rover Board believed that, measured against the execution risks of the longer-term plan described above, the Per Share Price reflects a fair and favorable price for our common stock. The Rover Board considered the results of its negotiation with Blackstone, as more fully described above under the caption “The Merger —Background of the Merger,” and determined that Blackstone was unlikely to increase the value it would pay in an acquisition of Rover. The Rover Board also considered that the Per Share Price constituted a premium of approximately 61% to the volume weighted average share price of common stock over the 90 trading days ending on the last full trading day prior to public announcement of Rover’s entry into the Merger Agreement.
•Results of Strategic Review Process; Permitted Solicitation of Alternative Acquisition Proposals. The Merger was the result of a strategic review process. The Rover Board considered that Rover affirmatively contacted additional potential acquirers that the Rover Board believed were most likely to be interested in a potential acquisition of Rover on more attractive terms than Blackstone. The Rover Board considered the nature of the engagement by each of these potential acquirers and that, of these potential acquirers, only one (other than Blackstone) made a proposal to acquire Rover; the final Blackstone offer was for a per share price approximately 38% higher than the per share price offered by the only other party to make a proposal to acquire Rover. The Rover Board also considered the risk that prolonging the process in an effort to obtain additional offers at higher prices prior to executing a definitive agreement with Blackstone could have resulted in the loss of a favorable opportunity to successfully reach a definitive agreement on a transaction with Blackstone. In addition, the Rover Board considered the “go-shop” provisions of the Merger Agreement that permitted Rover and its representatives to, on the terms and subject to the conditions set forth in the Merger Agreement, (1) initiate, solicit, propose, induce or encourage potential Alternative Acquisition Proposals from third parties; (2) provide nonpublic information to third parties; and (3) participate in discussions and negotiations with third parties regarding Alternative Acquisition Proposals.
•Opinion of Goldman Sachs. The oral opinion of Goldman Sachs rendered to the Rover Board on November 28, 2023, subsequently confirmed in writing, that, as of the date of the opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Per Share Price to be paid to the holders (other than Parent and its affiliates) of shares of Rover’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described below under the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs.” The full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.
•Opinion of Centerview Partners. The opinion of Centerview Partners rendered to the Rover Board on November 28, 2023, which was subsequently confirmed by delivery of a written opinion dated November 28, 2023 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion, the Per Share Price to be paid to the stockholders of Rover’s common stock (other than Excluded Shares, as such term is defined in the section of this proxy statement captioned “The Merger—Opinion of Centerview Partners”) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the section of this proxy statement captioned “The Merger—Opinion of Centerview Partners.” The full text of the written opinion is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement in its entirety.
•Negotiations with Parent and Terms of the Merger Agreement. The terms of the Merger Agreement, which was the product of arms-length negotiations, and the belief of the Rover Board that the Merger Agreement contained terms that (1) allowed the Rover Board to entertain any Superior Proposal that may be submitted after the announcement of the Merger and (2) provided Rover a high level of closing certainty. The factors considered included:
◦Rover’s ability to affirmatively solicit Alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any Alternative Acquisition Proposals until the No-Shop Period Start Date.
◦Rover’s ability, under certain circumstances after the No-Shop Period Start Date, to furnish information to and conduct negotiations with third parties regarding Alternative Acquisition Proposals.
◦The Rover Board’s belief that the terms of the Merger Agreement would be unlikely to deter third parties from making a Superior Proposal.
◦The Rover Board’s ability, under certain circumstances, to withdraw or modify its recommendation that our stockholders vote “FOR” adoption of the Merger Agreement and approval of the Merger.
◦Rover’s ability to terminate the Merger Agreement in order to accept a Superior Proposal.
◦The consummation of the Merger not being subject to a financing condition.
◦Rover’s entitlement to specific performance to cause the equity financing contemplated by the Equity Commitment Letter to be funded, whether or not Blackstone is able to procure any debt to finance the transaction.
◦The equity financing contemplated by the Equity Commitment Letter provided in favor of Parent was sufficient to fund the aggregate purchase price and, together with cash on hand at Rover, to pay the fees and expenses required to be paid at the Closing of the Merger by Rover, Parent and Merger Sub contemplated by the Merger Agreement, and that Rover is a named third party beneficiary of the Equity Commitment Letter.
◦The fact that the Rover Board believed that the termination fee of either (1) $36.0 million if the Merger Agreement is terminated prior to the No-Shop Period Start Date or (2) $72.0 million if the Merger Agreement is terminated after the No-Shop Period Start Date, which is approximately 1.6% and 3.2%, respectively, of Rover’s implied equity value in the Merger, is reasonable, in each case is within the market averages for such a fee, is lower than the 1.7% and 3.4% fees originally proposed by Parent and is not preclusive of other offers.
◦Rover’s entitlement to specific performance to prevent breaches of the Merger Agreement.
◦The fact that the Sponsors provided a limited guaranty in favor of Rover that guarantees the payment of all of the liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $144.0 million plus the Reimbursement Obligations (as described in the below section captioned “The Merger—Financing of the Merger”).
•Business Reputation of Blackstone. The business reputation and financial resources of Blackstone. The Rover Board believed that these factors supported the conclusion that a transaction with Parent (which is owned by Blackstone) could be completed quickly and in an orderly manner and had a substantial likelihood of being consummated successfully.
•Appraisal Rights. The appraisal rights in connection with the Merger available to our stockholders who timely and properly exercise such appraisal rights under the DGCL if certain conditions are met.

The Rover Board also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):
•No Stockholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction means that our stockholders who receive the Per Share Price will not participate in any future earnings or growth of Rover and will not benefit from any appreciation in value of the Surviving Corporation.
•Termination Fee Payable by Rover. Rover must pay Parent a termination fee, under certain circumstances following termination of the Merger Agreement, including if the Rover Board terminates the Merger Agreement to accept a Superior Proposal, of either (1) $36.0 million if the Merger Agreement is terminated prior to the No-Shop Period Start Date or (2) $72.0 million if the Merger Agreement is terminated after the No-Shop Period Start Date.
•Impacts of Interim Restrictions on Rover’s Business Pending the Completion of the Merger. The restrictions on the conduct of Rover’s business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, may delay or prevent Rover from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Rover might have pursued.
•Tax Considerations. The receipt of cash in exchange for shares of our common stock in the Merger will be a taxable transaction to Rover’s stockholders that are U.S. persons for U.S. federal income tax purposes.
•No-Shop Restrictions. The restrictions in the Merger Agreement that Rover is unable to solicit other Acquisition Proposals after the No-Shop Period Start Date until the consummation of the Merger.
•Effects of the Merger Announcement. The effects of the public announcement of the Merger, including the: (1) effects on Rover’s employees, customers, operating results and stock price; (2) impact on Rover’s ability to attract and retain key management, sales and marketing personnel; and (3) potential for litigation in connection with the Merger.
•Regulatory Approvals. Completion of the Merger will require antitrust clearance in the United States.
•Interests of Rover’s Directors and Executive Officers. The interests that Rover’s directors and executive officers may have in the Merger that may be different from, or in addition to, those of Rover’s stockholders as more fully described under the caption “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger”.
•Risk Associated with Failure to Consummate the Merger. The possibility that the Merger might not be consummated, and if it is not consummated, that: (1) Rover’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Rover during the pendency of the Merger; (2) Rover will have incurred significant transaction and other costs; (3) Rover’s continuing business relationships may be adversely affected; (4) the trading price of our common stock could be adversely affected; (5) the contractual and legal remedies available to Rover in the event of the termination of the Merger Agreement may be insufficient, costly to pursue, or both; and (6) the failure of the Merger to be consummated could result in an adverse perception of Rover’s prospects among our customers, potential customers, employees and investors.
This discussion is not meant to be exhaustive. Rather, it summarizes the material factors considered by the Rover Board in its consideration of the Merger. After considering these and other factors, the Rover Board concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Rover Board and the complexity of these factors, the Rover Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Rover Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Rover Board approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and resolved to recommend that our stockholders vote “FOR” adoption of the Merger Agreement and approval of the Merger based upon the totality of the information presented to, and considered by, the Rover Board.
Opinion of Goldman Sachs
Goldman Sachs delivered its opinion to the Rover Board that, as of November 29, 2023 and based upon and subject to the factors and assumptions set forth therein, the $11.00 in cash per outstanding share of Rover’s common stock to be paid to the holders (other than Parent and its affiliates) of shares of Rover’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such stockholders.
The full text of the written opinion of Goldman Sachs, dated November 29, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Rover Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Rover’s common stock should vote with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•the Merger Agreement;
•annual reports to stockholders and Annual Reports on Form 10‑K of Rover for the two fiscal years ended December 31, 2022;
•Rover’s Registration Statement on Form S-4, including the prospectus contained therein dated July 9, 2021;
•certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Rover;
•certain other communications from Rover to its stockholders;
•certain publicly available research analyst reports for Rover; and
•certain internal financial analyses and forecasts for Rover which are summarized in the section of this proxy statement captioned “The Merger—Unaudited Prospective Financial Information” (for purposes of this section of this proxy statement, the “Forecasts”) and certain forecasts related to the amounts and expected utilization by Rover of certain net operating loss carryforwards and tax credits (for purposes of this section of this proxy statement, the “NOL Forecasts”), each as prepared by the Rover management and approved for Goldman Sachs’ use by Rover.
Goldman Sachs also held discussions with members of the Rover senior management regarding their assessment of the past and current business operations, financial condition and future prospects of Rover; reviewed the reported price and trading activity for the shares of Rover’s common stock; compared certain financial and stock market information for Rover with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the internet and e-commerce industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with Rover’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Rover’s consent that the Forecasts and the NOL Forecasts were reasonably prepared on a basis reflecting the best then available estimates and judgments of the Rover management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Rover or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Rover to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Rover; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Rover’s common stock, as of the date of the opinion, of the $11.00 in cash per outstanding share of Rover’s common stock to be paid to such stockholders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Rover; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Rover, or class of such persons in connection with the Merger, whether relative to the $11.00 in cash per outstanding share of Rover’s common stock to be paid to the holders (other than Parent and its affiliates) of shares of Rover’s common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the shares of Rover’s common stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on Rover, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Rover or Parent or the ability of Rover or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Rover Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 27, 2023, two trading days before the public announcement of the Merger, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the shares of Rover’s common stock from August 2, 2021, the first trading day following the completion of Rover’s business combination with Nebula Caravel Acquisition Corp., through November 27, 2023. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of Rover’s common stock pursuant to the Merger Agreement in relation to (1) the closing price per share of Rover’s common stock on November 27, 2023, two trading days before the public announcement of the Merger, (2) the volume-weighted average price (“VWAP”) of the shares of Rover’s common stock for the one-month period ending November 27, 2023, (3) the VWAP of the shares of Rover’s common stock for the three-month period ending November 27, 2023 and (4) the highest closing price of the shares of Rover’s common stock over the 52-week period ending on November 27, 2023.
This analysis indicated that the price per share to be paid to holders of shares of Rover’s common stock pursuant to the Merger Agreement represented:
•a premium of 30% based on the closing price of $8.43 per each share of Rover’s common stock on November 27, 2023;
•a premium of 43% based on the VWAP of $7.72 per each share of Rover’s common stock for the one-month period ending November 27, 2023;

•a premium of 55% based on the VWAP of $7.10 per each share of Rover’s common stock for the three-month period ending November 27, 2023; and
•a premium of 27% based on the highest closing price of $8.66 per each share of Rover’s common stock over the 52-week period ending November 27, 2023.
Illustrative Discounted Cash Flow Analysis. Using the Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Rover to derive a range of illustrative present values per each share of Rover’s common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 12.5% to 14.5%, reflecting Goldman Sachs’ estimates of Rover’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2023 (1) estimates of Unlevered Free Cash Flow excluding Net Operating Losses for Rover for the fourth quarter of 2023 and for the fiscal years 2024 through 2033 as reflected in the Forecasts and (2) a range of illustrative terminal values for Rover, which were calculated by applying perpetuity growth rates ranging from 4.0% to 6.0%, to a terminal year estimate of the Unlevered Free Cash Flow excluding Net Operating Losses for Rover for fiscal year 2033, as reflected in the Forecasts (which analysis implied terminal year enterprise value to last twelve month EBITDA exit multiples ranging from 6.5x to 10.7x). In addition, using a discount rate of 13.4%, reflecting Goldman Sachs’ estimate of Rover’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2023 the estimated benefits of Rover’s Net Operating Losses (“NOLs”) for the first quarter of 2024 through the second quarter of 2027 (when the NOLs are projected to be depleted), as reflected in the NOL Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Rover’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Rover, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Rover by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for Rover the amount of Rover’s cash and cash equivalents and investment in affiliates, in each case, as prepared by Rover management and approved for Goldman Sachs’ use by Rover management, and added the net present value of cash tax savings from the NOLs, as reflected in the NOL Forecasts, to derive a range of illustrative equity values for Rover. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Rover, as prepared by Rover management and approved for Goldman Sachs’ use by Rover, using the treasury stock method, to derive a range of illustrative present values per share ranging from $7.87 to $11.41.
Illustrative Present Value of Future Share Price Analysis. Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Rover’s common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Rover as of December 31 for each of the fiscal years 2024 through 2025, by applying a range multiples of illustrative enterprise value (“EV”) to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA”) of 14.0x to 20.0x to estimates of Rover’s EBITDA for each of the fiscal years 2025 through 2026 as reflected in the Forecasts. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current EV/NTM EBITDA multiples for certain publicly traded companies, as described below in the section captioned “Selected Public Company Comparables Analysis”.
Goldman Sachs then added the amount of Rover’s cash and cash equivalents and investment in affiliates as of December 31, 2024 and December 31, 2025, as prepared by Rover management and approved for Goldman Sachs’ use by Rover, to the respective implied enterprise values in order to derive a range of illustrative equity values for Rover as of December 31, 2024 and December 31, 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Rover’s common stock as of December 31, 2024 and December 31, 2025, as prepared by Rover management and approved for Goldman Sachs’ use by Rover, to derive a range of implied future values per each share of Rover’s common stock. Goldman Sachs then discounted these implied future equity values per each share of Rover’s common stock to September 30, 2023, using an illustrative discount rate of 13.2%, reflecting an estimate of Rover’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $7.40 to $11.25 per each share of Rover’s common stock.
Selected Public Company Comparables Analysis. Goldman Sachs reviewed and compared certain financial information for Rover to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the third party service marketplaces industry (collectively, the “third party service marketplaces”):
•Fiverr International Ltd.
•Uber Technologies, Inc.
•Upwork Inc.
•ZipRecruiter, Inc.
Goldman Sachs also reviewed and compared certain financial information, ratios and public market multiples for the following publicly traded corporations in the marketplaces industry (collectively, the “other relevant marketplaces” and collectively with the third party service marketplaces, the “comparable companies”):
•Airbnb, Inc.
•Etsy, Inc.
•eBay Inc.
•Match Group, Inc.
Although none of the comparable companies is directly comparable to Rover, the companies included were chosen because they are publicly traded companies in the marketplaces industry with operations that, for purposes of analysis, may be considered similar to certain operations of Rover.
Goldman Sachs calculated and compared the EV/NTM EBITDA multiples based on financial and trading data as of November 27, 2023 and information Goldman Sachs obtained from Wall Street Research and public filings.
The results of these calculations are summarized as follows:

Third Party Service Marketplaces	EV/NTM EBITDA Multiples
Uber Technologies, Inc.	21.5x
Upwork Inc.	16.9x
ZipRecruiter, Inc.	9.9x
Fiverr International Ltd.	8.8x

Other Relevant Marketplaces	EV/NTM EBITDA Multiples
Airbnb, Inc.	20.1x
Etsy, Inc.	14.0x
Match Group, Inc.	9.3x
eBay Inc.	6.3x

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for closed and pending all-cash acquisition transactions announced from January 1, 2013 through November 27, 2023 involving a public company in the telecommunications, media and technology industry based in the United States as the target.
For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 544 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 32% across the period. This analysis also indicated a 25th percentile premium of 19% and 75th percentile premium of 55% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 19% to 55% to the closing price per each share of Rover’s common stock of $8.43 as of November 27, 2023 and calculated a range of implied equity values per each share of Rover’s common stock of $10.03 to $13.07.
For the entire period, using publicly available information, Goldman Sachs also calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 544 transactions relative to the target’s 52-week high trading price prior to announcement of the transaction. This analysis indicated a median premium of 3% across the period. This analysis also indicated a 25th percentile premium of (17)% and 75th percentile premium of 18% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of (17)% to 18% to the highest closing price per each share of Rover’s common stock for the 52-week period ending November 27, 2023, $8.66, and calculated a range of implied equity values per each share of Rover’s common stock of $7.00 to $9.95.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Rover or Parent or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Rover Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the outstanding shares of Rover’s common stock of the $11.00 in cash per outstanding share of Rover’s common stock to be paid to such stockholders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Rover, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between Rover and Parent and was approved by the Rover Board. Goldman Sachs provided advice to Rover during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Rover or the Rover Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Rover Board was one of many factors taken into consideration by Rover Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Rover, Parent, any of their respective affiliates and third parties, including Blackstone , an affiliate of Parent, and Madrona Venture Group, LLC, a significant stockholder of Rover (the “Significant Stockholder”) or any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to Rover in connection with, and participated in certain of the negotiations leading to, the Merger. During the two-year period ended November 29, 2023, Goldman Sachs Investment Banking has not been engaged by Rover or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and/or may receive, compensation, including having acted as financial advisor to Apria, Inc., a portfolio company of funds associated with Blackstone, with respect to its sale in March 2022; as financial advisor to Blackstone with respect to its investment in Advarra, Inc. in August 2022; as financial advisor to Mandiant, Inc., a portfolio company of funds associated with Blackstone, with respect to its sale in September 2022; as financial advisor to Change Healthcare Inc., a portfolio company of funds associated with Blackstone, with respect to its sale in October 2022; as co-global coordinator of the public offering of ordinary shares in the London Stock Exchange plc, a portfolio company of funds associated with Blackstone, in May 2023; as joint lead bookrunner of ordinary shares in Gates Industrial Corporation plc, a portfolio company of funds associated with Blackstone, in May and August 2023; and as financial adviser to Aurelia Netherlands Midco 2 B.V., an entity associated with Blackstone, with respect to its voluntary offer for all outstanding ordinary Class A shares in Adevinta ASA announced in November 2023. During the two-year period ended November 29, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to Blackstone and/or its affiliates and portfolio companies (which may include companies that are not controlled by Blackstone) of approximately $350.0 million, as determined by Goldman Sachs based on its books and records. During the two-year period ended November 29, 2023, Goldman Sachs Investment Banking has not been engaged by the Significant Stockholder or its affiliates or portfolio companies to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Rover, Blackstone, the Significant Stockholder and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Blackstone, the Significant Stockholder and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone and the Significant Stockholder and their respective affiliates from time to time and may do so in the future.
The Rover Board selected Goldman Sachs as its financial advisor in connection with the Merger because of its qualifications and experience acting as financial advisor to companies in Rover’s industry in transactions similar to the Merger. Pursuant to a letter agreement dated October 6, 2023, Rover engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. The engagement letter between Rover and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $33 million, $3 million of which became payable upon the presentation by Goldman Sachs to the Rover Board of the results of the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the Merger Agreement, and the remainder of which is contingent upon consummation of the Merger. In addition, Rover has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Centerview Partners
On November 28, 2023 Centerview Partners rendered to the Rover Board its oral opinion, subsequently confirmed in a written opinion dated November 28, 2023, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Centerview Partners’ written opinion, the Per Share Price to be paid to the stockholders of Rover’s common stock

(other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders.
The full text of Centerview Partners’ written opinion, dated November 28, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the written opinion of Centerview Partners set forth below is qualified in its entirety to the full text of Centerview Partners’ written opinion attached as Annex C to this proxy statement. Centerview Partners’ financial advisory services and opinion were provided for the information and assistance of the Rover Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other transactions contemplated by the Merger Agreement and Centerview Partners’ opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the stockholders of Rover’s common stock (other than the Excluded Shares) of the Per Share Price to be paid to such stockholders pursuant to the Merger Agreement. Centerview Partners’ opinion did not address any other term or aspect of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and does not constitute a recommendation to any stockholder of Rover or any other person as to how such stockholder or other person should vote with respect to the Merger and the other transactions contemplated by the Merger Agreement or otherwise act with respect to the Merger or any other matter.
The full text of Centerview Partners’ written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview Partners reviewed, among other things:
•a draft of the Merger Agreement dated November 28, 2023 (for purposes of this section of this proxy statement, the “Draft Merger Agreement”);
•Annual Reports on Form 10-K of Rover for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 (for Nebula Caravel Acquisition Corp., the predecessor to Rover, as such report was subsequently amended);
•certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Rover;
•certain publicly available research analyst reports for Rover;
•certain other communications from Rover to its stockholders; and
•certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Rover, including certain financial forecasts, analyses and projections relating to Rover prepared by Rover management and furnished to Centerview Partners by Rover for purposes of Centerview Partners’ analysis which are summarized in the section of this proxy statement captioned “The Merger—Unaudited Prospective Financial Information” (for purposes of this section of this proxy statement, the “Forecasts” and collectively, the “Internal Data”).
Centerview Partners also participated in discussions with members of Rover’s senior management and representatives regarding their assessment of the Forecasts. In addition, Centerview Partners reviewed publicly available financial and stock market data, including valuation multiples, for Rover and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview Partners deemed relevant. Centerview Partners also compared certain of the proposed financial terms of the Merger and the other transactions contemplated by the Merger Agreement with the financial terms, to the extent publicly available, of certain other transactions that Centerview Partners deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview Partners deemed appropriate.

Centerview Partners assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview Partners for purposes of its opinion and, with Rover’s consent, Centerview Partners relied upon such information as being complete and accurate. In that regard, Centerview Partners assumed, at Rover’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of Rover management as to the matters covered thereby and Centerview Partners relied, at Rover’s direction, on the Forecasts for purposes of Centerview Partners’ analysis and opinion. Centerview Partners expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at Rover’s direction, Centerview Partners did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Rover, nor was Centerview Partners furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Rover. Centerview Partners assumed, at Rover’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview Partners’ analysis or opinion from the Draft Merger Agreement reviewed by Centerview Partners. Centerview Partners also assumed, at Rover’s direction, that the Merger and the other transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview Partners’ analysis or Centerview Partners’ opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger and the other transactions contemplated by the Merger Agreement, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview Partners’ analysis or Centerview Partners’ opinion. Centerview Partners did not evaluate and did not express any opinion as to the solvency or fair value of Rover, or the ability of Rover to pay its obligations when they come due, or as to the impact of the transactions contemplated by the Merger Agreement on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview Partners is not a legal, regulatory, tax or accounting advisor, and Centerview Partners expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview Partners’ opinion expressed no view as to, and did not address, Rover’s underlying business decision to proceed with or effect the transactions contemplated by the Merger Agreement, or the relative merits of the Merger and the other transactions contemplated by the Merger Agreement as compared to any alternative business strategies or transactions that might be available to Rover or in which Rover might engage. Centerview Partners’ opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview Partners’ written opinion, to the stockholders of Rover’s common stock (other than the Excluded Shares) of the Per Share Price to be paid to such stockholders pursuant to the Merger Agreement. For purposes of its opinion, Centerview Partners was not asked to, and Centerview Partners did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Merger and the other transactions contemplated by the Merger Agreement, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, the fairness of the Merger and the other transactions contemplated by the Merger Agreement or any other term or aspect of the Merger and the other transactions contemplated by the Merger Agreement to, or any consideration to be received in connection therewith by, or the impact of the Merger and the other transactions contemplated by the Merger Agreement on, the stockholders of any other class of securities, creditors or other constituencies of Rover or any other party. In addition, Centerview Partners expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Rover or any party, or class of such persons in connection with the transactions contemplated by the Merger Agreement, whether relative to the Per Share Price to be paid to the stockholders of Rover’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement or otherwise. Centerview Partners’ opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview Partners as of, the date of Centerview Partners’ written opinion, and Centerview Partners does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview Partners’ written opinion. Centerview Partners’ opinion does not constitute a recommendation to any stockholder of Rover or any other person as to how such stockholder or other person should vote with respect to the Merger and the other transactions contemplated by the Merger Agreement or otherwise act with respect to the Merger or any other matter. Centerview Partners’ financial advisory services and its written opinion were provided for the information and assistance of the Rover Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other transactions contemplated by the Merger Agreement. The issuance of Centerview Partners’ opinion was approved by the Centerview Partners Fairness Opinion Committee.
Summary of Centerview Partners’ Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Rover Board in connection with Centerview Partners’ opinion, dated November 28, 2023. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview Partners, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview Partners. Centerview Partners may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview Partners’ view of the actual value of Rover. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview Partners. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview Partners’ financial analyses and its opinion. In performing its analyses, Centerview Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rover or any other parties to the Merger and the other transactions contemplated by the Merger Agreement. None of Rover, Parent, Merger Sub or Centerview Partners or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Rover do not purport to be appraisals or reflect the prices at which Rover may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 27, 2023 and is not necessarily indicative of current market conditions.
Selected Public Company Analysis
Centerview Partners reviewed and compared certain financial information, ratios and multiples for Rover to corresponding financial information, ratios and multiples for publicly traded companies that Centerview Partners deemed comparable, based on its experience and professional judgment, to Rover, (for purposes of this section of this proxy statement, such selected publicly traded companies, the “Selected Company Comparison Companies”). Selected Company Comparison Companies consisted of:
•Airbnb, Inc. (NASDAQ: ABNB)
•DoorDash, Inc. (NASDAQ: DASH)
•eBay Inc. (NASDAQ: EBAY)
•Etsy, Inc. (NASDAQ: ETSY)
•Fiverr International Ltd. (NYSE: FVRR)
•Match Group, Inc. (NASDAQ: MTCH)

•Uber Technologies, Inc. (NYSE: UBER)
•Upwork Inc. (NASDAQ: UPWK)
•Vivid Seats Inc. (NASDAQ: SEAT)
•Zillow Group, Inc. (NASDAQ: ZG)
Although none of the Selected Company Comparison Companies used in this analysis is directly comparable to Rover, these companies were selected, among other reasons, because they are publicly traded companies with certain operational and financial characteristics, which, for purposes of its analyses, Centerview Partners considered to be similar to those of Rover. However, because none of the Selected Company Comparison Companies is exactly the same as Rover, Centerview Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview Partners also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operational characteristics and prospects of Rover and the Selected Company Comparison Companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings, Wall Street research analyst consensus estimates and other data sources as of November 27, 2023, Centerview Partners calculated, for each of the Selected Company Comparison Companies the following figures, ratios and multiples, (1) enterprise value (calculated as the market value of common equity determined using the treasury stock method and taking into account outstanding in-the-money options, other equity awards and other convertible securities, as applicable, plus debt and less cash, after giving effect to certain adjustments for minority interest and contingent consideration), (2) enterprise value as a multiple of projected revenue for the calendar year ended 2024 (such multiple, with respect to the Selected Company Comparison Companies, “EV / CY’24E Revenue”), and (iii) enterprise value as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding stock-based compensation expense and inclusive of other customary adjustments, projected for calendar year 2024 of such company (such multiple, with respect to the Selected Company Comparison Companies, “EV / CY’24E Adj. EBITDA”). These analyses resulted in a median multiple of enterprise value to projected revenue for calendar year 2024 and median multiple of enterprise value to projected adjusted EBITDA for calendar year 2024 of 3.0x and 15.4x, respectively, in each case, for such Selected Company Comparison Companies.
The resulting data were as follows:

	EV/ CY’24E Revenue	EV/ CY’24E Adj. EBITDA
Airbnb, Inc. (NASDAQ: ABNB)	7.2x	19.8x
DoorDash, Inc. (NASDAQ: DASH)	3.8x	24.0x
eBay Inc. (NASDAQ: EBAY)	2.0x	6.2x
Etsy, Inc. (NASDAQ: ETSY)	3.8x	13.9x
Fiverr International Ltd. (NYSE: FVRR)	1.7x	8.7x
Match Group, Inc. (NASDAQ: MTCH)	3.3x	9.2x
Uber Technologies, Inc. (NYSE: UBER)	2.7x	19.7x
Upwork Inc. (NASDAQ: UPWK)	2.4x	16.9x
Vivid Seats Inc. (NASDAQ: SEAT)	2.7x	13.0x
Zillow Group, Inc. (NASDAQ: ZG)	3.8x	17.1x
Median	3.0x	15.4x
Based on its analysis and other considerations that Centerview Partners deemed relevant in its professional judgment and experience, Centerview Partners (1) selected a reference range of enterprise value to projected revenue multiples for the calendar year 2024 of 4.0x to 6.0x and (2) selected a reference range of enterprise value to projected adjusted EBITDA multiples for the calendar year 2024 of 20.0x-25.0x. In selecting these references ranges, Centerview Partners made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operational characteristics of Rover and the Selected Company Comparison Companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related, among other things, to the differing sizes, growth prospects, and commercial profiles and degree of operational risk between Rover and such comparable companies. Centerview Partners applied (1) the enterprise value to projected revenue multiples for the calendar year 2024 reference range to Rover’s projected revenue for the calendar year 2024 of $278 million, as set forth in the Forecasts, and (2) the enterprise value to projected adjusted EBITDA multiples for the calendar year 2024 reference range to Rover’s projected adjusted EBITDA of $75 million, as set forth in the Forecasts, in each case, to derive a range of implied equity values for Rover. Centerview Partners then divided such implied equity values by the number of fully-diluted shares of Rover’s common stock (determined using the treasury stock method and taking into account outstanding in-the-money options and restricted stock units (including outstanding unvested earnout shares)) as of November 27, 2023 as set forth in the Forecasts, resulting in an implied per share equity value ranges for common stock of approximately $6.55 to $9.25, and $8.45 to $10.25, respectively (in each case, rounded to the nearest $0.05). Centerview Partners then compared this range to the $11.00 per each share of Rover’s common stock in cash, without interest, proposed to be paid to the stockholders of Rover’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement.
Selected Transaction Analysis
Centerview Partners reviewed and analyzed certain information relating to the following selected transactions that Centerview Partners, based on its experience and professional judgment (for purposes of this section of this proxy, the “Selected Transactions”), deemed relevant to consider in relation to Rover and the Merger.
Although none of the Selected Transactions is directly comparable to the Merger, the Selected Transactions listed below were selected, among other reasons, based on Centerview Partners’ experience and professional judgment, because the Selected Transactions have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Merger. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Rover and the target companies included in the Selected Transactions analysis. This analysis involved complex considerations and qualitative judgments concerning differences in business, operational, and/or financial characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and Rover. However, because none of the Selected Transactions used in this analysis is identical or directly comparable to the Merger, Centerview Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Selected Transactions analysis. Accordingly, Centerview Partners also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of Rover and each target company as well as the Merger and the Selected Transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources as of the time of the announcement of the Selected Transactions, Centerview Partners calculated, for each Selected Transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transaction (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, outstanding unvested earnout shares and other convertible securities), plus the book value of debt and certain liabilities less cash and cash equivalents and excluding any contingent consideration), as a multiple of the target company’s revenue for the last 12-month period as of the time of the transaction announcement (“LTM”) (such multiple, with respect to the Selected Transactions, the “EV/LTM Revenue Multiple”), for which financial information had been made public at the time of the announcement of such transactions.

The resulting data were as follows:

Date Announced	Acquiror	Target	EV/LTM Revenue Multiple
July 2020	Uber Technologies, Inc.	Postmates Inc.	5.8x
June 2020	Just Eat Takeaway N.V.	Grubhub Inc.	5.5x
December 2019	IAC Inc.	Care.com, Inc.	2.2x
December 2019	Hellman & Friedman LLC	Autoscout24 GmbH	15.2x
July 2019	Takeaway.com N.V.	Just Eat Ltd.	6.4x
September 2018	Permira Holdings LLP	XO Group Inc.	5.7x
May 2018	Silver Lake Partners	ZPG Ltd.	8.8x
Median			5.8x
Based on its analysis of the relevant metrics for each of the target companies in the Selected Transactions and other considerations that Centerview Partners deemed relevant in its professional judgment and experience, Centerview Partners selected a reference range of EV/LTM Revenue Multiples of 6.0x to 9.0x. In selecting this reference range, Centerview Partners made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operational characteristics and prospects of Rover and the target companies included in the Selected Transactions and other factors that could affect the public trading, acquisition or other values of such companies or Rover.
Centerview Partners applied this reference range to Rover’s LTM Revenue of $231 million as set forth in the Forecasts, to derive a range of implied equity values for Rover. Centerview Partners then divided these implied equity values by the number of fully-diluted outstanding shares of Rover’s common stock (determined using the treasury stock method and taking into account outstanding in-the-money options and restricted stock units (including outstanding unvested earnout shares)) as of November 27, 2023 as set forth in the Forecasts, resulting in an implied per share equity value range for Rover’s common stock of $7.90 to $11.20 (rounded to the nearest $0.05). Centerview Partners then compared this range to the $11 per each share of Rover’s common stock in cash, without interest, proposed to be paid to the stockholders of Rover’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement.
Discounted Cash Flow Analysis
Centerview Partners performed a discounted cash flow analysis of Rover based on the Forecasts as further described below under the section of this proxy statement captioned “The Merger—Unaudited Prospective Financial Information” and the calculations of after-tax unlevered free cash flows based thereon. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview Partners calculated implied enterprise values by discounting to present value as of September 30, 2023 using discount rates ranging from 14% to 15.5% (reflecting Centerview Partners’ analysis of Rover’s weighted average cost of capital), the forecasted unlevered free cash flows of Rover based on the Forecasts during the period beginning the last quarter of 2023, and ending on December 31, 2033. The implied terminal value of Rover at the end of the forecast period was estimated by using a multiple of the projected next-twelve-months EBITDA of Rover based on the Forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense.
Centerview Partners then subtracted from the range of implied enterprise values Rover’s estimated net debt (calculated as debt less cash and investments) as of September 30, 2023 as set forth in the Forecasts, to derive a range of implied enterprise values for Rover.

Centerview Partners then divided this range of implied equity values by the number of fully-diluted outstanding shares of Rover’s common stock (determined using the treasury stock method and taking into account outstanding in-the-money options and restricted stock units (including outstanding unvested earnout shares)) as set forth in the Internal Data (calculated as of November 27, 2023) to derive a range of implied values of Rover’s common stock of $8.50 to $11.60 per share (rounded to the nearest $0.05). Centerview Partners then compared this range to the $11.00 per each share of Rover’s common stock in cash, without interest, proposed to be paid to the stockholders of Rover’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement.
Other Factors
Centerview Partners noted for the Rover Board certain additional factors solely for reference and informational purposes only, including, among other things, the following:
•Historical Stock Price Trading Analysis: Centerview Partners reviewed historical intraday trading prices of Rover’s common stock during the LTM period ending on November 27, 2023, which reflected low and high stock intraday prices for common stock during such period of $3.47 to $8.66 per each share of common stock.
•Analyst Price Target Range Analysis: Centerview Partners reviewed stock price targets for Rover’s common stock in publicly available Wall Street research analyst reports as of November 27, 2023, which indicated low and high stock price targets for Rover ranging from $6.75 to $10.00, and a median of $7.50, per each share of common stock.
General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview Partners did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview Partners’ financial analyses and opinion were only one of many factors taken into consideration by the Rover Board in its evaluation of the transactions contemplated by the Merger Agreement. Consequently, the analyses described above should not be viewed as determinative of the views of the Rover Board or Rover management with respect to the Per Share Price or as to whether the Rover Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between Rover and Parent and was approved by the Rover Board. Centerview Partners provided advice to Rover during these negotiations. Centerview Partners did not, however recommend any specific amount of consideration to Rover or the Rover Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview Partners is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview Partners’ current engagement, Centerview Partners was not engaged to provide financial advisory or other services to Rover, and Centerview Partners did not receive any compensation from Rover during such period. In the two years prior to the date of its written opinion, Centerview Partners was not engaged to provide financial advisory or other services to Parent, and Centerview Partners did not receive any compensation from Parent during such period. In the two years prior to the date of its written opinion, Centerview Partners was engaged to provide financial advisory services to Blackstone, including in connection with a majority investment by a consortium of funds managed by affiliates of Blackstone and other financial sponsors in Medline Industries, Inc. in 2021, and the acquisition by an affiliate of Blackstone of a portfolio of multifamily housing properties in San Diego in 2021 from The Conrad Prebys Foundation. Further, in 2023, Centerview Partners was engaged as a passive co-manager on the secondary offering of shares of Gates Industrial Corporation plc held by affiliates of Blackstone. In the two years prior to the date of its written opinion, Centerview Partners received less than $5 million in aggregate compensation from affiliates of Blackstone for the foregoing services, based on its books and records. In the two years prior to the date of its written opinion, Centerview Partners was engaged to provide and is currently providing financial advisory services unrelated to Rover to financial creditor groups (of which one or more affiliates of Blackstone, is or was a member) of issuers in connection with potential restructurings involving the relevant issuers, and Centerview Partners received between $5 million and $10 million in aggregate compensation for such services, based on its books and records, and may in the future receive compensation for such services. In addition, Centerview Partners is currently engaged to provide financial advisory services unrelated to Rover to a portfolio company of Blackstone and in the future, Centerview Partners may receive compensation for such services.
The Rover Board selected Centerview Partners as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement based on Centerview Partners’ qualifications, expertise and independence to act as financial advisor to Rover, including Centerview Partners’ relationships with Blackstone as previously disclosed to members of Rover management (which disclosure was subsequently confirmed in writing to the Rover Board by Centerview Partners). Centerview Partners is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement.
In connection with Centerview Partners’ services as financial advisor to the Rover Board, Rover has agreed to pay Centerview Partners an aggregate fee of $5 million, all of which was payable upon the rendering of Centerview Partners’ opinion. In addition, Rover has agreed to reimburse certain of Centerview Partners’ expenses arising, and to indemnify Centerview Partners against certain liabilities that may arise, out of Centerview Partners’ engagement.
Unaudited Prospective Financial Information
Other than in connection with Rover’s regular earnings press releases and related investor materials, Rover does not, as a matter of course, make public its long-term future financial projections, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Rover management regularly prepares, and the Rover Board regularly evaluates prospective financial information as to Rover’s future performance as part of its long-term business and strategic planning processes. Rover management regularly makes and reviews with the Rover Board updates to its business plan, including to reflect actual results, trends in Rover’s performance, Rover’s strategic initiatives and trends and other exogenous factors in the industries in which Rover operates.
During the period in which it was engaged in discussions with Blackstone with respect to a potential transaction, and as part of Rover’s strategic planning process and evaluation of strategic alternatives (including continuing as an independent company), Rover management prepared and reviewed with the Rover Board various unaudited forward-looking financial information, including the unaudited prospective financial information summarized below. The tables below summarize the (1) unaudited prospective financial information for fiscal years 2023 through 2030, as well as Rover management’s extrapolations of such information for fiscal years 2031 through 2033, included in Rover’s long-term business plan reviewed with, and approved by, the Rover Board on October 5, 2023 (such financial information, the “October 2023 long-term plan”) and (2) unaudited prospective financial information for fiscal years 2023 through 2030, as well as Rover management’s extrapolations of such information for fiscal years 2031 through 2033, included in Rover’s long-term business plan reviewed with, and approved by, the Rover Board on November 25, 2023 (such financial information, the “November 2023 long-term plan”). For purposes of this proxy statement, we refer to the October 2023 long-term plan and the November 2023 long-term plan, collectively, as the “unaudited prospective financial information.”
The unaudited prospective financial information was prepared for internal use and not for public disclosure and was provided by Rover management to the Rover Board for the purposes of considering, analyzing and evaluating the merger and other strategic alternatives available to Rover. The November 2023 long-term plan was also provided to, and approved by the Rover Board for use by, Goldman Sachs and Centerview Partners for purposes of performing their respective financial analyses in connection with rendering their respective opinions to the Rover Board. In addition, as described in the section of this proxy statement captioned “—Background of the Merger,” at the direction of the Rover Board, a portion of the October 2023 long-term plan and of the November 2023 long-term plan were provided to, and discussed with, Blackstone as part of Rover’s discussions with Blackstone with respect to a potential transaction and to assist in its due diligence review. A portion of the November 2023 long-term plan was also provided by Rover to other potential acquirers during the “go-shop period” as permitted under the Merger Agreement. For more information on the preparation and use of the unaudited prospective financial information, please see the sections of this proxy statement captioned “—Background of the Merger,” “The Merger—Opinion of Goldman Sachs” and “The Merger—Opinion of Centerview Partners.”
The unaudited prospective financial information was developed by Rover management as then-current estimates of Rover’s future financial performance as an independent company. The unaudited prospective financial information does not give effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already been and will be incurred in connection with completing the Merger, or any changes to Rover’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. The unaudited prospective financial information also does not consider the effect of any failure of the Merger to be completed; it should not be viewed as accurate or continuing in that context.
The unaudited prospective financial information constitutes forward-looking statements. The unaudited prospective financial information is not included in this proxy statement to influence any decision on whether to vote for the merger proposal or any other proposal presented at the Special Meeting, but rather is included in this proxy statement to give stockholders access to certain non-public information that was provided to the Rover Board, Goldman Sachs, Centerview Partners and Blackstone for the purposes described above. By including the unaudited prospective financial information in this proxy statement, none of Rover, the Rover Board, Goldman Sachs, Centerview Partners or any other person has made or makes any representation to any person regarding Rover’s ultimate performance as compared to the information contained in the unaudited prospective financial information. The inclusion of the unaudited prospective financial information should not be regarded as an indication that Rover, the Rover Board, Goldman Sachs, Centerview Partners or any other person considered, or now considers, them to be necessarily predictive of actual future results, and such information should not be relied on as such. Further, the inclusion of the unaudited prospective financial information in this proxy statement does not constitute an admission or representation by Rover that the information presented is material. There can be no assurance that the prospective results will be realized or that actual results of Rover will not be materially lower or higher than estimated. The unaudited prospective financial information has not been updated or revised to reflect information or results after the date such information was prepared. Rover has, and may continue to, report results of operations for periods included in the unaudited prospective financial information that were or will be completed following the preparation of the unaudited prospective financial information. Stockholders and investors are urged to refer to Rover’s periodic filings with the SEC for information on Rover’s actual historical results.
The unaudited prospective financial information was not prepared with a view toward public disclosure or complying with U.S. generally accepted accounting principles (“GAAP”). In addition, the unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The unaudited prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Rover’s management. Rover’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Rover’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.
Although the unaudited prospective financial information is presented with numerical specificity, it reflects numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Rover’s business, including as described below, reflecting estimates and uncertainties as to future events made by Rover management that Rover management believed in good faith were reasonable at the time the unaudited prospective financial information was prepared. Rover’s ability to achieve the financial results contemplated by the unaudited prospective financial information will be affected by Rover’s ability to achieve its strategic goals, objectives and targets over the applicable periods, including certain strategic expansion initiatives the potential impact of which is not reflected in the unaudited prospective financial information, and will be subject to operational and execution risks associated therewith. The unaudited prospective financial information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the unaudited prospective financial information not to be achieved can be found in the risk factors included in Rover’s periodic filings with the SEC. These factors are difficult to predict, and may be outside of Rover’s control. As a result, there can be no assurance that the unaudited prospective financial information will be realized, and Rover’s actual results may be materially better or worse than those contained in the unaudited prospective financial information. For information on factors that may cause Rover’s future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” The unaudited prospective financial information may differ from publicized analyst estimates and forecasts. You should evaluate the unaudited prospective financial information, if at all, in conjunction with Rover’s historical financial statements and other information regarding Rover contained in Rover’s public filings with the SEC. The unaudited prospective financial information may not be consistent with Rover’s historical operating data as a result of the assumptions utilized in preparing such information. Except to the extent required by applicable federal securities laws, Rover does not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, holders of Rover’s common stock are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this proxy statement.
Because the unaudited prospective financial information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The unaudited prospective financial information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The unaudited prospective financial information is not, and should not be considered to be, a guarantee of future operating results. Further, the unaudited prospective financial information is not fact and should not be relied upon as being necessarily indicative of Rover’s future results or for purposes of making any investment decision.
Certain of the financial measures included in the unaudited prospective financial information, including adjusted EBITDA and unlevered free cash flow, are non-GAAP financial measures (the “non-GAAP financial measures”). These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the unaudited prospective financial information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the unaudited prospective financial information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by the Rover Board or used by Goldman Sachs or Centerview Partners. Accordingly, no reconciliation of the financial measures included in the unaudited prospective financial information is provided in this proxy statement.
The following table presents a summary of the October 2023 long-term plan. Rover management made various estimates and assumptions when preparing the October 2023 long-term plan, including (1) a compounded annual growth rate of approximately 14% for Rover’s revenue from 2023 to 2033, driven in part by a compounded annual growth rate for new customer acquisition of 8% from 2025 to 2033, year-over-year growth in average booking value of 2% from 2025 to 2033, cancellation rates trending to 11% by 2033 and a U.S. take rate growing to 27.5% in 2032 and 2033; (2) an Adjusted EBITDA margin growing to approximately 42% by 2033, due to contribution margin improvements as a result of increased take rates, improved cancellation rates and increased efficiency of operations from product investments, and continued fixed cost operating leverage; and (3) no impact to Rover’s future financial performance arising from near-term macroeconomic risks or from certain strategic expansion initiatives, including applicable operating expenses and revenue.

	Fiscal year ending December 31
(dollars in millions)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$232	$282	$334	$393	$457	$521	$587	$657	$730	$804	$878
Adjusted EBITDA(1)	$50	$80	$105	$133	$165	$196	$227	$260	$296	$331	$366
__________________
(1)Adjusted EBITDA is defined as net income (loss) excluding depreciation and amortization (including amortization expense related to capitalized internal use software), stock-based compensation expense, interest expense, interest income, change in fair value, net, other income (expense), net, income tax expense or benefit, certain acquisition and merger-related costs, gain or loss from equity method investments, net of tax, and non-routine items such as goodwill and intangible or investment impairment (if any), restructuring costs (if any), transaction-related expenses (if any), and certain legal settlements (if any).
The following table presents a summary of the November 2023 long-term plan, including (1) Rover’s estimated Unlevered Free Cash Flow excluding Net Operating Losses for 2023 through 2033 calculated by Rover management based on the November 2023 long term plan, and used by Goldman Sachs, with the approval of the Rover Board, in its financial analyses (as described in more detail in the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs”) and (2) Rover’s estimated Unlevered Free Cash Flow for 2023 through 2032 calculated by Rover management based on the November 2023 long-term plan, and used by Centerview Partners, with the approval of the Rover Board, in its opinion delivered to the Rover Board as to the fairness, from a financial point of view, of the consideration to be paid to the holders of our common stock and related financial analyses (as described in more detail in the section of this proxy statement captioned “The Merger—Opinion of Centerview Partners”). The November 2023 long-term plan was updated by Rover management to reflect updates and adjustments to Rover’s long-term business plan and Rover management’s then-current estimate of Rover’s future financial performance, as described in more detail in the section of this proxy statement captioned “—Background of the Merger.” Rover management made various estimates and assumptions when preparing the November 2023 long-term plan, including (1) a compounded annual growth rate of approximately 15% for Rover’s revenue from 2023 to 2033, driven in part by a compounded annual growth rate for new customer acquisition of approximately 8% from 2025 to 2033, year-over-year growth in average booking value of 3% from 2025 to 2033, cancellation rates trending to 11% by 2033 and a U.S. take rate growing to 27.5% in 2032 and 2033; (2) an Adjusted EBITDA margin growing to approximately 42% by 2033, due to contribution margin improvements as a result of increased take rates, improved cancellation rates and increased efficiency of operations from product investments, and continued fixed cost operating leverage; and (3) no impact to Rover’s future financial performance arising from near-term macroeconomic risks or from certain strategic expansion initiatives, including applicable operating expenses and revenue.

	Fiscal year ending December 31
(dollars in millions)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$231	$278	$338	$403	$473	$545	$619	$698	$782	$871	$961
Adjusted EBITDA(1)	$50	$75	$105	$136	$172	$208	$242	$280	$322	$363	$404
Unlevered Free Cash Flow excluding Net Operating Losses(2)	$18	$35	$54	$75	$99	$123	$148	$175	$204	$234	$264
Unlevered Free Cash Flow(3)	(3)	$44	$70	$93	$118	$123	$148	$175	$204	$234	(3)
__________________
(1)Adjusted EBITDA is defined as net income (loss) excluding depreciation and amortization (including amortization expense related to capitalized internal use software), stock-based compensation expense, interest expense, interest income, change in fair value, net, other income (expense), net, income tax expense or benefit, certain acquisition and merger-related costs, gain or loss from equity method investments, net of tax, and non-routine items such as goodwill and intangible or investment impairment (if any), restructuring costs (if any), transaction-related expenses (if any), and certain legal settlements (if any).
(2)Unlevered Free Cash Flow used by Goldman Sachs, with the approval of the Rover Board, in its financial analyses (as described in more detail in the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs”), which is calculated by Rover management as Adjusted EBITDA subtracting stock-based compensation expense, impact of cash taxes (including the impact of depreciation and amortization (including amortization expense related to capitalized internal use software) and excluding the impact of cash tax savings from net operating losses), capital expenditure expense on purchases of property, plant & equipment, and capitalization of internal use software, and adding or subtracting, as applicable, changes in net working capital. The foregoing calculation of Unlevered Free

Cash Flow did not take into account the cash tax savings from the utilization of Rover’s net operating losses. Rover management estimated that the cash tax savings from the utilization of Rover’s net operating losses would be approximately $13 million in fiscal year 2024, approximately $24 million in fiscal year 2025, approximately $34 million in fiscal year 2026 and approximately $16 million in fiscal year 2027, assuming a 100% and 80% maximum annual reduction of U.S. federal tax payments for pre-2018 and post-2018 net operating losses, respectively.
(3)Unlevered Free Cash Flow used by Centerview Partners, with the approval of the Rover Board, in its financial analyses (as described in more detail in the section of this proxy statement captioned “—Opinion of Centerview Partners”), which is calculated by Rover management as Adjusted EBITDA subtracting stock-based compensation expense, impact of cash taxes (including the impact of depreciation and amortization (including amortization expense related to capitalized internal use software) and the impact of cash tax savings from net operating losses), capital expenditure on purchases of property, plant & equipment, capitalization of internal use software, and adding or subtracting, as applicable, changes in net working capital. For purposes of its financial analyses, Centerview Partners used an estimate of Unlevered Free Cash Flow for the fourth quarter of 2023 of approximately $10 million, and did not use an estimate of Unlevered Free Cash Flow for 2033.
Interests of Rover’s Directors and Executive Officers in the Merger
When considering the recommendation of the Rover Board that you vote to approve the proposal to adopt the Merger Agreement and approve the Merger, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Rover Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted, and the Merger approved, by stockholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.
Arrangements with Parent
Prior to entering into the Merger Agreement, with the prior approval of the Rover Board, Adam Clammer, one of our directors, who is an affiliate of the True Wind Parties, engaged in preliminary discussions with Parent and its affiliates and representatives regarding a potential “rollover” of a portion of the shares of Rover’s common stock beneficially owned by the True Wind Parties in connection with the Merger, pursuant to which the True Wind Parties would continue to beneficially own a direct or indirect equity interest in the Surviving Corporation following the Merger rather than receiving the Per Share Price in exchange for such shares in the Merger. As of the execution of the Merger Agreement, neither Mr. Clammer nor any of the True Wind Parties had made a determination to participate in, or entered into any arrangement or agreement with Blackstone regarding, any such “rollover” or any equity investment to finance any portion of the Merger. Following the execution of the Merger Agreement, Mr. Clammer and the True Wind Parties and Parent and its affiliates and representatives continued discussions regarding such a “rollover.” The True Wind Parties have expressed interest in and anticipate a potential “rollover” of a material portion of the shares of Rover’s common stock that they beneficially own into a direct or indirect equity interest in the Surviving Corporation, subject to reaching agreement with Parent upon the terms and conditions of such a “rollover” and any rights the True Wind Parties would have in respect of such equity interest following the closing of the Merger. As of the date of this proxy statement, neither Mr. Clammer nor any of the True Wind Parties has reached any arrangement or agreement with Parent or any of its affiliates with respect to such terms and conditions.
As of the date of this proxy statement, none of our directors or executive officers or their respective affiliates (other than Mr. Clammer and the True Wind Parties, as described above) has had any discussions or negotiations, or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Pursuant to the Merger Agreement, except as approved by the Rover Board, from the date of the Merger Agreement, to the earlier of the termination of the Merger Agreement or the Effective Time, Parent and Merger Sub will not, and will not permit any of their subsidiaries or respective affiliates to make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any of our directors or executive officers or any of their respective affiliates (1) regarding any continuing employment or consulting relationship with the Surviving Corporation, (2) pursuant to which any such director or executive officer would be entitled to receive consideration of a different amount or nature than our stockholders, or (3) pursuant to which any such director or executive officer (directly or indirectly) would agree to provide an equity investment to finance any portion of the Merger. Following the date of this proxy statement and prior to and following the closing of the Merger, our directors and executive officers or their affiliates may have discussions with, and following the closing of the Merger or as otherwise approved by the Rover Board, may enter into agreements with, Parent or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.
Insurance and Indemnification of Directors and Executive Officers
Pursuant to the terms of the Merger Agreement, our directors and officers will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”
Treatment of Company Options and Company RSUs
The Company from time to time has granted awards under our 2021 Equity Incentive Plan (the “2021 Plan”) and our 2011 Equity Incentive Plan as well as the Barking Dog Ventures Limited Enterprise Management Incentive Share Option Plan (together, the “Company Equity Plans”), of Company Options and Company RSUs.
As of December 26, 2023, there were 5,910,780 shares of Rover’s common stock subject to outstanding Company Options and 3,894,684 shares of Rover’s common stock subject to outstanding Company RSUs, in each case, held by our directors and executive officers as a group.
At the Effective Time, each Company Option and Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Award”) will be cancelled and automatically converted into the right to receive a cash amount equal to the product of: (1) the total number of shares of Rover’s common stock subject to the Vested Award, multiplied by (2) $11.00 (or, for each Company Option, the excess, if any, of $11.00 over the Company Option’s per share exercise price), subject to any required tax withholdings (the “Vested Award Cash-out Payment”).
At the Effective Time, each Company Option and Company RSU that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Award (each, an “Unvested Award”) will be cancelled and automatically converted into the right to receive the Cash Replacement Amount, without interest, subject to the vesting conditions described below. The Cash Replacement Amount will be equal to the product of: (1) the total number of shares of Rover’s common stock subject to the Unvested Award, multiplied by (2) $11.00 (or, for each Company Option, the excess, if any, of $11.00 over the Company Option’s per share exercise price), subject to any required tax withholdings. The payment of the Cash Replacement Amount will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) that applied to the cancelled Unvested Award, except for terms rendered inoperative by reason of the Merger or for other administrative or ministerial changes to conform the administration of the payment of the Cash Replacement Amounts. If the vesting conditions are satisfied, the Cash Replacement Amount generally will be paid at the same time(s) as the cancelled Unvested Award would have vested according to its terms subject to any applicable administrative or ministerial changes.
The Company Equity Plans will terminate as of the Effective Time.
Treatment of Rover Earnout Shares
The Merger constitutes a “Change of Control” under (1) the SPAC Merger Agreement and (2) the SPAC Sponsor Support Agreement. In connection with the Merger, all shares of Rover’s common stock that remain issuable or that would vest upon the achievement of any remaining earnout milestones set forth in the SPAC Sponsor Support Agreement and the SPAC Merger Agreement (collectively, the “Rover Earnout Shares”), as applicable, will be treated as follows:
•SPAC Sponsor Earnout Shares. All remaining earnout milestones set forth in the SPAC Sponsor Support Agreement will be deemed to have occurred, and the 492,326 Rover Earnout Shares held by the SPAC

Parties that are issued and outstanding and that remain subject to the vesting and forfeiture provisions set forth in the SPAC Sponsor Support Agreement (the “SPAC Sponsor Earnout Shares”) will vest in full and no longer be subject to forfeiture pursuant to the SPAC Sponsor Support Agreement, effective as of immediately prior to the consummation of the Merger. As of the date of this proxy statement, certain of the SPAC Sponsor Earnout Shares are beneficially owned by the SPAC Sponsor. Mr. Clammer, one of our directors, is an affiliate of the SPAC Sponsor. The SPAC Sponsor Earnout Shares will be converted into the right to receive the Per Share Price, without interest and subject to any applicable tax withholdings. The SPAC Sponsor Earnout Shares are outstanding as of the Record Date and the holders of the SPAC Sponsor Earnout Shares as of the Record Date will be entitled to vote the SPAC Sponsor Earnout Shares on the proposals at the Special Meeting, including the proposal to adopt the Merger Agreement and approve the Merger.
•SPAC Merger Earnout Shares. All remaining earnout milestones set forth in the SPAC Merger Agreement will be deemed to have occurred, and all remaining Rover Earnout Shares issuable under the SPAC Merger Agreement (the “SPAC Merger Earnout Shares”) will be issued to the former stockholders of Legacy Rover entitled thereto (in accordance with their respective pro rata share), effective as of immediately prior to the consummation of the Merger. Each former stockholder of Legacy Rover will be issued 0.0183 SPAC Merger Earnout Shares per share of Legacy Rover’s common stock held immediately prior to the consummation of the de-SPAC transaction, rounded down to the nearest share, with any fractional shares paid out in cash, representing an aggregate of up to 2,192,687 SPAC Merger Earnout Shares. Certain of our directors and executive officers, and certain of their current and former respective affiliates, are former stockholders of Legacy Rover and will be entitled to receive SPAC Merger Earnout Shares pursuant to the SPAC Merger Agreement. The SPAC Merger Earnout Shares issued immediately prior to the consummation of the Merger will be converted into the right to receive the Per Share Price, without interest and subject to any applicable tax withholdings. The SPAC Merger Earnout Shares issued immediately prior to the consummation of the Merger are not outstanding as of the Record Date and therefore the holders of the SPAC Merger Earnout Shares will not be entitled to vote the SPAC Merger Earnout Shares on the proposals at the Special Meeting, including the proposal to adopt the Merger Agreement and approve the Merger.
The following table sets forth (1) the number of currently unvested SPAC Sponsor Earnout Shares beneficially owned by affiliates of Mr. Clammer that will vest in full immediately prior to the consummation of the Merger and (2) the number of unissued SPAC Merger Earnout Shares that will be issued to our directors, executive officers and their respective affiliates immediately prior to the consummation of the Merger:

Name	SPAC Sponsor Earnout Shares	SPAC Merger Earnout Shares	Rover Earnout Shares ($) (5)
Adam H. Clammer (1)	472,326	—	$5,195,586
Aaron Easterly	—	49,073	$539,803
Venky Ganesan (2)	—	270,232	$2,972,566
Greg Gottesman (3)	—	878	$9,660
Scott Jacobson (4)	—	423,063	$4,653,708
Brent Turner	—	5,484	$60,339
__________________
(1)The SPAC Sponsor Earnout Shares set forth in the table are held of record by the SPAC Sponsor. Based on our records and a Schedule 13D/A filed with the SEC on November 30, 2023, True Wind Capital II, L.P. and True Wind Capital II-A, L.P., or the TWC Funds, are each a managing member of the SPAC Sponsor. True Wind Capital GP II, LLC is the general partner of the TWC Funds. Mr. Clammer serves as a managing member of True Wind Capital GP II, LLC. An additional 20,000 SPAC Sponsor Earnout Shares are held by other members of the SPAC Parties.
(2)The SPAC Merger Earnout Shares will be issued to Menlo Inflection I, L.P. (f/k/a Menlo Special Opportunities Fund, L.P.), or Menlo Inflection, Menlo Ventures XI, L.P., or Menlo Ventures XI, MMEF XI, L.P., or MMEF XI, and MMSOP, L.P., or MMSOP, and together with Menlo Inflection, Menlo Ventures XI, and MMEF XI (collectively, “Menlo Ventures”). Based on our records and a Schedule 13D/A filed with the SEC on November 14, 2023, Mr. Ganesan is a managing member of the general partners of Menlo Ventures and collectively with the other managing members of the general partners makes voting and dispositive decisions with respect to the shares held by Menlo Ventures.

(3)The SPAC Merger Earnout Shares will be issued to Mr. Gottesman. Mr. Gottesman is also a minority investor and former general partner in funds affiliated with Madrona Ventures (defined in footnote (4) below), which beneficially own 14.6% of Rover’s common stock as of December 26, 2023. Mr. Gottesman does not have voting or dispositive control over such funds.
(4)The SPAC Merger Earnout Shares will be issued to Madrona Venture Fund IV, L.P., or Madrona Fund IV, and Madrona Venture Fund IV-A, L.P., or Madrona Fund IV-A, as applicable. Based on our records and a Schedule 13D/A filed with the SEC on October 5, 2021, Madrona Investment Partners IV, L.P., or Madrona Partners IV, is the general partner of each of Madrona Fund IV and Madrona Fund IV-A, and Madrona IV General Partner, LLC, or Madrona IV LLC, is the general partner of Madrona Partners IV. Mr. Jacobson shares power to direct the voting and disposition of the shares held by Madrona Fund IV and Madrona Fund IV-A, or collectively, Madrona Ventures.
(5)The value is equal to the aggregate number of SPAC Sponsor Earnout Shares and SPAC Merger Earnout Shares multiplied by the Per Share Price of $11.00, plus, for those receiving SPAC Merger Earnout Shares, any cash payment for fractional SPAC Merger Earnout Shares.
In addition, 94,923 SPAC Merger Earnout Shares will be issued immediately prior to the consummation of the Merger to Spark Capital Growth Fund, L.P. and Spark Capital Growth Founders Fund, L.P., which equals $1,044,172 when multiplied by the Per Share Price of $11.00 plus any cash payment for fractional SPAC Merger Earnout Shares. Megan Siegler, one of our directors, is a minority investor in entities affiliated with Spark Capital Growth Fund, L.P. and Spark Capital Growth Founders Fund, L.P., which beneficially own less than 5% of Rover’s common stock as of December 26, 2023, and does not have voting or dispositive control over such funds.
Change in Control Benefits Under Existing Relationships
As discussed above, at the Effective Time, each Vested Award (including those held by our executive officers and non-employee directors) will be cancelled and automatically converted into the right to receive the Vested Award Cash-out Payment, and each Unvested Award (including those held by our executive officers) will be cancelled and automatically converted into the right to receive the Cash Replacement Amount. The Cash Replacement Amount will be subject to the vesting conditions (including any modified vesting schedules or accelerated vesting on specific terminations of employment) and payment terms described below.
Non-Employee Director Equity Awards
Pursuant to the terms of our 2021 Plan and our outside director compensation policy, in the event of a “Change in Control” (as defined in the 2021 Plan and which includes the consummation of the Merger), each non-employee director will fully vest in his or her outstanding Rover equity awards (including the Unvested Awards) immediately prior to the consummation of the Merger and will be entitled to receive the $11.00 Per Share Price in the Merger, subject to the non-employee director’s continued service as a non-employee director through the date of the Change in Control.
Change in Control Arrangements
Aaron Easterly
We entered into an employment agreement with Mr. Easterly, our Chief Executive Officer, in September 2011, which was amended in March 2012. Under the terms of Mr. Easterly’s employment agreement and the terms of the equity award agreements underlying his equity awards, if Mr. Easterly’s employment is “Involuntarily Terminated” (as defined in Mr. Easterly’s employment agreement) in connection with or within 12 months after a “Change in Control” (as defined in Mr. Easterly’s employment agreement and which includes the consummation of the Merger), then 100% of the then unvested and outstanding Rover equity awards held by Mr. Easterly (including the Unvested Awards) will immediately vest. This accelerated vesting condition would apply to Mr. Easterly’s payment of the Cash Replacement Amounts. In addition, upon a Change in Control, any unvested and outstanding Rover equity awards held by Mr. Easterly (including the Unvested Awards) that have a vesting date that would otherwise occur more than 12 months after the Change in Control will instead vest in equal quarterly installments over the 12 months following the Change in Control and will be fully vested on the first anniversary of the closing of the Change in Control, subject to Mr. Easterly’s continued service through each applicable vesting date. This accelerated vesting schedule would apply to Mr. Easterly’s payment of the Cash Replacement Amounts.
Charlie Wickers
We entered into an employment letter agreement with Mr. Wickers, our Chief Financial Officer, in August 2022. Under the terms of Mr. Wickers’ employment agreement and the terms of the equity award agreements underlying his equity awards, if Mr. Wickers’ employment is “Involuntarily Terminated” (as defined in Mr. Wickers’ employment agreement) in connection with or within 12 months after a “Change in Control” (as defined in the 2021 Plan and which includes the consummation of the Merger), then 100% of the then unvested and outstanding Rover equity awards held by Mr. Wickers (including the Unvested Awards) will immediately vest. This double-trigger accelerated vesting condition would apply to Mr. Wickers’ payment of the Cash Replacement Amounts.
Brent Turner
Mr. Turner’s equity award agreements underlying each of his outstanding and unvested Rover equity awards generally provide that if Mr. Turner’s employment is “Involuntarily Terminated” (as defined in the applicable award agreement) in connection with or within 12 months after a “Change in Control” (as defined in the applicable Company Equity Plan under which the award was granted and which includes the consummation of the Merger), then 100% of the then unvested and outstanding Rover equity awards held by Mr. Turner (including the Unvested Awards) will immediately vest. This double-trigger accelerated vesting condition would apply to Mr. Turner’s payment of the Cash Replacement Amounts.
Equity Interests of Rover’s Executive Officers and Directors
The following table sets forth the number of shares of Rover’s common stock and the number of shares of Rover’s common stock underlying vested and unvested equity awards beneficially owned by each of our executive officers and directors and their respective affiliates that are outstanding as of December 26, 2023. The table also sets forth the value of these shares and equity awards, determined as the number of shares multiplied by the $11.00 Per Share Price (minus the applicable per share exercise price for any Company Options). Other than the SPAC Merger Earnout Shares, no additional shares of Rover’s common stock or equity awards were or are expected to be granted to any executive officer, director or their respective affiliates in contemplation of the Merger.

Name	Shares (#) (1)	Shares ($)	Company Options (#) (2)	Company Options ($) (2)	Company RSUs (#) (3)	Company RSUs ($) (3)	Total ($)
Adam Clammer (4)	14,457,597	$159,033,567	—	—	—	—	$159,033,567
Jamie Cohen.	23,566	$259,226	—	—	66,550	$732,050	$991,276
Aaron Easterly	3,765,804	$41,423,844	4,119,620	$37,921,123	1,718,936	$18,908,296	$98,253,263
Venky Ganesan (5)	8,548,232	$94,030,552	—	—	—	—	$94,030,552
Greg Gottesman (6)	101,164	$1,112,804	—	—	41,417	$455,587	$1,568,391
Scott Jacobson (7)	26,463,916	$291,103,076	—	—	—	—	$291,103,076
Kristina Leslie	70,025	$770,275	—	—	33,273	$366,003	$1,136,278
Erik Prusch	—	—	—	—	54,855	$603,405	$603,405
Megan Siegler (8)	44,290	$487,190	—	—	41,417	$455,587	$942,777
Brent Turner	1,047,154	$11,518,694	1,728,884	$16,137,286	1,186,125	$13,047,375	$40,703,355
Charlie Wickers	133,460	$1,468,060	62,276	$568,911	752,111	$8,273,221	$10,310,192
__________________
(1)This number includes shares of Rover’s common stock beneficially owned, excluding shares of Rover’s common stock issuable upon exercise of Company Options or settlement of Company RSUs. This number also excludes SPAC Merger Earnout Shares.
(2)The number of shares of Rover’s common stock subject to Company Options includes both vested and unvested Company Options. All such Company Options have a per share exercise price that is less than $11.00. The number of shares subject to the vested and unvested portions of the Company Options, and the value (determined by (i) the aggregate number of shares underlying the Company Options multiplied by the $11.00 Per Share Price (ii) minus the aggregate exercise price with respect to such Company Options) of those portions of the Company Options are as follows:

Vested & Unvested Company Options
Name	Vested Company Options (#)	Vested Company Options ($)	Unvested Company Options (#)	Unvested Company Options ($)
Adam Clammer	—	—	—	—
Jamie Cohen	—	—	—	—
Aaron Easterly	4,039,910	$37,202,936	79,710	$718,187
Venky Ganesan	—	—	—	—
Greg Gottesman	—	—	—	—
Scott Jacobson	—	—	—	—
Kristina Leslie	—	—	—	—
Erik Prusch.	—	—	—	—
Megan Siegler	—	—	—	—
Brent Turner	1,712,377	$15,988,558	16,507	$148,728
Charlie Wickers	58,408	$534,060	3,868	$34,851
(3)This number reflects the number of shares of Rover’s common stock subject to Company RSUs that were not vested as of December 26, 2023.
(4)The shares are held of record by the SPAC Sponsor.
(5)The shares are held of record by Menlo Ventures, Venky Ganesan, Disani LP and Ganesan Living Trust dated December 3, 2004 as discussed in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”
(6)Mr. Gottesman is a minority investor and former general partner in funds affiliated with Madrona Ventures, which beneficially own 14.6% of Rover’s common stock as of December 26, 2023. Mr. Gottesman does not have voting or dispositive control over such shares.
(7)The shares are held of record by Madrona Ventures.
(8)Ms. Siegler is a minority investor in entities affiliated with Spark Capital Growth Fund, L.P. / Spark Capital Growth Founders Fund, L.P., which beneficially own less than 5% of Rover’s common stock as of December 26, 2023. Ms. Siegler does not have voting or dispositive control over such funds.
Transaction Committee Compensation
On November 28, 2023, the Rover Board approved a one-time cash payment of $10,000 to each member of the Transaction Committee—Mr. Jacobson, Ms. Leslie and Mr. Prusch—that was paid in January 2024. This payment was approved and was made in consideration for the time and effort of each such director’s service as a member of the Transaction Committee, and was not contingent on the Transaction Committee approving or recommending the Merger Agreement or the Merger, the Company’s entry into the Merger Agreement or the consummation of the Merger.
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.
Pursuant to the Equity Commitment Letter, the Guarantors have agreed to, severally (and not jointly or jointly and severally), provide Parent, at the consummation of the Merger, with an equity contribution of up to $2.35 billion to pay the cash merger consideration and certain other payments and expenses related to the Merger. Rover is a third-party beneficiary of the Equity Commitment Letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein.
Cooperation with Debt Financing
Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), Rover has agreed that it will use its reasonable best efforts to, among other things, provide Parent and Merger Sub with reasonable cooperation as may be reasonably requested by Parent or Merger Sub to assist them in arranging and consummating the debt financing (if any) to be obtained by Parent or Merger Sub in connection with the Merger. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Cooperation with Debt Financing.”

The Voting and Support Agreements
The following summary describes the material provisions of the Voting Agreements. The descriptions of the Voting Agreements in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Voting Agreements, the form of which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. We encourage you to read the form of Voting Agreement carefully and in its entirety because this summary may not contain all the information about the Voting Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this proxy statement.
Concurrently with the execution of the Merger Agreement, and following approval thereof by the Rover Board, Parent and Merger Sub entered into Voting Agreements with certain investors affiliated with Madrona Ventures, Menlo Ventures, the True Wind Parties, Foundry Ventures (as defined below) and certain of Rover’s directors and named executive officers, consisting of Foundry Group Next, L.P., Foundry Venture Capital 2013, L.P. (together with Foundry Group Next, L.P., “Foundry Ventures”), Madrona Venture Fund IV, L.P., Madrona Venture Fund IV-A, L.P., Menlo Inflection I, L.P., Menlo Ventures XI, L.P., MMEF XI, L.P., MMSOP, L.P. and Nebula Caravel Holdings, LLC and Aaron Easterly, Brent Turner and Charlie Wickers (collectively, the “Voting Agreement Stockholders”), solely in their capacity as holders of Rover’s common stock. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately [ ]% of the outstanding shares of Rover’s common stock.
Under the Voting Agreements, the Voting Agreement Stockholders have agreed, subject to the terms and conditions in the Voting Agreements and during the term of the Voting Agreements, to vote all of their shares of Rover’s common stock in favor of the adoption of the Merger Agreement and approval of the Merger and against any competing transaction or other action that might prevent, materially impede, materially delay or materially and adversely affect the consummation of the Merger.
Pursuant to the Voting Agreements, the Voting Agreement Stockholders have agreed that until the termination of the Voting Agreements, the Voting Agreement Stockholders will not, directly or indirectly transfer or sell their securities of Rover, subject to certain exceptions set forth in the Voting Agreements.
The Voting Agreements terminate in certain circumstances, including in connection with Rover’s termination of the Merger Agreement in order to accept a Superior Proposal or upon the occurrence of the Effective Time.
Closing and Effective Time
The closing of the Merger will take place (a) on a date to be agreed upon by Parent, Merger Sub and Rover that is no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the Closing of the Merger (as described under the caption, “The Merger Agreement—Conditions to the Closing of the Merger”) other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, or (b) such other time as Parent, Merger Sub and Rover mutually agree in writing.
Appraisal Rights
If the Merger is consummated, our stockholders (including beneficial owners of shares of Rover’s common stock) who (1) do not vote in favor of the adoption of the Merger Agreement, (2) properly demand an appraisal of their applicable shares of Rover’s common stock prior to the vote on the adoption of the Merger Agreement, (3) continuously hold of record or own beneficially their applicable shares through the Effective Time, (4) otherwise comply with the procedures of Section 262, including by satisfying certain ownership thresholds set forth therein, and (5) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions of Section 262, seek appraisal of their shares of common stock in connection with the Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of shares of Rover’s common stock, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Rover’s common stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to a “person” mean any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders (including beneficial owners of shares of Rover’s common stock) exercise their appraisal rights under Section 262. Stockholders (including beneficial owners of shares of Rover’s common stock) should carefully review the full text of Section 262 as well as the information discussed below.
Under Section 262, if the Merger is completed, holders of record and beneficial owners of shares of Rover’s common stock who (1) submit a written demand for appraisal of such person’s shares to Rover prior to the vote on the adoption of the Merger Agreement; (2) do not vote in favor of the adoption of the Merger Agreement; and (3) continuously hold of record or own beneficially such shares on the date of making the demand for appraisal through the Effective Time may be entitled to have their shares of Rover’s common stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the consideration set forth in the Merger Agreement, of the “fair value” of their shares of Rover’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless (1) the total number of shares of Rover’s common stock entitled to appraisal exceeds one percent of the outstanding shares of Rover’s common stock as measured in accordance with subsection (g) of Section 262; or (2) the value of the Merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.”
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Rover’s notice to our stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any person who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Per Share Price described in the Merger Agreement without interest and subject to any applicable tax withholdings. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Rover’s common stock, Rover believes that if a person is considering exercising such rights, that person should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Rover’s common stock must do ALL of the following:
•such person must not vote in favor of the proposal to adopt the Merger Agreement;

•such person must deliver to Rover a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting; and
•such person must continuously hold of record or beneficially own the shares from the date of making the demand through the Effective Time (a person will lose appraisal rights if the person transfers the shares before the Effective Time).
In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement and approve the Merger, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt of the Merger Agreement and approve the Merger or abstain with respect to such proposal.
Filing Written Demand
A person wishing to exercise appraisal rights must deliver to Rover, before the vote on the adoption of the Merger Agreement and approval of the Merger at the Special Meeting, a written demand for the appraisal of such person’s shares. In addition, that person must not vote or submit a proxy in favor of the adoption of the Merger Agreement and approval of the Merger. A vote in favor of the adoption of the Merger Agreement and approval of the Merger, in person at the Special Meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A failure to vote against the adoption of the Merger Agreement will not constitute a waiver of a stockholder's appraisal rights. A person exercising appraisal rights must hold of record or beneficially own the shares on the date the written demand for appraisal is made and must continue to hold or own, as applicable, the shares through the Effective Time. Neither voting (in person or by proxy) against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement and approval of the Merger.
A written demand for appraisal made by a stockholder of record must reasonably inform Rover of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. A written demand for appraisal made by a beneficial owner must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list (as defined below).
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, Washington 98101
Attention: Corporate Secretary
At any time within 60 days after the Effective Time, any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the Per Share Price offered pursuant to the Merger Agreement, without interest and subject to any applicable tax withholdings, by delivering to Rover, as the Surviving Corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j) of the DGCL (a “reservation”); provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the Effective Time. If Rover, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Price being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each person who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement and approval of the Merger, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders (including beneficial owners) should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Rover’s common stock. Accordingly, any persons who desire to have their shares of Rover’s common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Rover’s common stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, persons’ rights to appraisal shall cease, and all such persons will be entitled to receive the consideration offered pursuant to the Merger Agreement without interest.
Within 120 days after the Effective Time, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Rover has received demands for appraisal and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the Surviving Corporation and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The costs of any such notice are borne by the Surviving Corporation.

After notice is provided to the applicable persons as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares of common stock and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person.
Pursuant to Section 262(g) of the DGCL, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who assert appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of Rover’s common stock as measured in accordance with Section 262(g) of the DGCL; or (2) the value of the merger consideration in respect of such shares exceeds $1 million.
Determination of Fair Value
Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Rover’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) the interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither Rover nor Parent anticipates offering more than the Per Share Price to any persons exercising appraisal rights, and each of Rover and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Rover’s common stock is less than the Per Share Price.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a reservation. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Rover’s common stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, the person’s shares of Rover’s common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Price.
From and after the Effective Time, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Rover’s common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. In that event, you will be entitled to receive the Per Share Price for your dissenting shares in accordance with the Merger Agreement, without interest and subject to any applicable tax withholdings. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Rover’s common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Rover’s common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, such as holders who may be subject to special treatment under U.S. federal income tax laws, including:
•banks or other financial institutions;
•tax-exempt organizations;
•retirement or other tax deferred accounts;
•S corporations;

•partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity);
•insurance companies;
•mutual funds;
•dealers in stocks and securities;
•traders in securities that elect to use the mark-to-market method of accounting for their securities;
• regulated investment companies or real estate investment trusts;
•entities subject to the U.S. anti-inversion rules;
•certain former citizens or long-term residents of the United States;
•holders that own or have owned (directly, indirectly or constructively) five percent or more of Rover’s common stock (by vote or value);
•holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;
•holders that received their shares of Rover’s common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;
•holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•U.S. Holders whose “functional currency” is not the U.S. dollar;
•holders who hold their Rover’s common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•holders who are treated as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax; or
•holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Rover’s common stock being taken into account in an “applicable financial statement” (as defined in the Code).
In addition, the following discussion does not address the tax consequences of transactions effected prior to, concurrently with or after the Merger (whether or not such transactions are effected in connection with the Merger), including any tax consequences related to issuance and vesting of Rover Earnout Shares (which is described in the section captioned “Certain U.S. Federal Income Tax Considerations” in the Company’s Registration Statement on Form S-4 filed on February 16, 2021 (File No. 333-253110), as amended). The following discussion also does not address the U.S. federal income tax consequences to stockholders that exercise dissenters’ rights, the U.S. federal estate, gift or alternative minimum tax consequences, if any, the tax consequences arising from the Medicare tax on net investment income, and any state, local or non-U.S. tax consequences.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Rover’s common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Rover’s common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Rover’s common stock that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
The receipt of cash by a U.S. Holder in exchange for shares of Rover’s common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of Rover’s common stock that, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership (or an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes).
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);
•such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or
•the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Rover’s common stock (the “Relevant Period”) and, if shares of Rover’s common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns or is deemed to own pursuant to attribution rules more than 5% of Rover’s common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.
Non-U.S. Holders should consult with their tax advisors regarding the tax consequences of the transaction to them both under U.S. federal income tax laws and the tax laws of the applicable jurisdiction.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (a) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Rover’s common stock. Stockholders should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of Rover’s common stock for cash pursuant to the Merger under any federal, state, local or non-U.S. tax laws.
Regulatory Approvals Required for the Merger
General
The Company and Parent have agreed to use their respective reasonable best efforts to take all actions necessary to obtain all consents, waivers, approvals, orders and authorizations from governmental authorities that are necessary or advisable to consummate the Merger. These approvals include, for example, approval under, or notifications pursuant to, the HSR Act.
The obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the HSR Act. Under the HSR Act, and the rules and regulations promulgated thereunder, the Merger cannot be completed until the Company and Parent, and their respective affiliates, if applicable, file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms. Parent and the Company made the necessary filings with the FTC and the Antitrust Division of the DOJ on December 13, 2023. The applicable HSR waiting period is currently expected to expire on January 12, 2024 at 11:59 p.m. Eastern Time.
At any time before or after consummation of the Merger, notwithstanding the expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws in certain circumstances.
The consummation of the Merger is not conditioned upon the clearance or approval by any other governmental agency, however, we cannot exclude the possibility that one or more governmental agencies may require the parties to make additional regulatory filings in connection with the Merger, and also may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

THE MERGER AGREEMENT
The following summary describes the Merger and the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Rover, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Rover, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Rover, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to this proxy statement, only to provide you with information regarding its terms and conditions. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Rover and our business. Please see the section of this proxy statement captioned “Where You Can Find More Information.” Rover will continue to comply with its public disclosure obligations under applicable securities laws and regulations.
Unless indicated otherwise, any capitalized term not otherwise defined has the meaning assigned to such term in the Merger Agreement.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into Rover, with Rover becoming a wholly owned subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Rover and Merger Sub, and all of the debts, liabilities and duties of Rover and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the initial directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. As of, and immediately following, the Effective Time, the initial officers of the Surviving Corporation will consist of the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Rover as the Surviving Corporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time
The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described in this proxy statement in the section captioned “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the Closing) or such other time agreed to in writing by Parent, Rover and Merger Sub. Concurrently with the Closing, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, each share of Rover’s common stock that is outstanding as of immediately prior to the Effective Time (other than certain exceptions, including shares of common stock owned by Rover, Parent or Merger Sub or by stockholders or beneficial owners of Rover who have neither voted in favor of the Merger nor consented to the Merger in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Rover’s common stock in accordance with Section 262) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price, without interest and subject to any applicable tax withholdings.
Outstanding Company Options and Company RSUs
At the Effective Time, each vested Company Option or each vested Company RSU will be cancelled and automatically converted into the right to receive the vested Company Option consideration or vested Company RSU consideration, respectively. The vested Company Option consideration will be equal to the product of (1) the aggregate number of shares subject to the vested Company Option and (2) the excess, if any, of $11.00 over such vested Company Option’s applicable per share exercise price, subject to any required tax withholdings. The vested Company RSU consideration will be equal to the product of (1) the aggregate number of shares subject to the vested Company RSU multiplied by (2) $11.00, subject to any required tax withholdings.
At the Effective Time, each unvested Company Option or each unvested Company RSU will be cancelled and automatically converted into the right to receive the Cash Replacement Amount, subject to the vesting conditions described below. The Cash Replacement Amount with respect to an unvested Company Option will be equal to the product of: (1) the total number of shares of Rover’s common stock subject to the unvested Company Option and (2) the excess, if any, of $11.00 over the unvested Company Option’s per share exercise price, subject to any required tax withholdings. The Cash Replacement Amount with respect to an unvested Company RSU will be equal to the product of: (1) the total number of shares of common stock subject to the unvested Company RSU, multiplied by (2) $11.00, subject to any required tax withholdings. The Cash Replacement Amount will be subject to the same vesting conditions (including continued service requirements and any accelerated vesting on specific terminations of employment) that applied to the cancelled unvested Company Option or unvested Company RSU, except for terms rendered inoperative by reason of the Merger or for any applicable administrative or ministerial changes.
The Company Equity Plans will terminate as of the Effective Time.
Treatment of Purchase Rights under the 2021 Employee Stock Purchase Plan
The Merger Agreement generally provides that no individual will be allowed to begin participating in Rover’s 2021 Employee Stock Purchase Plan (the “ESPP”) after November 29, 2023 and that immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), Rover will terminate the ESPP.
Exchange and Payment Procedures
Prior to the Closing, Parent will select a Payment Agent to make payments of the Merger consideration to Rover stockholders. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the aggregate consideration to which the holders of Rover’s common stock become entitled pursuant to the terms of the Merger Agreement.
Upon receipt of a letter of transmittal or “agent’s message” by the Payment Agent, as applicable, the Payment Agent will deliver to each holder of record of shares of Rover’s common stock the Per Share Price for such shares of common stock in exchange for such holder’s certificated or uncertificated shares. The amount of any Per Share Price paid to Rover stockholders may be subject to any applicable tax withholdings.
If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Rover’s common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Per Share Price. Any cash deposited with the Payment Agent that remains unclaimed two years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of Rover, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Rover are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Rover, any change, event, violation, inaccuracy, effect or circumstance that, individually or in the aggregate have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Rover, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:
•changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, including changes in the rate of inflation, supply chain disruptions or trade policies, except to the extent that such Effect has had a materially disproportionate adverse effect on Rover relative to other similarly situated companies operating in the industries in which Rover conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;
•changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, except to the extent that such Effect has had a materially disproportionate adverse effect on Rover relative to other similarly situated companies operating in the industries in which Rover conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;
•changes in conditions in the industries in which Rover generally conducts business, except to the extent that such Effect has had a materially disproportionate adverse effect on Rover relative to other similarly situated companies operating in the industries in which Rover conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;
•changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent that such Effect has had a materially disproportionate adverse effect on Rover relative to other similarly situated companies operating in the industries in which Rover conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;
•any geopolitical conditions, outbreak of hostilities, armed conflicts, protests, social unrest, civil disobedience, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world, except to the extent that such Effect has had a materially disproportionate adverse effect on Rover relative to other similarly situated companies operating in the industries in which Rover conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;
•earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, pandemics and other force majeure events (including any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, except to the extent that such Effect has had a materially disproportionate adverse effect on Rover relative to other similarly situated companies operating in the industries in which Rover conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;
•any Effect resulting from the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of Rover and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person;
•the compliance by Parent, Merger Sub or Rover with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;
•any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;
•changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);
•changes in the price or trading volume of Rover’s common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
•any failure, in and of itself, by Rover to meet (1) any public estimates or expectations of Rover’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
•the availability or cost of equity, debt or other financing to Parent or Merger Sub;
•any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former Rover stockholders (on their own behalf or on behalf of Rover) against Rover, any of its executive officers or other employees or any member of the Rover Board arising out of the Merger or any other transaction contemplated by the Merger Agreement;
•any COVID-19 Measures; and
•any matters expressly disclosed in the confidential disclosure letter to the Merger Agreement.

In the Merger Agreement, Rover has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•due organization, valid existence, good standing and authority and qualification to conduct business with respect to Rover and its subsidiaries;
•the organizational documents of Rover and its subsidiaries;
•Rover’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Rover’s organizational documents and Rover’s contracts;
•the necessary approval of the Rover Board;
•the rendering of fairness opinions to the Rover Board by Goldman Sachs and Centerview Partners;
•the inapplicability of anti-takeover laws to the Merger;
•the necessary vote of Rover stockholders in connection with the Merger Agreement;
•the absence of any conflict or violation or material alteration of any organizational documents, existing contracts, applicable laws to Rover or its subsidiaries or the resulting creation of any lien upon Rover’s assets due to the performance of the Merger Agreement;
•required governmental approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•the capital structure of Rover as well as the ownership and capital structure of its subsidiaries;
•Rover’s equity incentive plan and incentive equity awards;
•the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Rover’s common stock or any of Rover’s subsidiaries;
•the absence of any contract relating to the voting of, requiring registration of, or granting any subscriptions, warrants, preemptive rights, “phantom stock” or similar obligations, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Rover’s or its subsidiaries’ securities;
•the absence of any contract requiring Rover or any of its subsidiaries to acquire any equity interest of any other person or to make any payments based on the price or value of any securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of Rover;
•the accuracy and required filings of Rover’s SEC filings and financial statements;
•Rover’s disclosure controls and procedures;
•Rover’s internal accounting controls and procedures;
•Rover’s and its subsidiaries’ indebtedness;
•the absence of specified undisclosed liabilities;
•litigation matters;
•Rover’s compliance with laws;
•export controls matters and compliance with the Foreign Corrupt Practices Act of 1977;

•the existence and enforceability of specified categories of Rover’s material contracts;
•employee benefit plans;
•labor matters;
•tax matters;
•payment of fees to brokers in connection with the Merger Agreement;
•insurance matters;
•Rover’s possession of necessary permits;
•real property leased or subleased by Rover and its subsidiaries;
•trademarks, patents, copyrights and other intellectual property matters;
•privacy and cybersecurity matters;
•environmental matters;
•the absence of certain changes;
•government contracts;
•Rover’s top vendors;
•absence of any transactions, relations or understandings between Rover or any of its subsidiaries and any affiliate or related person; and
•the absence of any additional representations and warranties of Rover and its affiliates.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Rover that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;
•Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;
•the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;
•required consents and regulatory filings in connection with the Merger Agreement;
•the absence of litigation, orders and investigations;
•ownership of equity interests of Rover;
•payment of fees to brokers in connection with the Merger Agreement;
•operations of Parent and Merger Sub;
•the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•delivery and enforceability of the Limited Guaranty;
•matters with respect to Parent’s financing and sufficiency of funds;
•the absence of agreements between Parent and members of the Rover Board or Rover management;
•the absence of acquisition agreements by Parent, Merger Sub and the Guarantors that would delay or prohibit the consummation of the Merger;
•the absence of any stockholder or management arrangements related to the Merger;
•the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and
•the exclusivity and terms of the representations and warranties made by Rover.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except as: (1) expressly contemplated by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; (3) for any actions taken reasonably and in good faith to respond to COVID-19 or any COVID-19 Measures; or (4) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement and the Effective Time, Rover will, and will cause each of its subsidiaries to:
•use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law;
•subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of business; and
•use its commercially reasonable efforts to preserve intact its material assets, properties, contracts or other legally binding understandings, licenses, business organizations, to keep available the services of its current officers and key employees and to preserve its current relationships with customers, vendors, distributors, partners (including platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which Rover has business relations.
In addition, Rover has also agreed that, except as (1) disclosed in the confidential disclosure letter to the Merger Agreement, (2) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), or (3) expressly contemplated by the Merger Agreement, during the period of time between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement and the Effective Time, Rover will not, and will cause each of its subsidiaries not to, among other things:
•amend the organizational documents of Rover or any of its subsidiaries;
•liquidate, dissolve or reorganize;
•issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Rover or any of its subsidiaries except for (1) issuance or sale of shares of Rover’s common stock pursuant to Company Options or Company RSUs outstanding as of November 27, 2023 in accordance with their terms and (2) issuance of the SPAC Merger Earnout Shares pursuant to the SPAC Merger Agreement and the SPAC Sponsor Earnout Shares pursuant to the SPAC Sponsor Support Agreement;

•acquire, repurchase or redeem any securities except for (1) repurchases, withholdings or cancellations of securities pursuant to Company Options or Company RSUs outstanding as of the date of the Merger Agreement or (2) transactions between Rover and any of its subsidiaries;
•adjust, split, combine, pledge, encumber or modify the terms of capital stock of Rover or any of its subsidiaries;
•declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned subsidiary or Rover to Rover or one of its wholly owned subsidiaries;
•pledge or encumber any shares of its capital stock or other equity or voting interest;
•modify the terms of any shares of its capital stock or other equity or voting interest;
•incur or assume any indebtedness or issue any debt securities;
•mortgage or pledge any assets;
•make any loans, advances or capital contributions to, or investments in, any other person except for extensions of credit to customers, advances to directors, officers and other employees for travel and other business-related expenses and loans, advances or capital contributions to wholly owned subsidiaries of Rover;
•purchase or sell any asset in excess of $425,000;
•(1) enter into, adopt, amend, modify or terminate any compensation or benefit plan or arrangement of any director, officer or employee of Rover or its subsidiaries, (2) increase the compensation or benefits provided or pay any special bonus or special remuneration or pay any benefit not required by any employee plan in effect as of the Merger Agreement to current or former directors, officers or employees of Rover or its subsidiaries (other than, in each case of (1) and (2): (a) as may be required by applicable law or the terms of the applicable employee plan in effect as of the Merger Agreement; (b) in connection with any new employee hires in the ordinary course of business and consistent with past practices and whose annual salary is less than $275,000; or (c) for increases in compensation for employees below the level of vice president and whose annual salary is less than $275,000 in the ordinary course of business and consistent with past practice), or (3) enter into any change in control, severance or similar arrangement or any retention or similar agreement with any officer, employee, director, independent contractor or other individual service provider of Rover or its subsidiaries, except as may be required by applicable law or the terms of the applicable employee plan in effect as of the date of the Merger Agreement;
•settle litigation involving Rover in excess of $750,000 individually and $4,000,000 in the aggregate;
•revalue property or assets or change accounting practices;
•(1) make or change any material tax election; (2) settle, consent to or compromise any material tax claim or assessment or surrender a right to a material tax refund; (3) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment; (4) file an amended tax return that could materially increase the taxes payable by the Company or its subsidiaries; or (5) enter into a closing agreement with any governmental authority regarding any material tax;
•make capital expenditures in excess of $1.0 million individually or $5.0 million in the aggregate, other than to the extent that such capital expenditures are otherwise reflected in Rover’s capital expenditure budget, as previously disclosed to Parent;
•enter into, modify or terminate Material Contracts;

•materially reduce insurance coverage of Rover in a manner inconsistent with past practice;
•engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Rover or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
•effectuate a “plant closing,” “mass layoff” (each as defined in the Worker Adjustment and Retraining Notification Act) or other employee layoff event;
•grant any material refunds, credits, rebates, or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;
•make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements, but not including strategic relationships, alliances, reseller agreements and similar commercial relationships;
•enter into any collective bargaining agreement;
•adopt or implement any stockholder rights plan or similar arrangement;
•amend, supplement, modify, waive or terminate the BCA; or
•enter into agreements to do any of the foregoing actions.
The “Go Shop” Period—Solicitation of Other Offers
Under the Merger Agreement, during the go-shop period, we had the right, subject to the provisions of the Merger Agreement, to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals. Rover and its representatives contacted 41 potential acquirers, including 17 strategic acquirers and 24 financial sponsors during the go-shop period, which resulted in six potential bidders entering into confidentiality agreements with Rover. During such go-shop period, no third party submitted an alternative Acquisition Proposal to acquire Rover. If Rover had terminated the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal prior to the later of (1) the No-Shop Period Start Date or (2) the expiration of the period during which Rover is required to permit Parent to match a Superior Proposal (if such period had commenced before the No-Shop Period Start Date), Rover would have been required to pay a $36.0 million termination fee to Parent. As of the No-Shop Period Start Date, we have become subject to customary “no-shop” restrictions on our ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals, in each case as more fully described below in “—The “No Shop” Period—No Solicitation of Other Offers.”
The “No Shop” Period—No Solicitation of Other Offers
From the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Rover has agreed not to, and to cause its subsidiaries and its and their respective Representatives not to:
•solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
•furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Rover or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Rover or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition

Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;
•participate or engage in discussions or negotiations with any person (other than the representatives of Rover or any of its subsidiaries acting on their behalf or Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to an Acquisition Proposal;
•approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or
•enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permitted confidentiality agreements.
In addition, Rover has agreed to request the prompt return or destruction of all non-public information concerning Rover or its subsidiaries furnished to any person with whom a confidentiality agreement was entered into with respect to a potential Acquisition Proposal, or any such person who made an Acquisition Proposal, at any time within the six month period immediately preceding the No-Shop Period Start Date, and will cease providing any further information with respect to Rover or any Acquisition Proposal to any such persons or their respective Representatives and will terminate all access granted to any such persons or their respective Representatives to any physical or electronic data room.
Notwithstanding these restrictions, under certain circumstances, from the No-Shop Period Start Date until the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, Rover may, among other things, provide information, and engage or participate in negotiations or discussions with, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal pursuant to a permitted confidentiality agreement (in each case, if requested by such person and such Acquisition Proposal did not result from any material breach of Rover’s obligations, as described in the immediately preceding paragraph) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Rover Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would be inconsistent with the fiduciary duties of the Rover Board to Rover stockholders pursuant to applicable law.
Rover is not entitled to terminate the Merger Agreement after the No-Shop Period Start Date for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, (1) negotiating with Parent in good faith over a four business day period in an effort to amend the terms and conditions of the Merger Agreement so that such Superior Proposal no longer constitutes “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations; and (2) permitting Parent and its Representatives to make a presentation to the Rover Board regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revisions to such Superior Proposal, Rover will be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement (other than the requirement of a presentation) with respect to such new written notice (it being understood that this intervening notice period in respect of such new written notice will be two business days).
If Rover terminates the Merger Agreement after the No-Shop Period Start Date but prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders for the purpose of entering into an agreement in respect of a Superior Proposal, Rover must pay a $72.0 million termination fee to Parent.
The Rover Board Recommendation; Rover Board Recommendation Change
As described above, and subject to the provisions described below, the Rover Board has made the recommendation that the holders of shares of Rover’s common stock vote “FOR” the proposal to adopt the Merger

Agreement and approve the Merger (the “Rover Board Recommendation”). The Merger Agreement provides that the Rover Board will not effect a Rover Board Recommendation Change (as defined below) except as described below.
Prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, the Rover Board may not take any of the following actions (any such action, a “Rover Board Recommendation Change”):
•withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Rover Board Recommendation in a manner adverse to Parent in any material respect;
•adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;
•fail to publicly reaffirm the Rover Board Recommendation within ten business days after Parent so requests in writing (it being understood that Rover will have no obligation to make such reaffirmation on more than three separate occasions);
•take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Rover Board (or a committee thereof) to Rover stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Rover Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement); or
•fail to include the Rover Board Recommendation in this proxy statement.
Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, the Rover Board may effect a Rover Board Recommendation Change if (1) an Intervening Event (as defined below) has occurred; or (2) Rover has received a bona fide Acquisition Proposal, whether before or after the No-Shop Period Start Date, that the Rover Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case, to the extent a failure to effect a Rover Board Recommendation Change would be inconsistent with the fiduciary obligations of the Rover Board under applicable law.
The Rover Board may effect a Rover Board Recommendation Change for an Intervening Event only if:
•Rover has provided prior written notice to Parent at least four business days in advance to the effect that the Rover Board (or a committee thereof) has (1) so determined; and (2) resolved to effect a Rover Board Recommendation Change pursuant to Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and
•prior to effecting such Rover Board Recommendation Change, Rover and its Representatives, during such four business day period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Rover Board (or a committee thereof) no longer determines that the failure to make a Rover Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations pursuant to applicable law; and (2) permitted Parent and its Representatives to make a presentation to the Rover Board regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material changes to the facts and circumstances relating to such Intervening Event, Rover will be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement (other than the requirement of a presentation) with respect to such new written notice (it being understood that this intervening notice period in respect of such new written notice will be two business days).

In addition, the Rover Board may only effect a Rover Board Recommendation Change or authorize Rover to terminate the Merger Agreement to enter into an agreement with respect to an Acquisition Proposal in response to a bona fide Acquisition Proposal that the Rover Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case if and only if:
•the Rover Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law;
•Rover has provided prior written notice to Parent at least four business days in advance to the effect that the Rover Board (or a committee thereof) has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Rover Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Rover Board Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Merger Agreement), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;
•prior to effecting such Rover Board Recommendation Change or termination, Rover and its Representatives, during the four business day notice period described above, have: (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Rover Board regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revisions to such Acquisition Proposal, Rover will be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement (other than the requirements of a presentation) with respect to such new written notice (it being understood that this notice period in respect of such new written notice will be two business days);
•in the event of any termination of the Merger Agreement in order to cause or permit Rover to enter into an alternative acquisition agreement with respect to such Acquisition Proposal, Rover will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of $72.0 million if Rover terminates the Merger Agreement after the No-Shop Period Start Date but prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders for the purpose of entering into an agreement in respect of a Superior Proposal (provided that if Rover had terminated the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal prior to the later of (a) the No-Shop Period Start Date and (b) one day following the expiration of any required notice period to Parent commenced prior to the No-Shop Period Start Date, and Rover entered into a definitive alternative acquisition agreement to consummate an Acquisition Transaction substantially concurrently with such termination, such termination fee would have been $36.0 million); and
•Rover has otherwise complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal.
For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any positive material event or development or material change in circumstances with respect to Rover (other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal) that was (1) not actually known to, or reasonably expected by, the Rover Board as of the date on which the Merger Agreement was executed; or (2) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that Rover meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Rover’s common stock or credit rating (it being understood that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account).
Employee Matters
The Merger Agreement provides that Parent will cause the Surviving Corporation to honor all of the terms of Rover’s benefit plans and compensation and severance arrangements following the Merger in accordance with their terms as in effect immediately before the Effective Time. In addition, for a period of one year following the Effective Time, each employee who continues employment following the Merger (a “Continuing Employee”) will be provided with employee benefit plans or other compensation and severance arrangements (other than individual employment agreements or equity-based compensation) that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately before the Effective Time, in each case, either through (1) Rover’s benefit plans and arrangements in existence immediately before the Effective Time, (2) comparable plans, or some combination of (1) and (2). In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, eligible employees will receive severance benefits according to Rover’s severance plans, guidelines and practices as in effect on November 29, 2023.
The Surviving Corporation will grant any Continuing Employee credit for all service with Rover and its subsidiaries before the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except where the service credit would result in duplication of coverage or benefits. Each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries (other than Rover’s benefit plans and arrangements in existence immediately before the Effective Time) to the extent that coverage under any of the employee benefit plans sponsored by the Surviving Corporation and its subsidiaries replaces coverage under a comparable Rover benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time. For purposes of each employee benefit plan sponsored by the Surviving Corporation or any of its subsidiaries that provides medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of the plan will be waived for the Continuing Employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by the Continuing Employee and his or her covered dependents during the portion of the plan year of the comparable Rover benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time that ends on the date that the Continuing Employee’s participation in the corresponding employee benefit plan sponsored by the Surviving Corporation or its subsidiary begins for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to the Continuing Employee and his or her covered dependents for the applicable plan year as if the amounts had been paid according to the employee benefit plan of the Surviving Corporation or its subsidiary. The account of each Continuing Employee under any flexible spending plan sponsored will be credited by the Surviving Corporation or any of its subsidiaries with any unused balance in the account of the Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately before the Effective Time will be credited to the Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that the limits or forfeitures applied under Rover’s benefit plans and arrangements in effect as of November 29, 2023).
Efforts to Close the Merger
Under the Merger Agreement, Parent, Merger Sub and Rover agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.
Cooperation with Debt Financing
Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), Rover has agreed that it will use its reasonable best efforts to, and will cause each of its subsidiaries to use their respective reasonable best efforts to and will use reasonable best efforts to cause its and their Representatives to use reasonable best efforts to, among other things:
•provide Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by Parent or Merger Sub to assist them in arranging and consummating the debt financing (if any) to be obtained by Parent or Merger Sub in connection with the Merger (the “Debt Financing”);
•participate (and cause senior management and Representatives, with appropriate seniority and expertise, of Rover to participate), at reasonable times and upon reasonable prior written notice, in a reasonable and limited number of meetings and presentations with actual or prospective lenders, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise provide reasonable and customary cooperation with the marketing and due diligence efforts for any Debt Financing;
•assist Parent, Merger Sub and the Financing Sources with the timely preparation of customary (1) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with the Debt Financing, and (2) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date;
•assist Parent and Merger Sub in connection with the preparation, execution and delivery of any definitive financing documents and certificates as may be reasonably requested by Parent, Merger Sub or the Financing Sources, and otherwise facilitate the pledging of collateral and the granting of security interests (and perfection thereof) in respect of the Debt Financing (including the reaffirmation of the pledge of collateral on or after the Closing Date);
•furnish Parent, Merger Sub and the Financing Sources, as promptly as practicable, with the Company financial statements filed with the SEC since January 1, 2022 through the date of the Merger Agreement and such other annual and quarterly financial statements that are required to be filed by Rover or any of its subsidiaries after the date of the Merger Agreement (collectively, the “Required Financial Statements”) and other pertinent and customary information regarding Rover and its subsidiaries as may be reasonably requested by Parent, Merger Sub or the Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials;
•provide customary authorization letters, confirmations and undertakings to the Financing Sources authorizing the distribution of information about Rover to prospective lenders;
•facilitate and assist in the preparation, execution, and delivery of credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent or Merger Sub;
•take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to permit the consummation of the Debt Financing;
•promptly furnish Parent, Merger Sub and the Financing Sources with all documentation and other information about Rover and its subsidiaries as is reasonably requested by the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations; and
•provide reasonable cooperation in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of Rover, its subsidiaries or their respective Representatives.
Notwithstanding anything in the Merger Agreement to the contrary, Rover will not be required to, in connection with the Debt Financing, (1) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (2) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (3) give any indemnities in connection with the Debt Financing (other than the customary representation letters, authorization letters and undertakings described above) that are, in each case, effective prior to the Effective Time; (4) take any action that, in the good faith determination of Rover, could reasonably be expected to materially interfere with the conduct of the business or operations of Rover or could reasonably be expected to create a material risk of damage or destruction to any of their property or assets of Rover or its subsidiaries; or (5) take any action (including the disclosure of any information) that would reasonably be expected to conflict with or violate its organizational documents or any applicable laws or would reasonably be expected to result in a violation or breach of, or default under, or create a right of termination or acceleration by any third person party to, any Material Contract to which Rover or any of its subsidiaries is a party (so long as such Contract is not entered into by Rover with the intent of availing itself of the limitation set forth herein). In addition, (1) no action, liability or obligation of Rover or any of its subsidiaries or any of its or their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by Rover or any of its subsidiaries pursuant to the cooperation requirements described above (other than customary representation letters, authorization letters and undertakings) will be effective until the Effective Time, and neither Rover, its subsidiaries nor any of their respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time and any such execution shall solely be required only to the extent that such Representative will be continuing in such capacity following Closing, and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its subsidiaries as the obligor. No officer or Representative of Rover or its subsidiaries shall be required to deliver any certificate or opinion or take any other action pursuant to the cooperation requirements described above that could reasonably be expected to result in personal liability to such officer or Representative. The pre-Closing Rover Board will not be required to approve any financing or contracts related to the Debt Financing (other than, if applicable, approval of the execution of customary representation letters, authorization letters and undertakings described above). Rover or its subsidiaries will not be required to, in connection with the Debt Financing, (1) provide any information where access to such information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine, or other legal privilege applicable to such information, (2) deliver any solvency opinions or legal opinions, (3) take any action that could reasonably be expected to result in personal liability of any such Person or (4) prepare or provide any (a) financial statements of the Company Group other than the Required Financial Statements; (b) description of all or any component of the Debt Financing; (c) pro forma financial statements or adjustments or projections; or (d) other information that is not regularly maintained by the Company or its Subsidiaries in the ordinary course of business. Notwithstanding anything to the contrary in the Merger Agreement, a breach of the obligations of Rover or its subsidiaries regarding the cooperation requirements described above may not be asserted by Parent or Merger Sub as a material breach of Rover’s representations, warranties and covenants under the Merger Agreement that serves as the basis for Parent’s right to terminate the Merger Agreement.
Promptly upon request by Rover, Parent will (1) reimburse Rover for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Rover or its subsidiaries in connection with the cooperation requirements described above (other than any costs and expenses with respect to any information that would be required to be produced by Rover and its subsidiaries in the ordinary course of business independent of the cooperation requirements, including any costs and expenses in preparing the Required Financial Statements) and (2) indemnify Rover, its subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with the cooperation requirements described above (other than any such amount resulting from their willful misconduct or gross negligence).
Indemnification and Insurance
The Merger Agreement provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) honor and fulfill, in all respects, the obligations of Rover and its subsidiaries pursuant to any indemnification agreements between Rover and its subsidiaries and any of its current or former directors or officers (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in organizational documents in effect as of the date of the Merger Agreement.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of Rover or Rover’s subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of Rover or Rover’s subsidiaries or other affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (2) the Merger, as well as any actions taken by Rover, Parent or Merger Sub with respect thereto. The Merger Agreement also provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.
In addition, without limiting the foregoing, unless Rover has purchased a “tail” policy prior to the Effective Time (which Rover may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums currently paid), the Merger Agreement requires Parent to cause the Surviving Corporation to maintain Rover’s existing directors’ and officers’ insurance policies on terms that are equivalent to such policies for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by Rover, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.
Other Covenants
Special Meeting
Rover has agreed to take all necessary action (in accordance with applicable law and Rover’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable after the date of the Merger Agreement, for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger.
Stockholder Litigation
Rover will (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement, (2) keep Parent reasonably informed with respect to the status thereof, (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation, and (4) consult with Parent with respect to the defense, settlement or prosecution of such litigation. Rover may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger
The obligations of Parent and Merger Sub, on the one hand, and Rover, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:
•the adoption of the Merger Agreement and approval of the Merger by the requisite affirmative vote of Rover stockholders;
•the expiration or termination of the applicable waiting period under the HSR Act (which is currently expected to expire at 11:59 p.m. Eastern Time on January 12, 2024); and
•the consummation of the Merger not being prohibited or enjoined by any law, action or order of any governmental authority or court of competent jurisdiction.
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
•the representations and warranties of Rover relating to organization, good standing, corporate power, enforceability, Rover Board approval, fairness opinion, anti-takeover laws, requisite stockholder approval, non-contravention, brokers and other securityholder rights that (1) are not qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly references an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date) and (2) are qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date (except to the extent that any such representation and warranty expressly references an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date);
•the representations and warranties of Rover relating to certain aspects of Rover’s capitalization and stock reservation being true and correct in all respects as of the Closing Date (in each case (1) without giving effect to any Company Material Adverse Effect) and (2) except to the extent that any such representation and warranty expressly references an earlier date, in which case such representation and warranty must be true and correct as of such earlier date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to Rover, Parent and their affiliates, individually or in the aggregate, that is more than $7.5 million;
•the representation and warranty of Rover that from the date of the Audited Company Balance Sheet until the date of the Merger Agreement, there has not been any Company Material Adverse Effect, being true and correct in all respects;
•the other representations and warranties of Rover set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;
•Rover having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement that are to be performed and complied with by Rover at or prior to the Effective Time;
•the receipt by Parent and Merger Sub of a certificate of Rover, validly executed for and on behalf of Rover and in its name by a duly authorized executive officer thereof, certifying that the conditions described in the preceding five bullets have been satisfied; and
•the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing.

In addition, the obligation of Rover to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
•the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (1) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement and (2) the representations and warranties that address matters only as of a particular date, which representations must have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;
•Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent or Merger Sub at or prior to the Effective Time; and
•the receipt by Rover of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, in the following ways:
•by mutual written agreement of Rover and Parent;
•by either Rover or Parent if:
◦prior to the Effective Time, (1) any permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, that, permanently prohibits or enjoins the consummation of the Merger and has become final and non-appealable, or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger by any governmental authority of competent jurisdiction that prohibits or enjoins the consummation of the Merger;
◦the Merger has not been consummated by 11:59 p.m., Pacific Time, on May 29, 2024 (the “Termination Date”); or
◦Rover stockholders fail to adopt the Merger Agreement and approve the Merger at the Special Meeting or any adjournment or postponement thereof;
•by Rover if:
◦Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 45 calendar days following Rover’s delivery of written notice of such breach (provided that Rover is not in material breach of its representations, warranties, covenants or other agreements set forth in the Merger Agreement); or
◦prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, Rover has received a Superior Proposal, the Rover Board (or a committee thereof) has authorized Rover to enter into a definitive alternative acquisition agreement providing for the consummation of the Acquisition Transaction contemplated by that Superior Proposal, Rover has complied in all material respects with the Merger Agreement with respect to such Superior Proposal and concurrently with such termination Rover pays the termination fee due to Parent in accordance with the Merger Agreement; and
•by Parent if:
◦Rover has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 45 calendar days following Parent’s delivery of written notice of such breach (provided that Rover has not cured such breach and Parent or Merger Sub is not in material breach of its representations, warranties, covenants or other agreements set forth in the Merger Agreement); or
◦Prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders, the Rover Board effects a Rover Board Recommendation Change (except that such right to terminate will expire at 5:00 p.m., Pacific Time, on the tenth business day following the date of such Rover Board Recommendation Change.
If the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, but subject to the limitation of liability described in the section of this proxy statement captioned “—Limitations of Liability,” nothing in the Merger Agreement will relieve any party from any liability for any willful and material breach of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Parent and Rover, the Limited Guaranty or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
The Guarantors have entered into the Limited Guaranty with Rover, pursuant to which the Guarantors have guaranteed the obligations of Parent and Merger Sub to pay the monetary damages and certain reimbursement obligations under the Merger Agreement.
Termination Fee
If Rover had terminated the Merger Agreement prior to the later of (1) the No-Shop Period Start Date and (2) one day following the expiration of any required notice period to Parent commenced prior to the No-Shop Period Start Date for the purposes of entering into a definitive agreement in respect of a Superior Proposal, Rover would have been required to pay a $36.0 million termination fee to Parent. If the Merger Agreement is terminated (1) after the No-Shop Period Start Date but prior to the adoption of the Merger Agreement and approval of the Merger by Rover stockholders for the purposes of entering a definitive agreement in respect of a Superior Proposal or (2) under specified circumstances including the instances described below, Rover must pay a $72.0 million termination fee to Parent.
Parent will be entitled to receive a $72.0 million termination fee from Rover if the Merger Agreement is terminated:
•(1) (a) by either Parent or Rover because (i) the Closing has not occurred by the Termination Date; or (ii) Rover stockholders fail to adopt the Merger Agreement and approve the Merger; or (b) by Parent because Rover has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements in the Merger Agreement; (2) since the date of the Merger Agreement and prior to its termination, an Acquisition Proposal has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (3) Rover enters into an agreement relating to, or consummates, an Acquisition Transaction within one year of such termination of the Merger Agreement (provided that, for purposes of the termination fee, all references to “15%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);
•by Parent, because the Rover Board has effected a Rover Board Recommendation Change (which termination must occur by 5:00 p.m., Pacific Time, on the tenth business day following the date on which such right to terminate first arose); or
•by Rover, to enter into a definitive agreement in respect of a Superior Proposal after the No-Shop Period Start Date and the expiration of any required notice period to Parent that commenced prior to the No-Shop Period Start Date.
Specific Performance
Parent, Merger Sub and Rover are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. In addition, Rover is also entitled to seek an injunction, specific performance or other equitable relief to cause the equity financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter.
Limitations of Liability
The maximum aggregate liability of Parent and Merger Sub for breaches under the Merger Agreement, the Limited Guaranty or the Equity Commitment Letter will not exceed, in the aggregate for all such breaches, an amount equal to $144.0 million plus the Reimbursement Obligations plus certain reimbursement obligations under the Merger Agreement. Pursuant to the Limited Guaranty, Guarantors have guaranteed the obligations of Parent and Merger Sub to pay the monetary damages and such reimbursement obligations under the Merger Agreement. The maximum aggregate liability of Rover for breaches under the Merger Agreement (taking into account the payment of the termination fee, if applicable) will not exceed $72.0 million in the aggregate for all such breaches and any indemnification (plus any payments and reasonable and out-of-pocket costs and expenses in connection with a legal proceeding that results in a judgment against Rover, in case of Rover’s failure to pay the applicable termination fee). The maximum aggregate liability of Rover for termination of the Merger Agreement pursuant to the rights of the Go-Shop would not have exceeded $36.0 million. Notwithstanding such limitations of liability, Parent, Merger Sub and Rover will be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Rover, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Amendment
The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement and approval of the Merger by Rover stockholders. However, after adoption of the Merger Agreement and approval of the Merger by Rover stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.
Governing Law
The Merger Agreement is governed by Delaware law.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER
We are asking you to approve a proposal to adopt the Merger Agreement and approve the Merger. The Merger cannot be completed without the adoption of the Merger Agreement and approval of the Merger by the requisite vote of Rover stockholders. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.
The adoption of the Merger Agreement and the approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Rover’s common stock as of the close of business on the Record Date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee and any abstentions will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and the approval of the Merger.
The Rover Board recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement and approval of the Merger. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement and approval of the Merger such that the proposal to adopt the Merger Agreement and approve the Merger would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and approval of the Merger and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement and approval of the Merger. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Rover’s common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on such proposal. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement and approve the Merger. Rover does not intend to call a vote on this proposal if the proposal to adopt the Merger Agreement and approve the Merger is approved at the Special Meeting.
The Rover Board recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Rover’s common stock as of December 26, 2023 by:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of Rover’s common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus the table represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated by footnote, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 181,787,271 shares of Rover’s common stock issued and outstanding as of December 26, 2023. We have deemed shares of Rover’s common stock subject to Company Options that are currently exercisable or exercisable within 60 days of December 26, 2023 or issuable pursuant to Company RSUs which are subject to vesting conditions expected to occur within 60 days of December 26, 2023, to be outstanding and to be beneficially owned by the person holding the Company Option or Company RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The amounts set forth in the table below do not reflect any SPAC Merger Earnout Shares issuable immediately prior to the consummation of the Merger pursuant to the SPAC Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Rover’s Directors and Executive Officers in the Merger.”
The greater than 5% stockholders listed below and Aaron Easterly, Brent Turner and Charlie Wickers have entered into Voting Agreements in connection with the Merger. For more information, please see the section of this proxy statement captioned “The Merger—The Voting and Support Agreements.”

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Greater than 5% Stockholders:
Nebula Caravel Holdings, LLC (2)	14,457,597	8.0%
Funds affiliated with Foundry Ventures (3)	17,568,687	9.7%
Funds affiliated with Madrona Ventures (4)	26,463,916	14.6%
Named Executive Officers and Directors:
Aaron Easterly (5)	7,858,870	4.2%
Brent Turner (6)	2,770,536	1.5%
Charlie Wickers (7)	194,448	*
Adam H. Clammer (8)	14,457,597	8.0%
Erik Prusch (9)	—	—
Greg Gottesman (10)	101,164	*
Jamie Cohen (11)	23,566	*
Kristina Leslie (12)	70,025	*
Megan Siegler (13)	44,290	*

Scott Jacobson (14)	26,463,916	14.6%
Venky Ganesan (15)	8,548,232	4.7%
All current executive officers and directors as a group (11 persons)	60,532,644	32.3%
__________________
*Less than 1%
(1)Unless otherwise noted, the business address of each of these stockholders is c/o Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, WA 98101.
(2)Based on our records and a Schedule 13D/A filed with the SEC on November 30, 2023. Nebula Caravel Holdings, LLC is the record holder of the shares reported herein. True Wind Capital II, L.P. and True Wind Capital II-A, L.P., or the TWC Funds, are each a managing member of Nebula Caravel Holdings, LLC. True Wind Capital GP II, LLC is the general partner of the TWC Funds. Adam Clammer, a member of the Rover Board, and Mr. James H. Greene, Jr. serve as the managing members of True Wind Capital GP II, LLC. As such, they may be deemed to have or share beneficial ownership of Rover’s common stock held directly by Nebula Caravel Holdings, LLC. True Wind Capital II, L.P., True Wind Capital II-A, L.P., True Wind Capital GP II, LLC, Mr. Clammer and Mr. Greene share power to direct the voting and disposition of the shares held by Nebula Caravel Holdings, LLC. Mr. Clammer and Mr. Greene disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Consists of (a) 3,437,500 shares of Rover’s common stock received in exchange for the same amount of founder shares beneficially owned by the SPAC Sponsor immediately prior to the closing of the de-SPAC transaction under the SPAC Merger Agreement; (b) 8,000,000 shares of Rover’s common stock purchased at the closing of the de-SPAC transaction under the SPAC Merger Agreement by SPAC Sponsor pursuant to the Sponsor Backstop Subscription Agreement between the Company and the SPAC Sponsor; (c) 1,889,300 shares of Rover’s common stock beneficially owned by the SPAC Sponsor which have vested upon Rover’s common stock achieving certain trading price thresholds pursuant to the SPAC Merger Agreement; (d) up to 472,326 SPAC Sponsor Earnout Shares; and (e) 658,471 shares of Rover’s common stock received as part of the cashless exercise of our private placement warrants beneficially owned by the SPAC Sponsor in connection with our January 2022 redemption of all of our outstanding warrants. The business address of Nebula Caravel Holdings, LLC is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.
(3)Based on a Schedule 13D filed with the SEC on December 11, 2023. These securities are held of record by Foundry Group Next, L.P., or Foundry Group Next, and Foundry Venture Capital 2013, L.P., or Foundry Venture Capital 2013 and, together with Foundry Group Next, Foundry Ventures. Foundry Venture 2013, LLC, or 2013 LLC, is the general partner of Foundry Venture Capital 2013 and Brad Feld, Seth Levine and Ryan McIntyre, or the Managing Members, are the managing members of 2013 LLC. Foundry Venture Capital 2013, 2013 LLC and the Managing Members share power to direct the voting and disposition of the shares held by Foundry Venture Capital 2013. FG Next GP, LLC, or Next LLC, is the general partner of Foundry Group Next and the Managing Members are managing members of Next LLC. Foundry Group Next, Next LLC and the Managing Members share power to direct the voting and disposition of the shares held by Foundry Group Next. Consists of (a) 10,529,955 shares of Rover’s common stock held of record by Foundry Venture Capital 2013 and (b) 7,038,732 shares of Rover’s common stock held of record by Foundry Group Next. The business address of Foundry Ventures is 645 Walnut Street, Boulder, CO 80302.
(4)Based on our records and a Schedule 13D/A filed with the SEC on October 5, 2021. These securities are held of record by Madrona Venture Fund IV, L.P., or Madrona Fund IV, and Madrona Venture Fund IV-A, L.P., or Madrona Fund IV-A, as applicable. Madrona Investment Partners IV, L.P., or Madrona Partners IV, is the general partner of each of Madrona Fund IV and Madrona Fund IV-A, and Madrona IV General Partner, LLC, or Madrona IV LLC, is the general partner of Madrona Partners IV. Scott Jacobson, who serves as a member of the Rover Board, together with Paul Goodrich, Matt McIlwain, Len Jordan, and Tim Porter are the managing members of Madrona IV LLC, and share power to direct the voting and disposition of the shares held by Madrona Fund IV and Madrona Fund IV-A, or collectively, Madrona Ventures. Each of such individuals disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. Consists of (a) 25,806,222 shares of Rover’s common stock held of record by Madrona Fund IV, and (b) 657,694 shares of Rover’s common stock held of record by Madrona Fund IV-A. The business address of Madrona Ventures is 999 Third Ave., 34th Floor, Seattle, WA 98104.
(5)Consists of (a) 3,765,804 shares of Rover’s common stock held by Mr. Easterly, (b) 4,119,620 shares of Rover’s common stock subject to Company Options held by Mr. Easterly, 4,093,066 shares of which will vest and be exercisable within 60 days of December 26, 2023, and (c) 1,718,936 Company RSUs covering shares of Rover’s common stock held by Mr. Easterly, none of which will vest within 60 days of December 26, 2023.
(6)Consists of (a) 1,047,154 shares of Rover’s common stock held by Mr. Turner, (b) 1,728,884 shares of Rover’s common stock subject to Company Options held by Mr. Turner, 1,723,382 shares of which will vest and be exercisable within 60 days of December 26, 2023, and (c) 1,186,125 Company RSUs covering shares of Rover’s common stock held by Mr. Turner, none of which will vest within 60 days of December 26, 2023.
(7)Consists of (a) 133,460 shares of Rover’s common stock held by Mr. Wickers, (b) 62,276 shares of Rover’s common stock subject to Company Options held by Mr. Wickers, 60,988 shares of which will vest and be exercisable within 60 days of December 26, 2023, and (c) 752,111 Company RSUs covering shares of Rover’s common stock held by Mr. Wickers, none of which will vest within 60 days of December 26, 2023.
(8)Consists of the shares described in footnote (2) above (Nebula Caravel Holdings, LLC).
(9)Mr. Prusch holds 54,855 Company RSUs covering shares of Rover’s common stock, none of which will vest within 60 days of December 26, 2023.
(10)Consists of (a) 101,164 shares of Rover’s common stock held by Mr. Gottesman and (b) 41,417 Company RSUs covering shares of Rover’s common stock held by Mr. Gottesman, none of which will vest within 60 days of December 26, 2023. Mr. Gottesman is also a minority investor and former general partner in funds affiliated with Madrona Ventures which beneficially own 14.6% of Rover’s common stock. Mr. Gottesman does not have voting or dispositive control over such funds.
(11)Consists of (a) 23,566 shares of Rover’s common stock held by Ms. Cohen and (b) 66,550 Company RSUs covering shares of Rover’s common stock held by Ms. Cohen, none of which will vest within 60 days of December 26, 2023.
(12)Consists of (a) 70,025 shares of Rover’s common stock held by Ms. Leslie and (b) 33,273 Company RSUs covering shares of Rover’s common stock held by Ms. Leslie, none of which will vest within 60 days of December 26, 2023.
(13)Consists of (a) 44,290 shares of Rover’s common stock held by Ms. Siegler and (b) 41,417 Company RSUs covering shares of Rover’s common stock held by Ms. Siegler, none of which will vest within 60 days of December 26, 2023. Ms. Siegler is also a minority investor in entities affiliated with Spark Capital Growth Fund, L.P. and Spark Capital Growth Founders Fund, L.P., which beneficially own less than 5% of Rover’s common stock. Ms. Siegler does not have voting or dispositive control over such funds.
(14)Consists of the shares described in footnote (4) above (funds affiliated with Madrona Ventures, where Mr. Jacobson is a managing member of the general partner of the Madrona Ventures funds that hold Rover’s common stock).
(15)Based on our records and a Schedule 13D/A filed with the SEC on November 14, 2023. Consists of (a) 5,543,431 shares of Rover’s common stock held of record by Menlo Ventures XI, L.P., or Menlo Ventures XI, (b) 2,727,918 shares of Rover’s common stock held of record by Menlo Inflection I, L.P. (f/k/a Menlo Special Opportunities Fund, L.P.), or Menlo Inflection, (c) 215,576 shares of Rover’s common stock held of record by MMEF XI, L.P., or MMEF XI, (d) 44,355 shares of Rover’s common stock held of record by MMSOP, L.P., or MMSOP, and together with Menlo Inflection, Menlo Ventures XI, and MMEF XI, collectively referred to as Menlo Ventures, (e) 13,512 shares of Rover’s common stock held of record by Mr. Ganesan, (f) 2,578 shares of Rover’s common stock held of record by Ganesan Living Trust dated December 3, 2004, of which Mr. Ganesan is a trustee, and (g) 862 shares of Rover’s common stock held of record by Disani LP, of which Mr. Ganesan is a general partner. MV Management XI, L.L.C., or MVM XI, serves as the general partner of Menlo Ventures XI and MMEF XI and possesses voting and dispositive power over the shares held by Menlo Ventures XI and MMEF XI. Voting and dispositive decisions with respect to shares held by Menlo Ventures XI and MMEF XI are made collectively by the managing members of MVM XI: Douglas Carlisle, Shawn Carolan, Venky Ganesan, John Jarve, H. DuBose Montgomery and Mark Siegel. MSOP GP, L.L.C., or MSOP GP, serves as the general partner of Menlo Inflection and MMSOP and possesses voting and dispositive power over the shares held by Menlo Inflection and MMSOP. Voting and dispositive decisions with respect to shares held by Menlo Inflection and MMSOP are made collectively by the managing members of MSOP GP: Shawn Carolan, Venky Ganesan, Matthew Murphy and Mark Siegel. The business address of Menlo Ventures is 1300 El Camino Real, Suite 150, Menlo Park, CA 94025.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Rover. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Rover will hold its regular annual meeting of stockholders in 2024 only if the Merger is not completed.
If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must have been received by our Corporate Secretary at our principal executive offices on or before December 30, 2023, unless the date of our 2024 annual meeting is more than 30 days before or after June 15th, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. No such proposals have been received. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Rover Group, Inc.
Attention: Corporate Secretary
720 Olive Way, 19th Floor
Seattle, Washington 98101
Section 2.4 of our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or the director nominee in our proxy statement. In order to be properly brought before our 2024 annual meeting, the stockholder must provide timely written notice to our Corporate Secretary at our principal executive offices as noted above, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. In general, notice must be received by our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. To be timely, a stockholder’s written notice must be received by our Corporate Secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on February 16, 2024; and
•no later than 5:00 p.m., Pacific Time, on March 17, 2024.
If we hold our 2024 annual meeting more than 25 days before or after June 15th, then such written notice must be received by our Corporate Secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on the 120th day prior to the date of our 2024 annual meeting; and
•no later than 5:00 p.m., Pacific Time, on the later of (1) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us and (2) the 120th day prior to the date of our 2024 annual meeting.
Stockholders who intend to solicit proxies in support of director nominees other than Rover’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
If a stockholder who has notified us of his, her or its intention to present a proposal at the annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

WHERE YOU CAN FIND MORE INFORMATION
Rover files annual, quarterly, and current reports, proxy statements and other information with the SEC.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.
The following Rover filings with the SEC are incorporated by reference:
•Rover’s Annual Report on Form 10-K for the year ended December 31, 2022;
•Rover’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023;
•Rover’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022); and
•Rover’s Current Reports on Form 8-K filed on February 27, 2023, March 2, 2023, March 15, 2023, June 16, 2023, September 7, 2023, November 6, 2023, November 29, 2023 and December 29, 2023.
Notwithstanding the above, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
We also incorporate by reference into this proxy statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include annual, quarterly, and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.
These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents that we file with the SEC, without charge, by requesting them in writing from us at the following address:
Rover Group, Inc.
Attention: Investor Relations
720 Olive Way, 19th Floor
Seattle, Washington 98101
If you would like to request documents from us, please do so as soon as possible to receive them before the Special Meeting. We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Written requests may be directed to the address noted above and oral requests may be directed to 888-453-7889.

Please note that all of Rover’s documents that we file with the SEC are also promptly available through the Company’s website at investors.rover.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations department via e-mail at investorrelations@rover.com. The information included on Rover’s website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.
If you have any questions concerning the Merger, the Special Meeting, or this proxy statement, would like additional copies of this proxy statement or the enclosed proxy card or need help voting your shares of Rover’s common stock, please contact Rover’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call: (877) 750-8332 (TOLL-FREE from the United States and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS
Rover has supplied all information relating to Rover, and Parent has supplied, and Rover has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
We have not, and Parent has not, authorized anyone to provide any information other than information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger Agreement and the Merger. We have not authorized anyone to provide you with information that is different from, or additional to, what is contained in this proxy statement. Neither we nor Parent provides any assurances as to the reliability of any other information that others may give you.
This proxy statement is dated [ ], 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary.
This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
BISCUIT PARENT, LLC
BISCUIT MERGER SUB, LLC
and
ROVER GROUP, INC.
Dated as of November 29, 2023

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 29, 2023, by and among Biscuit Parent, LLC, a Delaware limited liability company (“Parent”), Biscuit Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Rover Group, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A.The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.
B.Each of the managing member of Parent and the managing member of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
C.Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a limited guaranty (the “Guaranty”) from each of the parties set forth on Exhibit A (the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (ii) a commitment letter between Parent and the Guarantors, pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”).
D.Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into Voting Agreements (“Voting Agreements”) in connection with the Merger.
E.Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a)“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).
(b)“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub or any of their Affiliates) to engage in an Acquisition Transaction.
(c)“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i)any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;
(ii)any direct or indirect purchase, exclusive license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.
(d)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise, provided, that, with respect to Parent and Merger Sub, the term “Affiliate” as used in Section 4.6, Section 4.11(e) and Section 4.12 shall not include any investment fund, investment vehicle or client sponsored or advised by Blackstone Inc. or the Guarantors or any of its or their Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client.
(e)“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, UK Bribery Act 2010, anti-bribery legislation promulgated by the European Union and implemented by its member states, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. and similar anti-bribery Laws of the jurisdictions in which the Company conducts business, in each case as applicable to the Company.
(f)“Anti-Money Laundering Laws” means all applicable Laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.
(g)“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.
(h)“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2022 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2022.

(i)“Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of San Francisco is closed.
(j)“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto.
(k)“Code” means the Internal Revenue Code of 1986, as amended.
(l)“Company Board” means the Board of Directors of the Company.
(m)“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(n)“Company Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.
(o)“Company Equity Plans” means the equity plans set forth in Section 1.1(m) of the Company Disclosure Letter that provide for the issuance of any Company Options or Company RSUs.
(p)“Company Group” means the Company and its Subsidiaries.
(q)“Company Intellectual Property” means any Intellectual Property that is owned by the Company Group.
(r)“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i)changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, including changes in the rate of inflation, supply chain disruptions or trade policies;
(ii)changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)changes in conditions in the industries in which the Company Group generally conducts business;
(iv)changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v)any geopolitical conditions, outbreak of hostilities, armed conflicts, protests, social unrest, civil disobedience, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;
(vi)earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, pandemics and other force majeure events (including any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world;
(vii)any Effect resulting from the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of determining whether a Company Material Adverse Effect has occurred in Section 3.5);
(viii)the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;
(ix)any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;
(x)changes or proposed changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the enforcement or interpretation of any of the foregoing);
(xi)changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xii)any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xiii)the availability or cost of equity, debt or other financing to Parent or Merger Sub;
(xiv)any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement;
(xv)any COVID-19 Measures; and
(xvi)any matters expressly disclosed in the Company Disclosure Letter;
except, with respect to clauses (i), (ii), (iii), (iv), (v), and (vi) to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other similarly situated companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.
(s)“Company Options” means any options to purchase shares of Company Common Stock granted under any of the Company Equity Plans.
(t)“Company Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company.
(u)“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company Group.
(v)“Company RSUs” means any restricted stock units granted under any of the Company Equity Plans.
(w)“Company Stockholders” means the holders of shares of Company Capital Stock.
(x)“Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(y)“Contract” means any written contract, subcontract, note, bond, mortgage, indenture, lease, sublease, easement, license, sublicense or other binding agreement.

(z)“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
(aa)“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the CARES Act.
(bb)“Debt Fund Affiliate” means (i) any fund or client managed by, advised or sub-advised by or under common management with Blackstone Alternative Credit Advisors LP, Blackstone Real Estate Special Situations Advisors L.L.C. and Blackstone Tactical Opportunities Fund L.P., (ii) any fund or client managed by an adviser within the credit focused division of Blackstone Inc. or Blackstone ISG-I Advisors L.L.C., (iii) The Blackstone Strategic Opportunity Funds (including masters, feeders, onshore, offshore and parallel funds), (iv) funds and accounts managed by Blackstone Alternative Solutions, L.L.C. or its Affiliates and (v) any other Affiliate of Blackstone Inc. that is a fund or investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course; provided that none of Parent, Merger Sub, the Guarantors shall constitute Debt Fund Affiliates.
(cc)“Direct Consultant” means any current independent contractor who is also a natural person who provides services directly to the Company or any of the Company’s Subsidiaries (excluding, for the avoidance of doubt, any independent contractor of the Company or any of the Company’s Subsidiaries who lists or has listed such independent contractor’s pet services through the Company’s or a Company Subsidiary’s website or other listing of pet services providers).
(dd)“DOJ” means the United States Department of Justice or any successor thereto.
(ee)“Earnout Shares” means up to 2,192,687 shares of Company Common Stock to be issued by the Company immediately prior to the consummation of the Merger pursuant to Section 3.7 of that certain Business Combination Agreement and Plan of Merger by and among Nebula Caravel Acquisition Corp, Fetch Merger Sub, Inc. and A Place for Rover, Inc. d/b/a Rover, dated as of February 10, 2021 (the “BCA”).
(ff)“Environmental Law” means any applicable Law or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.
(gg)“ERISA” means the Employee Retirement Income Security Act of 1974.

(hh)“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(ii)“Exchange Act” means the Securities Exchange Act of 1934.
(jj)“Excluded Information” means any (i) financial statements of the Company Group other than the Required Financial Statements; (ii) description of all or any component of the Debt Financing; (iii) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments and (iv) other information that is not regularly maintained by the Company or the Company Subsidiaries in the ordinary course of business.
(kk)“Financing Sources” means the Persons, if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing; provided that none of Parent, Merger Sub or their respective Affiliates (including the Guarantors), other than any Debt Fund Affiliates, shall constitute Financing Sources.
(ll)“FTC” means the United States Federal Trade Commission or any successor thereto.
(mm)“GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(nn)“Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.
(oo)“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.
(pp)“Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standard of conduct may be imposed under Environmental Law, including petroleum and petroleum products, per- and poyfluoroalkyl substances, polychlorinated biphenyls and friable asbestos.

(qq)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(rr)“Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other Contract designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions of equity in, or material assets or material property of, any business or any corporation, partnership, association or other business organization or division thereof; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts providing for past acquisitions of equity in, or material assets or material property of, any business or any corporation, partnership, association or other business organization or division thereof (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.
(ss)“Intellectual Property” means any and all worldwide rights in or to intellectual property, including the following: (i) patents, patent applications, invention disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress, and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, methods, processes, and other proprietary rights.
(tt)“International Trade Laws” means all applicable import and export Laws in countries in which the Company conducts business, including but not limited to those under the authority of United States Departments of Commerce (Bureau of Industry and Security); Homeland Security (Customs and Border Protection); State (Directorate of Defense Trade Controls); and Treasury (Office of Foreign Assets Control) and all comparable applicable export and import Laws outside the United States for each country where the Company conducts business.
(uu)“In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.
(vv)“IRS” means the United States Internal Revenue Service or any successor thereto.

(ww)“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Persons set forth on Section 1.1(oo) of the Company Disclosure Letter, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property, Knowledge does not require the Company, or any of its directors, officer or employees, to have conducted or have obtained any freedom-to-operate opinions or any Patent, Trademark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, Trademarks or other Intellectual Property that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.
(xx)“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
(yy)“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
(zz)“Material Contract” means any of the Contracts set forth in Section 3.15(a)(i).
(aaa)“Nasdaq” means The Nasdaq Stock Market and any successor stock exchange.
(bbb)“Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, minor imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (vii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (viii) licenses to Company of Intellectual Property; (ix) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (x) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; or (xi) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.
(ccc)“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(ddd)“Personal Information” means information Processed by or for the Company or its Subsidiaries that is defined as “personal data”, “personal information”, “non-public personal information”, “personally identifiable information” or any similar term under Laws governing privacy, data protection, or cybersecurity applicable to the Company or its Subsidiaries.
(eee)“Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.
(fff)“Required Financial Statements” means (i) the Company Financial Statements filed with the SEC since January 1, 2022 through the date hereof and (ii) such other annual and quarterly financial statements that are required to be filed by the Company Group with the SEC after the date hereof (which, for the avoidance of doubt, shall not be Required Financial Statements for purposes of this Agreement until the last date by which such financial statements are required to be filed with the SEC under the applicable regulations of the SEC).
(ggg)“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Donetsk People’s Republic, Luhansk People’s Republic, and Crimea regions of Ukraine).
(hhh)“Sanctioned Person” means any Person that is the target of any applicable Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

(iii)“Sanctions Laws” means any trade, economic or financial sanctions Laws, applicable to the Company, administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) His Majesty’s Treasury of the United Kingdom.
(jjj)“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(kkk)“SEC” means the United States Securities and Exchange Commission or any successor thereto.
(lll)“Securities Act” means the Securities Act of 1933, as amended.
(mmm)“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
(nnn)“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement committed to by Parent in writing prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ooo)“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

(ppp)“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes, in each case including any interest, penalty, or addition thereto.
(qqq)“Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or any of their Affiliates or with the Financing Sources related to this Agreement, the Guaranty or the Equity Commitment Letters.
(rrr)“Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).
(sss)“Vested Company RSU” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).
(ttt)“WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law, regulation or ordinance.
1.2Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	5.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
BCA	1.1(ee)
Blackstone	6.2(b)

Term	Section Reference
Bylaws	3.1
Capitalization Date	3.8(a)
Cash Replacement Company RSU Amounts	2.8(a)(ii)
Cash Replacement Option Amounts	2.8(b)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.4(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Liability Limitation	8.3(e)(ii)
Company Plans	6.11(b)
Company Related Parties	8.3(e)(ii)
Company SEC Reports	3.10
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Comparable Plans	6.11(b)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1(oo)
D&O Insurance	6.10(c)
Debt Financing	6.6(a)(i)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(r)
Effective Time	2.2
Electronic Delivery	9.13
Employee Plans	3.18(a)
Enforceability Limitations	3.3
Equity Commitment Letter	Recitals
Equity Financing	4.11(a)
ERISA Affiliate	3.18(a)
ESPP	2.8(e)
Exchange Fund	2.9(b)
Export Approvals	3.14(c)
Go-Shop Period	5.3(a)
Governmental Approval	3.7

Term	Section Reference
Guarantors	Recitals
Guaranty	Recitals
Indemnified Persons	6.10(a)
Intervening Event	5.3(e)(i)
Intervening Event Notice Period	5.3(e)(i)
Lease	3.14(b)
Leased Real Property	3.22(b)
Marks	1.1(ee)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.16(c)
New Plans	6.11(c)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(ii)(3)
Old Plans	6.11(c)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Liability Limitation	8.3(e)(i)
Parent Related Parties	8.3(e)(i)
Party	Preamble
Patents	1.1(ss)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Personal Information Laws and Policies	3.24(a)
Privacy Policies	3.24(a)
Processing	3.24(a)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)
Representatives	5.3(a)
Requisite Stockholder Approval	3.5
Sublease	3.22(c)
Surviving Corporation	2.1
Termination Date	8.1(c)
Title IV Plan	3.16(c)
Top Vendors	3.28(a)
Uncertificated Shares	2.9(c)
Unvested Company Options	2.8(b)(ii)
Unvested Company RSU	2.8(a)(ii)

Term	Section Reference
Vested Option Consideration	2.8(b)(i)
Vested RSU Consideration	2.8(a)(i)
Voting Agreements	Recitals
WBCA	3.4(c)
1.3Certain Interpretations.
(a)When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b)When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c)Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d)The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e)When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f)The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g)When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h)Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i)When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”
(j)A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.
(k)All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.
(l)The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(m)The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).
(n)The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o)No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(p)The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(q)The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
(r)Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at https://www.dfsvenue.com with the name “Project Biscuit” (prior to 6:01 p.m. Pacific Time on the day prior to the date hereof) or publicly filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database (prior to the day prior to the date hereof).
ARTICLE II
THE MERGER
2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., One Market Plaza, Spear Tower, Suite 3300, San Francisco, CA 94105, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5Certificate of Incorporation and Bylaws.
(a)Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Rover Group, Inc.”.
(b)Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6Directors and Officers.
(a)Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b)Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.
2.7Effect on Capital Stock.
(a)Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:
(i)each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;
(ii)each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $11.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and
(iii)each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b)Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
(c)Statutory Rights of Appraisal.
(i)Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.
(ii)The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8Equity Awards.
(a)Company RSUs. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company RSUs that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows.
(i)Vested Company RSUs. Each Vested Company RSU shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares subject to the Vested Company RSU, multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “Vested RSU Consideration”).
(ii)Unvested Company RSUs. Each Company RSU that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (the “Unvested Company RSUs”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (A) the amount of the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company RSU Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.
(b)Company Options. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company Options that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows:
(i)Vested Options. Each Vested Company Option shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares subject to such Vested Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Vested Company Option, subject to any required withholding of Taxes (the “Vested Option Consideration”).
(ii)Unvested Options. Each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (the “Unvested Company Options”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product of

(A) the aggregate number of Shares subject to such Unvested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Unvested Company Option, subject to any required withholding of Taxes (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Option Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts.
(iii)Notwithstanding the foregoing, if the per share exercise price of any Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time, is equal to or greater than the Per Share Price, such Company Option shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(b) without payment or consideration.
(c)Payment Procedures. The Surviving Corporation shall pay on the first payroll date after the Closing Date the aggregate Vested Option Consideration and Vested RSU Consideration, as applicable, net of any applicable withholding Taxes, payable with respect to each of the Vested Company Options and Vested Company RSUs through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the applicable holders of such Vested Company Options and Vested Company RSUs. Notwithstanding the foregoing, if any payment owed to a holder of Company Options and Company RSUs pursuant to Section 2.8(a) or Section 2.8(b), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date following the Closing Date).
(d)Further Actions. The Company will take all action necessary to effect the cancellation and exchange, as applicable, of Company RSUs and Company Options upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(e)Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date hereof, the Company Board (or a committee thereof) will adopt resolutions or take other actions as may be required to provide that no individual will participate, or be allowed to commence participation, in the ESPP following the date hereof. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.
2.9Exchange of Certificates.
(a)Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b)Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c)Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d)DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.
(e)Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.
(f)No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.
From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSUs or Company Options such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.13No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
2.14Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after July 30, 2021 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.3, Section 3.4, Section 3.8 or Section 3.19; or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the

Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1Organization; Good Standing. The Company has been duly incorporated and is validly existing under the Laws of the State of Delaware. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended as of the date of this Agreement. The Company has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. The Company is not in breach or violation of any of the provisions contained in the Charter or Bylaws in any material respect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect.
3.2Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and the name of any equityholder other than the Company or any Subsidiary of the Company is set forth on Section 3.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to as of the date of this Agreement. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.
3.3Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the preceding clauses (A) and (B), the “Enforceability Limitations”).
3.4Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a)Company Board Approval. The Company Board has, by unanimous vote of directors present at a duly constituted meeting of the Company Board, which constituted a valid quorum in accordance with the Charter and the Bylaws, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.
(b)Fairness Opinions.
(i)The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Goldman Sachs & Co. LLC, to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
(ii)The Company Board has received the written opinion of Centerview Partners LLC that, as of the date of such written opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Price to be paid to the holders of shares of Company Common Stock (other than Owned Company Shares, Dissenting Company Shares or Company Common Stock held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company and may not be relied upon by Parent, any Affiliate of Parent or any other Person).
(c)Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.
3.5Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.6Non-Contravention. Subject to the receipt of the Governmental Approvals set forth in Section 3.7, and except as set forth on Section 3.6 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) subject to receipt of the Requisite Stockholder Approval, violate or conflict with any provision of, or result in the breach of, or default under the Charter, Bylaws or BCA, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law (subject, in the case of the DGCL, to receipt of the Requisite Stockholder Approval), Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 3.15(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger.
3.7Requisite Governmental Approvals. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of applicable U.S. and state securities Laws, the HSR Act; (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby or thereby; and (iii) the filing of the Certificate of Merger in accordance with the DGCL.
3.8Company Capitalization.
(a)Capital Stock. The authorized capital stock of the Company consists of (i) 990,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred

Stock. As of 5:00 p.m., Pacific time, on November 27, 2023, (such time and date, the “Capitalization Date”), (A) 180,436,843 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding and (C) no shares of Company Capital Stock were held by the Company as treasury shares. Pursuant to the BCA (which has not been amended, restated, supplemented or otherwise modified since its execution on February 10, 2021), the Company will be required to issue 2,192,687 shares of Company Common Stock as the Earnout Shares immediately prior to the Effective Time. All outstanding shares of Company Common Stock are, and the Earnout Shares when issued will be, validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date through the date of this Agreement, the Company has not issued or granted any Securities other than pursuant to the settlement of Company RSUs or exercise of Company Options that, in each case, were outstanding prior to the Capitalization Date.
(b)Stock Reservation. As of the Capitalization Date, the Company has reserved 8,890,937 shares of Company Common Stock for issuance pursuant to the Company Equity Plan. As of the Capitalization Date, there were outstanding (i) Company RSUs representing the right to receive up to 14,197,241 shares of Company Common Stock and (ii) Company Options to acquire 10,976,033 shares of Company Common Stock, all of which are In-the-Money Company Options with a weighted average exercise price of $1.79.
(c)Incentive Equity Awards. All Company Options and Company RSUs have been granted in accordance with the terms of the Company Equity Plans. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. Each Company RSU is intended to be exempt under Section 409A of the Code. The Company has made available to Parent, accurate and complete copies of (i) the Company Equity Incentive Plan, (ii) the forms of standard award agreement under the Company Equity Plans, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity based awards granted under any Company Equity Plan, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of the Company Options and Company RSUs under this Agreement does not violate the terms of the applicable Company Equity Plan or any Contract governing the terms of such awards.
(d)Company Securities. Except as set forth in this Section 3.8, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; or any of its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights, Contracts, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of Securities to which the Company or any of its Subsidiaries is a party, (vi) no “phantom stock” or similar obligations of the Company or any of its Subsidiaries, (vii) no Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.
(e)Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Securities.
3.9Capitalization of Subsidiaries.
(a)The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the certificate of incorporation, bylaws or equivalent organizational documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the certificate of incorporation, bylaws or equivalent organizational documents of each such Subsidiary or any Contract to which each such Subsidiary is a party.
(b)The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Section 3.9 of the Company Disclosure Letter, neither the Company nor its Subsidiaries hold any Securities of any Person.
3.10Company SEC Reports. Since July 30, 2021, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
3.11Company Financial Statements; Internal Controls; Indebtedness.
(a)Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b)Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since July 30, 2021, (i) the Company has been and is an “emerging growth company” as defined in Section 2(a) of the Securities Act and (ii) the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(c)Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s

independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
(d)Indebtedness. Section 3.11(d) of the Company Disclosure Letter set forth the Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than (i) Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports and (ii) Indebtedness with a principal amount payable by the Company or its Subsidiaries of less than $500,000.
3.12No Undisclosed Liabilities. Except as set forth on Section 3.12 of the Company Disclosure Letter, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) arising in the ordinary course of business under Contracts of the Company or any of its Subsidiaries existing as of the date of this Agreement or (e) which would not, individually or in the aggregate, have a Company Material Adverse Effect.
3.13Litigation and Proceedings. Except as would not be material to the Company and its Subsidiaries, taken as a whole: (a) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings, against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, there are no investigations or other inquiries that are pending, or, to the Knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order. There is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries that would prevent, materially impair or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
3.14Legal Compliance.

(a)Compliance with Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws.
(b)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, there are no current or pending, and for the last three (3) years there have been no, internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
(c)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are and for the last three (3) years have been in compliance with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Company nor any of its Subsidiaries, any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees (when acting in their capacity as such) or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
3.15Material Contracts.
(a)List of Material Contracts. Section 3.15(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than an Employee Plan. True, correct and complete copies of the Contracts listed on Section 3.15(a) of the Company Disclosure Letter have previously been delivered to or made available to Parent or its agents or representatives, together with all material amendments thereto.

(i)Any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;
(ii)Any Contract with any of the Top Vendors;
(iii)Any Contract that, in the twelve-month period ended September 30, 2023, was the source of $1 million or more in revenue for the Company and its Subsidiaries, based on amounts paid or payable;
(iv)Each debenture, Contract or other evidence of Indebtedness of the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1 million;
(v)Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $1 million other than (A) Contracts in which the applicable acquisition or disposition has been consummated and there are no liabilities of the Company or its Subsidiaries remaining or obligations of the Company or its Subsidiaries ongoing and (B) any disposition of assets by the Company or any of its Subsidiaries in the ordinary course of business;
(vi)The Leases set forth on Section 3.22(b) of the Company Disclosure Letter;
(vii)Each Contract involving the formation of a joint venture, legal partnership or limited liability company (other than a wholly-owned Subsidiary of the Company);
(viii)Each Contract related to use, transfer, or assignment of Intellectual Property by or of the Company and its Subsidiaries and material to the business of the Company and its Subsidiaries that (A) contain exclusive licenses to Company Intellectual Property, or (B) resolve any dispute related to Intellectual Property, in each case of (A) – (B), other than Contracts for (x) commercially available off-the-shelf software with a replacement cost and annual license or replacement fee of less than $1,000,000, (y) granted to end users or service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts and (z) agreements with employees and independent contractors on the Company’s standard forms;
(ix)Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case (A) and (B), that are material to the operation of the business of the Company and the Company’s Subsidiaries, taken as a whole;

(x)Any Contract that grants to any Person any preferred pricing, “most-favored nation” or similar rights that are material to the operation of the business of the Company and the Company’s Subsidiaries, taken as a whole; and
(xi)Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal or first offer to purchase or acquire exclusive rights or ownership with respect to any Company Intellectual Property or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries.
(b)Validity. All of the Contracts listed pursuant to Section 3.15(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. Except, in each case, where the occurrence of such breach or default or failure to perform would not be a Company Material Adverse Effect, (x) neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) neither the Company nor any of its Subsidiaries has received any written claim or notice of termination or breach of or default under any such Contract, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
3.16Employee Plans.
(a)Section 3.16(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority (each, an “Employee Plan”). The Company has delivered to Parent, to the extent applicable, true, complete and correct copies of (A) each Employee Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Employee Plan, (D) the most recent actuarial report or other financial statement relating to such Employee Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Employee Plan and any pending request for such a determination letter.

(b)Except as would not have a Company Material Adverse Effect, each Employee Plan has been established, operated, funded and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code.
(c)No Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)Except as would not have a Company Material Adverse Effect, with respect to each Employee Plan, no Legal Proceedings, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings, actions, suits or claims.
(e)Except as set forth on Section 3.16(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Options and Company RSUs) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time, or (iv) result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company.
(f)Neither the Company nor any of its Subsidiaries has any obligation to provide any Person a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g)Except as would not have a Company Material Adverse Effect, with respect to each Employee Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Employee Plan required by applicable Law or by the terms of such Employee Plan have been made, (ii) each such Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Employee Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Employee Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each

Employee Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.
3.17Labor Relations; Employees.
(a)Except as set forth on Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union, works council or any other employee representative body has, to the Knowledge of the Company, requested or sought to represent any of the employees of the Company or its Subsidiaries. To the Knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all Laws respecting labor and employment applicable to the Company’s and its Subsidiaries (including in respect of each of its employees and Direct Consultants) including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(c)Except as would not have a Company Material Adverse Effect, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, worker classification, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding before any Governmental Authority by or on behalf of any present or former employee or other service provider (including pet services providers) of such entities, any applicant for employment or classes of the foregoing alleging misclassification, breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or to the Knowledge of the Company, threatened.

(d)In the past three (3) years, no Governmental Authority has determined that the Company or its Subsidiaries has misclassified any individual as a non-employee.
(e)In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries resolving specific allegations made by such individual relating to sexual harassment or sexual misconduct by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at or above the level of Vice President or Senior Director. To the Knowledge of the Company, in the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at or above the level of Vice President or Senior Director.
3.18Tax Matters.
(a)All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)The Company and each of its Subsidiaries complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.
(c)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is currently in effect.
(d)There are no liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(e)No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid, except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(f)There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any income or other material Taxes of the Company or any of its Subsidiaries.
(g)Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(h)Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).
(i)Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.
(j)Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(k)No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to Company’s knowledge, there is no basis for any such claim to be made.
(l)Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside of the country of its organization.
(m)Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code.
(n)Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date (other than amounts received in the ordinary course of business), (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (v) the application of Section 965(a) of the Code. None of the Company or any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(o)The Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

3.19Brokers. Except as set forth on Section 3.19 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Parent, the Company or any of the Company’s Subsidiaries has any obligation.
3.20Insurance. Except as would not have a Company Material Adverse Effect, each of the insurance policies held by, or for the benefit of, the Company or any of the Company’s Subsidiaries in effect as of the date of this Agreement are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy.
3.21Permits. Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company Group as currently conducted. The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.
3.22Real Property.
(a)The Company Group does not own any real property.
(b)Section 3.22(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements, pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property in excess of 1,000 square feet (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has a valid, binding and enforceable leasehold estate in the Leased Real Property, free and clear of all liens (other than Permitted Liens) subject to the Enforceability Exceptions. Neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c)Section 3.22(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group.
3.23Intellectual Property.
(a)Section 3.23(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) material items of Company Registered Intellectual Property; and (ii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any material Company Registered Intellectual Property. None of the material Company Registered Intellectual Property is jointly owned with any third Person. To the Knowledge of the Company, the Company Intellectual Property is subsisting, valid, and enforceable.
(b)To the Knowledge of the Company, except as would not be a Company Material Adverse Effect, the Company and its Subsidiaries, taken as a whole, own, free and clear of all Liens (other than Permitted Liens) all material Company Intellectual Property and have a valid right to use all other material Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ business.
(c)To the Knowledge of the Company, the operation of the business of the Company Group as such business currently is conducted as of the date of this Agreement (i) does not infringe, misappropriate, dilute or otherwise violate and (ii) in the last six (6) years has not infringed, misappropriated or otherwise violated, the Intellectual Property of any third Person in a manner that results in a Company Material Adverse Effect. There is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the Knowledge of the Company, that is threatened, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any Person.
(d)Except as set forth on Section 3.23(d) of the Company Disclosure Letter, to the Knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, except as would not have a Company Material Adverse Effect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.
(e)The Company and its Subsidiaries take, and throughout the three (3) years preceding the date of this Agreement have taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and to the Knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to same in any manner that has resulted in the misappropriation of, or loss of any trade secret or other rights in and to such information that are material to the Company Group, taken as a whole.
(f)To the Knowledge of the Company, as would not have a Company Material Adverse Effect, no IT system owned or controlled by the Company contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Company or its Subsidiaries or customers or partners of the Company and its Subsidiaries.
(g)To the Knowledge of the Company, the Company’s and its Subsidiaries’ use, distribution and conveyance of material software proprietary to the Company or its Subsidiaries’ is in compliance with all Open Source Licenses applicable thereto and such use, distribution or conveyance does not require the disclosure or licensing of any source code of such material software that is proprietary to the Company or its Subsidiaries, except as would not have a Company Material Adverse Effect.
(h)(i) No Person has the current or contingent right to access or possess any source code proprietary to the Company, and (ii) none of the Company nor any of its Subsidiaries has disclosed, made available or provided to any Person, or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Company and its Subsidiaries that have a duty of confidentiality with respect to same, except in each case as would not have a Company Material Adverse Effect. The Company and its Subsidiaries have possession or control of all source code owned or purported to be owned by the Company or its Subsidiaries, except as would not be material to the operation of the business of the Company and the Company’s Subsidiaries, taken as a whole.
3.24Privacy and Cybersecurity.
(a)The Company and its Subsidiaries are, and during the three (3) years preceding the date of this Agreement have been, in compliance with all of the following to the extent governing privacy, data protection or cybersecurity with respect to the collection, processing, storage, use, disclosure, retention, disposal, transfer, protection, or performance of any other operation (collectively, “Processing”) of Personal Information by or for the Company or its Subsidiaries: (i) applicable Laws, and the applicable requirements of applicable industry standards to which the Company or any of its Subsidiaries is legally bound, (ii) the Company’s and its Subsidiaries’ published, public-facing notices (the “Privacy Policies”), and (iii) the Company’s and its Subsidiaries’ contractual obligations, (collectively, (i)-(iii), “Personal Information Laws and Policies”), except in each case of (i)-(iii), as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. There are no Actions pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries, in each case, alleging a violation of any Personal Information Laws and Policies by the Company or any of the Company’s Subsidiaries, and during the three (3) years preceding the date of this Agreement, there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. Except as

would not have a Material Adverse Effect on the Company and its Subsidiaries, neither the Company nor any of the Company’s Subsidiaries has as of the date of this Agreement received any written notice from (i) any Governmental Authority or (ii) any other Person, in each case with respect to (i) and (ii), relating to an alleged violation of Personal Information Laws and Policies by the Company or any of the Company’s Subsidiaries.
(b)Except as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, during the three (3) years preceding the date of this Agreement, there have been no breaches, cyberattacks, security incidents, unauthorized uses, or other unauthorized access to the IT systems used by the Company (or unauthorized Processing of any Personal Information or confidential data stored thereon or Processed thereby), and (ii) there has been no incident that has caused any material disruption to, or interruption in, the IT systems used by or for the Company or the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries take, and during the three (3) years preceding the date of this Agreement have taken, commercially reasonable measures designed to protect confidential or sensitive information (including Personal Information) Processed by or for the Company or any of its Subsidiaries against unauthorized access, use, modification, loss, disclosure, other Processing, or any other misuse, in each case, except as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
3.25Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the Company and its Subsidiaries (i) has received any written notice alleging that the Company or any of its Subsidiaries has violated, or has any liability under, any applicable Environmental Law; (ii) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of, or as would give rise to liability under, any applicable Environmental Law; (iii) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (iv) is a party to or is subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding (x) alleging the noncompliance by or liability of the Company or its Subsidiaries with any Environmental Law; or (y) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (v) has failed or is failing to comply with any Environmental Law; or (vi) to the Knowledge of the Company, does not own or operate any property or facility contaminated by any Hazardous Substance which has resulted or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law.
3.26Absence of Certain Changes. Since the date of the Audited Company Balance Sheet, (a) except for the transactions contemplated hereby, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects, in the ordinary course of business and (b) no action has been taken with respect to the Company or its Subsidiaries or their respective businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Sections 5.2(a), 5.2(b), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(l) or 5.2(u). From the date of the Audited Company Balance Sheet to the date of this Agreement, there has not been any Company Material Adverse Effect.

3.27Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
3.28Top Vendors.
(a)Section 3.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Vendors”).
(b)Except as set forth on Section 3.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing the Company or any of the Company’s Subsidiaries that it will, or, to the Knowledge of the Company, threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.
3.29Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.30No Additional Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except as provided in this Article III, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1Organization; Good Standing.
(a)Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b)Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(c)Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.
4.2Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.
4.3Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.4Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.5Legal Proceedings; Orders.
(a)No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(b)No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date hereof.
4.7Brokers. Other than Evercore Group L.L.C. and Moelis & Company LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.
4.8Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guaranty and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.
4.9No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole member of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.
4.10Guaranty. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, subject to the Enforceability Limitations. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guaranty.
4.11Financing.
(a)Equity Commitment Letter. As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the date hereof, pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding up to the aggregate value of the Merger (such financing, the “Equity Financing”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.8(b); and (B) subject in all respects to Section 9.8(b), Parent and the Guarantors will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.
(b)No Amendments. As of the date hereof, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date hereof; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, there are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.
(c)Sufficiency of Equity Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, along with the cash on hand at the Company at Closing, will be, in the aggregate, sufficient to (i) make the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Equity Financing.
(d)Validity. As of the date hereof, the Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the Guarantors, as applicable, enforceable against Parent, Merger Sub and the Guarantors, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Guarantors, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute or result in a default or breach on the part of Parent, Merger Sub or the Guarantors pursuant to the Equity Commitment Letter or otherwise result in any portion of the Equity Financing not being available (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter or that the full amount of the Equity Financing will not be available as of the Closing (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.
(e)No Exclusive Arrangements. As of the date hereof, none of the Guarantors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company Group in connection with the Merger.
4.12Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreements, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantors or any of their Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantors has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.13Other Interests. None of Parent, Merger Sub or the Guarantors, has acquired, or has agreed to acquire, in any manner (including by purchasing a substantial portion of the assets of or equity in) any business or any corporation, partnership, association or other business organization or division thereof that would reasonably be expected to: (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger (including the expiration or termination of any applicable waiting period required under the HSR Act); (b) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) prevent, materially impair or materially delay the consummation of the Merger.
4.14Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
4.15Exclusivity of Representations and Warranties.
(a)No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i)neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii)no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the

Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii)the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i)any representation or warranty, express or implied;
(ii)any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii)the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; (d) for any actions taken reasonably and in good faith to respond to COVID-19 or any COVID-19 Measures, or (e) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (a) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (b) keep available the services of its current officers and key employees; and (c) preserve the current relationships with customers, vendors, distributors, partners (including platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has business relations; provided, that no action or failure to act by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1.
5.2Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:
(a)amend the Charter, the Bylaws or any other similar organizational document;
(b)propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c)issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Securities, except (A) for the issuance or sale of shares of Company Common Stock pursuant to Company Options or Company RSUs outstanding as of the Capitalization Date in accordance with their terms; (B) pursuant to agreements set forth in Section 3.8(d) of the Company Disclosure Letter as in effect on the date hereof; or (C) for the issuance of the Earnout Shares pursuant to the BCA (without giving effect to any amendments, supplements, modifications or waivers of the BCA after the date hereof);
(d)directly or indirectly acquire, repurchase or redeem any Securities, except for (A) repurchases, withholdings, or cancellations of Securities pursuant to the terms and conditions of Company Options or Company RSUs outstanding as of the date hereof in accordance with their terms as of the date hereof, or (B) transactions between the Company and any of its direct or indirect Subsidiaries;
(e)(A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f)(A) incur or assume any Indebtedness (including any long-term or short-term debt, but excluding Indebtedness of the type described in Section 1.1(rr)(vi) and Section 1.1(r)(vii) or, with respect to the foregoing, Section 1.1(rr)(viii)) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; and (3) intercompany loans or advances between or among the Company and/or its direct or indirect wholly-owned Subsidiaries; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company;
(g)mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;
(h)make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; and (3) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned Subsidiaries of the Company;
(i)acquire, lease, license, sell, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible (including any Company Intellectual Property), in each case in excess of $425,000 individually, and other than (1) the sale, lease or licensing of products or services of the Company Group or other materials embodying Company Intellectual Property in the ordinary course of business; (2) the acquisition, assignment or abandonment of immaterial Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company Group or in the ordinary course of business; (3) the abandonment of trade secrets in the ordinary course of business to the extent not economically desirable to maintain for the conduct of the business of the Company Group; and (4) any capital expenditures permitted by (or consented to by Parent) under Section 5.2(n);
(j)(A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan or employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee of the Company Group in any manner; (B) increase the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Employee Plan as in effect as of the date hereof, except in the case of each of (A) and (B), (1) as may be required by applicable Law or the terms of the applicable Employee Plan in effect as of the date hereof; (2) in connection with any new hires of employees of the Company Group in the ordinary course of business and consistent with past practice and whose annual salary is less than $275,000; or (3) for increases in compensation for employees of the Company Group below the level of vice president and whose annual salary is less than $275,000 in the ordinary course of business and consistent with past practice (it being understood that these exceptions in the foregoing clauses (1), (2) and (3) will not apply to any actions otherwise prohibited by Section 5.2(c) or the following sub-clause (C)); or (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group, except as may be required by applicable law or the terms of the applicable Employee Plan in effect as of the date hereof;
(k)settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments by the Company (net of any insurance proceeds received or reasonably expected to be received) of no more than $750,000 individually and $4,000,000 in the aggregate; or (C) settled in compliance with Section 6.15;
(l)except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;
(m)(A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries; or (E) enter into a closing agreement with any Governmental Authority regarding any material Tax;
(n)incur or commit to incur any capital expenditure(s) other than (1) consistent with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter, (2) capitalization of labor costs in the ordinary course of business or (3) to the extent that such capital expenditures do not exceed $1,000,000 individually or $5,000,000 in the aggregate;
(o)enter into, modify or amend, or terminate any (i) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (ii) Material Contract except in the ordinary course of business or as permitted under Section 5.2(c) and Section 5.2(j);
(p)materially reduce insurance coverage of the Company Group in a manner inconsistent with past practice;
(q)engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r)effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;
(s)grant any material refunds, credits, rebates, or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;
(t)acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability corporation or similar legal arrangement with any third Person;
(u)enter into any collective bargaining agreement or agreement to form a work council or other Contract with any labor organization or works council (except to the extent required by applicable Law);
(v)adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(e)(i)(2) or Section 5.3(e)(ii)(3);
(w)amend, supplement, modify, waive or terminate the BCA; or
(x)enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.
5.3No Solicitation.
(a)Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 12:00 p.m., Pacific time on December 29, 2023 (the “No-Shop Period Start Date”), the Company and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives and financing sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Person) any non-public information relating to the Company Group or afford to any such Person (and such Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its

Representatives; and (iii) participate or engage in discussions or negotiations with any such Person (and such Representatives and financing sources) with respect to an Acquisition Proposal.
(b)No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into with respect to a potential Acquisition Proposal, or any such Person who made an Acquisition Proposal, at any time within the six month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives; and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person (other than its Representatives acting on its behalf or Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).
(c)Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3, from the No-Shop Period Start Date until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company’s financial advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.3(b); provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(c) would be inconsistent with its fiduciary obligations pursuant to applicable Law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.
(d)No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date hereof may the Company Board (or a committee thereof):
(i)(A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or

(ii)cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(e)Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
(i)other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) not actually known to, or reasonably expected by, the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable Law and if and only if:
(1)the Company has provided prior written notice to Parent at least four Business Days in advance (the “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail; and
(2)prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material changes to the facts and circumstances relating to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(i) (other than the requirement of a presentation as contemplated by this clause (i)(2)) with respect to such new written notice (it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be two Business Days); or
(ii)if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:
(1)the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable Law;
(2)the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
(3)(i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii) (other than the requirement of a presentation as contemplated by clause (ii)(3) above) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days); and

(4)in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).
(f)Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within one Business Day) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or, to the Knowledge of the Company, any of its Representatives, or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or, to the Knowledge of the Company, any of its Representatives with respect to, or that constitute or would reasonably be expected to lead to, an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations. For purposes of this Section 5.3(f), “Knowledge” of the Company shall also include the actual knowledge of the Company’s and its Subsidiaries’ directors, executive officers and financial advisors.
(g)Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.
(h)Breach by Representatives. The Company agrees that any material breach of this Section 5.3 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.
ARTICLE VI
ADDITIONAL COVENANTS
6.1Required Action and Forbearance; Efforts.
(a)Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:
(i)causing the conditions to the Merger set forth in Article VII to be satisfied;
(ii)(1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger;
(iii)obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and
(iv)executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.
(b)No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, materially impairing or materially delaying the consummation of the Merger or the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
6.2Antitrust Filings.
(a)Filing Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and Parent will cause Parent’s “ultimate parent entity” as that term is defined in the HSR Act and its implementing regulations, and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will (i) file or caused to be filed with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date hereof; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and, in the case of the Company, cause its Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand agree that no Party may extend, or request the extension of, any waiting period or decision period or enter into any agreement or understanding with any Governmental Authority with respect to the Merger without the prior written consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed.
(b)Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and Merger Sub will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company Group; and (B) any other restrictions on the activities of the Company Group; and (ii) contest, defend and appeal, and the Company shall take any such action at the direction of Parent, any Legal

Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, that notwithstanding anything in this Agreement to the contrary, nothing in Section 6.1 or this Section 6.2 (other than the first sentence of Section 6.2(a)) shall require or obligate Parent, Merger Sub, or any of Parent’s Affiliates or Subsidiaries to take any action, including any action contemplated by this Section 6.2(b), with respect to any of Parent’s Affiliates (excluding Parent, Merger Sub, the Guarantors (subject to and in accordance with the terms of the Equity Commitment Letter and the Limited Guaranty) and, following the effectiveness of the Merger, any member of the Company Group, but including (x) Blackstone Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed and advised by, Blackstone, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle, or any interest therein); provided, further, that the Parties shall not be obligated to take any action except if such action is conditioned upon the consummation of the Merger.
(c)Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.
6.3Proxy Statement and Other Required SEC Filings.

(a)Proxy Statement. As promptly as reasonably practicable following the date hereof, the Company will prepare and, promptly following the No-Shop Period Start Date, file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.
(b)Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or, except to the extent related to a Superior Proposal or Company Board Recommendation Change, any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c)Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d)Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.
(e)Consultation Prior to Certain Communications. Except to the extent related to a Superior Proposal or Company Board Recommendation Change, the Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(f)Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.
(g)Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.
6.4Company Stockholder Meeting.
(a)Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and, except as required by law, the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
(b)Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.
6.5Equity Financing.
(a)No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Guarantors under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this

Section 6.5; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.
(b)Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (vi) enforce its rights pursuant to the Equity Commitment Letter.
(c)Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.
6.6Cooperation With Debt Financing.
(a)Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its reasonable best efforts to, and will cause each of its Subsidiaries to use their respective reasonable best efforts to and will use reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts to do the following:
(i)provide Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by Parent or Merger Sub to assist them in arranging and consummating the debt financing (if any) to be obtained by Parent or Merger Sub in connection with the Merger (the “Debt Financing”);
(ii)participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company to participate), at reasonable times and upon reasonable prior written notice, in a reasonable and limited number of meetings and presentations with actual or prospective lenders, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise provide reasonable and customary cooperation with the marketing and due diligence efforts for any Debt Financing;
(iii)assist Parent, Merger Sub and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on financial information and data derived from the

Company’s historical books and records; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of (x) pro forma financial statements or (y) forecasts of financing statements, in each case of clauses (x) and (y), relating to (i) the determination of the proposed aggregate amount of the Debt Financing and the Equity Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;
(iv)assist Parent and Merger Sub in connection with the preparation, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective at or after the Effective Time) of any pledge and security documents (including consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, surveys and title insurance as reasonably requested by Parent or Merger Sub), mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent, Merger Sub or the Financing Sources, obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests (and perfection thereof) in respect of the Debt Financing (including the reaffirmation of the pledge of collateral on or after the Closing Date), it being understood that, in each case, such documents will not take effect until the Effective Time, and providing reasonable cooperation with Parent to obtain customary and reasonable corporate and facilities ratings;
(v)furnish Parent, Merger Sub and the Financing Sources, as promptly as practicable, with the Required Financial Statements and, in each case solely to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing, financial and other pertinent and customary information regarding the Company Group as may be reasonably requested by Parent, Merger Sub or the Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials;
(vi)provide customary authorization letters, confirmations and undertakings to the Financing Sources authorizing the distribution of information about the Company Group to prospective lenders or investors and containing a representation to the Financing Sources that the information pertaining to the Company Group and based on financial information and data derived from the Company’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing and which was, in each case, provided by the Company, is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries; provided, however, that all such materials have been previously identified to, and provided to, the Company with reasonable advance notice and that the Company has been given an opportunity to review and comment on such materials and exclude any information that the Company believes to constitute material non-public information);
(vii)facilitate and assist in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent or Merger Sub (including, furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and shall become effective no earlier than the Effective Time;
(viii)take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to permit the consummation of the Debt Financing;
(ix)promptly furnish (but in no event later than three Business Days prior to the Closing Date) Parent, Merger Sub and the Financing Sources with all documentation and other information about the Company Group as is reasonably requested by the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date; and
(x)provide reasonable cooperation in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective Representatives.
(b)Obligations of the Company. Notwithstanding anything in this Agreement to the contrary, the Company will not be required pursuant to this Section 6.6 or otherwise in connection with the Debt Financing to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing or any action required to be taken by the Company Group pursuant to Section 6.6(a) (other than customary representation letters, authorization letters and undertakings described in Section 6.6(a)(vi))) that are, in each case, effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, could reasonably be expected to materially interfere with the conduct of the business or operations of the Company Group or could reasonably be expected to create a material risk of damage or destruction to any property or assets of the Company Group; or (v) take any action (including the disclosure of any information) that would reasonably be expected to conflict with or violate its organizational documents or any applicable Laws or would reasonably be expected to result in a violation or breach of, or default under, or create a right of termination or acceleration by and third Person party to, any Material Contract to which any member of the Company Group is a party (so long as such Contract is not entered into by the Company with the intent of availing itself of the limitation set forth in this clause (v)). In addition, (A) no action, liability or obligation of any member of the Company Group or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by the Company Group pursuant to Section 6.6(a). (other than customary representation letters, authorization letters and undertakings described in Section 6.6(a)(vi)) will be effective until the Effective Time, and neither the Company Group nor any of their respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings described in Section 6.6(a)(vi)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time and any such execution shall solely be required only to the extent that such Representative will be continuing in such capacity following Closing; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any officer or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; (2) the pre-Closing Company Board to approve any financing or Contracts related thereto (other than, if applicable, approval of the execution of customary representation letters, authorization letters and undertakings described in Section 6.6(a)(vi)), (3) the Company and/or its Subsidiaries to provide any information where access to such information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine, or other legal privilege applicable to such information, (4) any member of the Company Group to deliver any solvency opinions or legal opinions in connection with the Debt Financing, (5) any member of the Company Group or their respective Representatives to take any action that could reasonably be expected to result in personal liability of any such Person, or (6) any member of the Company Group or their respective Representatives to prepare or provide any Excluded Information. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries set forth in Section 6.6(a) may not be asserted by Parent or Merger Sub as the basis for the termination of this Agreement pursuant to Section 8.1(e).
(c)Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.
(d)Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e)Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.6 (other than any costs and expenses with respect to any information that would be required to be produced by any member the Company Group in the ordinary course of business independent of the obligations set forth in this Section 6.6, including any costs and expenses in preparing the Required Financial Statements).
(f)Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.6 or the provision of information utilized in connection therewith other than any such amount resulting from their willful misconduct or gross negligence. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) referred to collectively as the “Reimbursement Obligations.”
(g)No Exclusive Arrangements. In no event will the Guarantors, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.
(h)No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to cause the Equity Financing to be funded to fund the Merger and consummate the Merger.
6.7Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
6.8Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company for the purposes of planning for the potential consummation of the Merger and the operation of the Company following the Closing, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another person designated by the Company.
6.9Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a)Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
(b)Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.
(c)D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.10(c), the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.
(d)Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e)No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable Law (whether at law or in equity).
(f)Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.
(g)Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11Employee Matters.
(a)Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.
(b)Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. For a period of one year following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements (other than, subject to Section 6.11(b), individual employment agreements) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) at benefit levels that are substantially comparable in the aggregate to those in effect at the Company or its applicable Subsidiaries on the date hereof, and provide compensation and benefits (other than individual employment agreements) to each Continuing Employee pursuant to such Company Plans; (ii) provide compensation, benefits and severance payments (other than equity-based benefits and, subject to Section 6.11(b), individual employment agreements) to each Continuing Employee that are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives compensation, benefits and severance payments (other than equity-based benefits and, subject to Section 6.11(b), individual employment agreements) that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date hereof and that have been made available to Parent prior to the Closing Date.
(c)New Plans. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Company Plans in effect as of the date hereof).
(d)No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.
6.12Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.13Notification of Certain Matters.

(a)Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).
(b)Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).
6.14Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company and its Affiliates (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub and their Affiliates (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that the Parties will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change.
6.15Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
6.16Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.17Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.
6.18Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole member of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the Limited Liability Company Act of the State of Delaware.
6.19No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.20No Employment Discussions. Except as approved by the Board of Directors Company, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or Affiliates to directly or indirectly authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director or executive officer of the Company or any of their respective Affiliates, (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (ii) pursuant to which any such Person would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such Person would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
6.21Promissory Note. Immediately prior to the Effective Time, to the extent requested by Parent in order to memorialize the transfer by the Company to Parent of cash on hand of the Company as of the Closing that is available to be used in connection with the transactions contemplated by the Merger Agreement (it being acknowledged and agreed that such transfer shall be conditioned upon the occurrence of the Closing and such transferred cash shall be used by Parent solely to fund the payments contemplated by Section 4.11(c)), Parent shall issue a promissory note to the Company, the amount and terms of which shall be reasonably determined by Parent.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:
(a)Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b)Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.
(c)No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, that in each case prohibits or enjoins the consummation of the Merger.
7.2Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver

(where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a)Representations and Warranties.
(i)Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.
(ii)The representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.3 (Corporate Power; Enforceability), Section 3.4 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 3.5 (Requisite Stockholder Approval), Section 3.6(a) (Non-Contravention), Section 3.8(e) (Other Rights) and Section 3.19 (Brokers) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).
(iii)The representations and warranties set forth in Section 3.8(a) (Capital Stock) and in the second sentence of Section 3.8(b) (Stock Reservation), will be true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $7,500,000.
(iv)The representation and warranty set forth in the last sentence of Section 3.26 (Absence of Certain Changes) will be true and correct in all respects.
(b)Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that is continuing.
7.3Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c)Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b)by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that prohibits or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;
(c)by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Pacific time, on May 29, 2024 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;
(d)by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);
(e)by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that (i) Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured) and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

(f)by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m., Pacific time, on the 10th Business Day following the date on which such right to terminate first arose;
(g)by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that (i) the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured) and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2; or
(h)by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement providing for the consummation of the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b).
8.2Manner and Notice of Termination; Effect of Termination.
(a)Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b)Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Sources to the Parent, Merger Sub and its Affiliates under agreements among the Financing Sources and such Persons, and after the occurrence of the Effective Time, under any definitive agreements with the Company Group relating to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guaranty, or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3Fees and Expenses.
(a)General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.
(b)Company Payments.
(i)If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (D) within one year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent an amount equal to $72,000,000 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ii)If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay to Parent the Company Termination Fee.

(iii)If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay to Parent the Company Termination Fee; provided, that if (A) such termination occurs prior to the later of (1) the No-Shop Period Start Date and (2) one day following the expiration of any Notice Period commenced prior to the No-Shop Period Start Date and (B) the Company enters into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction substantially concurrently with such termination, then the “Company Termination Fee” shall mean an amount equal to $36,000,000.
(c)Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(d)Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law. All payments under this Section 8.3 shall be made by the Company to Parent by wire transfer of immediately available funds to the account set forth on Schedule 8.3.
(e)Sole and Exclusive Remedy.
(i)Under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement, the Guaranty or the Equity Commitment Letter exceed an amount equal to $144,000,000 plus the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Guarantors; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantors (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guaranty or the transactions contemplated hereby and thereby (including, any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a), as applicable); provided that the foregoing shall not preclude any liability of the Financing Sources to Parent, Merger Sub and its Affiliates under agreements among the Financing Sources and such Persons, and after the occurrence of the Effective Time, under any definitive agreements with the Company Group relating to any Debt Financing. Other than the Guarantors’ obligations under the Guaranty and the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantors, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.
(ii)Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) (and any payments owed pursuant to Section 8.3(d)) will be the only monetary damages of Parent and Merger Sub and each of their respective Affiliates may recover from (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed $72,000,000 in the aggregate for all such breaches (plus any payments owed pursuant to Section 8.3(d)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any

Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.
(f)Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and any monetary damages.
(g)Non-Recourse Parent Party. In no event will the Company seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantors, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Guaranty or the transactions contemplated hereby and thereby (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantors to the extent expressly provided for in the Guaranty or the Equity Commitment Letter.
8.4Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 8.2(b), Section 8.3(e), Section 8.6, Section 9.3(c), the last sentence of Section 9.6, Section 9.8(b), Section 9.9, Section 9.10(b), Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 8.2(b), Section 8.3(e), Section 8.6, Section 9.3(c), the last sentence of Section 9.6, Section 9.8(b), Section 9.9, Section 9.10(b), Section 9.11 or this Section 8.4) may not be amended, modified or altered without the prior written consent of the Financing Sources party to any agreement with Parent or Merger Sub with respect to the Debt Financing.

8.5Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
8.6No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at Law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.
ARTICLE IX
GENERAL PROVISIONS
9.1Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.
9.2Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission (provided that (A) the subject line of such email states that it is a notice delivered pursuant to Section 9.2 of this Agreement and (B) the sender of such email does not receive written notification of delivery failure), in each case to the intended recipient as set forth below:
(a)if to Parent or Merger Sub to:
c/o Blackstone Management Partners, L.L.C.
101 California Street, 44th Floor
San Francisco, California 94111
Attention: Sachin Bavishi; Tushar Gupta
Email: ***; ***

with a copy (which will not constitute notice) to:
Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attn: Sean Z. Kramer, P.C.
Email: ***
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Daniel Wolf, P.C.; Marshall P. Shaffer, P.C.; Daniel Yip
Email: ***; ***; ***
(b)if to the Company (prior to the Effective Time) to:
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, WA 98101
Attn: Charlie Wickers, CFO
Email: ***
with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
Attn: Michael Nordtvedt; Robert Ishii; Remi Korenblit
Email: ***; ***; ***
Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of

their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter, or the Guarantors pursuant to the Guaranty; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company RSUs and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.
9.4Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Blackstone Management Partners, L.L.C. and the Company have previously executed a confidentiality agreement in connection with the contemplated transaction as set forth on Schedule 9.4 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to direct their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.
9.5Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Voting Agreements, the Guaranty and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award and seek additional damages on behalf of the holders of shares of Company Common Stock, Company RSUs and Company Options (which Parent, Merger Sub and the Guarantors acknowledge and agree may include damages based on a decrease in share value or lost premium) subject to the limitations set forth in Section 8.3(e)(i); (c) if Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, or if the Guarantors wrongfully terminate or willfully breach the Guaranty, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock,

Company RSUs and Company Options (which Parent, Merger Sub and the Guarantors acknowledge and agree may include damages based on a decrease in share value or lost premium) subject to the limitations set forth in Section 8.3(e)(i); and (d) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company RSUs and Company Options to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) and clause (c) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock, Company RSUs and Company Options by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Company RSUs or Company Options and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and subject to the limitations set forth in Section 8.3(e)(i)) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. The provisions of Section 8.2(b), Section 8.3(e), Section 8.4, Section 8.6, Section 9.3(c), Section 9.8(b), Section 9.9, Section 9.10(b), Section 9.11 and the last sentence of this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).
9.7Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8Remedies.
(a)Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).
(b)Specific Performance.
(i)The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement)

in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantors under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) or directly enforcing the Guarantors’ obligation to fund the Equity Financing under, and in accordance with and subject to terms and conditions set forth in, the Equity Commitment Letter. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source.
(ii)The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.9Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.
9.10Consent to Jurisdiction.
(a)General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guaranty, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guaranty or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guaranty or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guaranty or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b)Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, to the extent involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.
9.11WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF

OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTY, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.13Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or other electronic signature system (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and, except as provided by the express terms thereof, nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BISCUIT PARENT, LLC

By:	/s/ Sachin Bavishi
Name: Sachin Bavishi
Title: Co-President

BISCUIT MERGER SUB, LLC

By:	/s/ Sachin Bavishi
Name: Sachin Bavishi
Title: Co-President
Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ROVER GROUP, INC.

By:	/s/ Aaron Easterly
Name: Aaron Easterly
Title: Chief Executive Officer
Signature Page to Agreement and Plan of Merger

EXHIBIT A
Guarantors
Blackstone Capital Partners VIII (Lux) SCSp
Blackstone Capital Partners VIII (Ontario) L.P.
Blackstone Capital Partners VIII L.P.
Blackstone Family Investment Partnership VIII - ESC L.P.
Blackstone Family Investment Partnership VIII - SMD L.P.
BTAS NQ Holdings L.L.C.

Annex B
PERSONAL AND CONFIDENTIAL
November 29, 2023
Board of Directors
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, WA 98101
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Biscuit Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Shares”), of Rover Group, Inc. (the “Company”) of the $11.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 29, 2023 (the “Agreement”), by and among Parent, Biscuit Merger Sub, LLC, a wholly owned subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Blackstone Inc. (“Blackstone”), an affiliate of Parent, and Madrona Venture Group, LLC, a significant stockholder of the Company (the “Significant Stockholder”) or any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. We also have provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Apria, Inc., a portfolio company of funds associated with Blackstone, with respect to its sale in March 2022; as joint global coordinator on the initial public offering of Industrie De Nora SpA, a portfolio company of funds associated with Blackstone, in June 2022; as financial advisor to Blackstone with respect to its majority investment in Advarra, Inc. in August 2022; as financial advisor to Mandiant, Inc., a portfolio company of funds associated with Blackstone, with respect to its sale in September 2022; as financial advisor to Change Healthcare Inc., a portfolio company of funds associated with Blackstone, with respect

Board of Directors
Rover Group, Inc.
November 29, 2023

to its sale in October 2022; as co-global coordinator of the public offering of ordinary shares in the London Stock Exchange plc, a portfolio company of funds associated with Blackstone, in May 2023; and as joint lead bookrunner of ordinary shares in Gates Industrial Corporation plc, a portfolio company of funds associated with Blackstone, in May and August 2023. We may also in the future provide financial advisory and/or underwriting services to the Company, Blackstone, the Significant Stockholder and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Blackstone, the Significant Stockholder and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone and the Significant Stockholder and their respective affiliates from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended December 31, 2022; the Company’s Registration Statement on Form S-4, including the prospectus contained therein dated July 9, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company (the “Forecasts”); and certain forecasts related to the amounts and expected utilization by the Company of certain net operating loss carryforwards and tax credits (the “NOL Forecasts”), each as prepared by the management of the Company and approved for our use by the Company. We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the internet and e-commerce industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.  We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic

Board of Directors
Rover Group, Inc.
November 29, 2023

alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $11.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $11.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $11.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C
Centerview Partners LLC
31 West 52nd Street New
York, NY 10019
November 28, 2023
The Board of Directors
Rover Group, Inc.
720 Olive Way
19th Floor
Seattle, WA 98101
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) (other than Excluded Shares, as defined below), of Rover Group, Inc., a Delaware corporation (the “Company”), of the $11.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Biscuit Parent, LLC, a Delaware limited liability company (“Parent”), Biscuit Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Owned Company Shares (as defined in the Agreement), or (ii) Dissenting Company Shares (as defined in the Agreement) (the shares referred to in clauses (i) through (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $11.00 per Share in cash, without interest (the $11.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company for purposes of providing this opinion. We will receive a fee for our services in connection with the Transaction payable upon the earliest to occur of the rendering of this opinion or the public announcement of a definitive agreement for the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM
N E W   Y O R K   •   L O N D O N   •   P A R I S   •   S A N   F R A N C I S C O   •   M E N L O   P A R K

The Board of Directors
Rover Group, Inc.
November 28, 2023

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent during such period. In the past two years, we have been engaged to provide financial advisory to Blackstone Inc., the sponsor of Parent (the “Sponsor”), including in connection with the majority investment by a consortium of funds managed by affiliates of Sponsor and other financial sponsors in Medline Industries, Inc. in 2021, and the acquisition by an affiliate of Sponsor of a portfolio of multifamily housing properties in San Diego in 2021 from The Conrad Prebys Foundation, and we have received compensation for such services. In the past two years, we have been engaged to provide and are currently providing financial advisory services unrelated to the Company to financial creditor groups (of which one or more affiliates of Sponsor, is or was a member) in connection with potential restructurings involving the relevant issuers, and we have received and may in the future receive compensation for such services. In addition, we are currently engaged to provide financial advisory services unrelated to the Company to a portfolio company of Sponsor and in the future, we may receive compensation for such services. Further, in 2023, we were engaged as a passive co-manager on the secondary offering of shares of Gates Industrial Corporation plc held by affiliates of Sponsor, and we received compensation for such services. We may provide financial advisory and other services to or with respect to the Company, Parent, Sponsor or their respective affiliates, including portfolio companies of Sponsor, in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Sponsor, or any of their respective affiliates, including portfolio companies of Sponsor, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated November 28, 2023 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 (for Nebula Caravel Acquisition Corp., the predecessor to the Company, as such report was subsequently amended); (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for

The Board of Directors
Rover Group, Inc.
November 28, 2023

the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise

The Board of Directors
Rover Group, Inc.
November 28, 2023

contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be paid in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex D
Execution Version
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 29, 2023, is by and among Biscuit Parent, LLC, a Delaware limited liability company (“Parent”), Biscuit Merger Sub, LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”) of Rover Group, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock of the Company, in each case, as set forth on Schedule I hereto;
WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time in accordance with Section 8(a)(iii) below (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and
WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that the Stockholder, and the Stockholder has (in solely the Stockholder’s capacity as a beneficial owner of Equity Interests (as defined below)) agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1.Representations and Warranties of the Stockholder. The Stockholder (in solely the Stockholder’s capacity as a record and beneficial owner of Equity Interests) hereby represents and warrants to Parent and Merger Sub as follows:
(a)As of the date of this Agreement, such Stockholder (i) is the beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock or other Securities, which such Stockholder may acquire at any time following the date hereof and prior to the termination of this Agreement, the “Stockholder Securities”) set forth on Schedule I hereto, and (ii) except as set forth on Schedule I hereto, neither holds nor is the beneficial owner of any other shares of Company Capital Stock or other Securities or any other option, warrant, call, proxy, commitment or right convertible, exchangeable or exercisable for any shares of Company Capital Stock or other Securities, or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).
(b)The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Limitations.
(d)Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will (i) cause a violation, or a default, by the Stockholder of any applicable legal requirement or decree, order or judgment applicable to the Stockholder, or to which the Stockholder is subject, (ii) conflict with, result in a breach of, or constitute a default on the part of the Stockholder under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or its assets are bound, other than as required under the Exchange Act, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents, except, in each case of the foregoing clauses (i), (ii) or (iii), for such violations, defaults, conflicts or breaches as would not, individually or in the aggregate, prevent, materially impair or materially delay the performance by the Stockholder of any of its obligations under this Agreement.
(e)The Stockholder Securities and the certificates, if any, representing the Stockholder Securities owned by the Stockholder are now, and, subject to Section 3(b) at all times during the term hereof will be, held by the Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, encumbrances, subscriptions, options, warrants, calls, proxies, commitments, restrictions and contracts of any kind, except for any such liens or encumbrances arising hereunder, any applicable restrictions on transfer under the Securities Act and any liens or encumbrances that would not prevent or materially delay the performance by the Stockholder or any of its obligations under this Agreement (collectively, “Permitted Encumbrances”).
(f)Subject only to community property laws, any applicable restrictions on transfer under the Securities Act and any restrictions that would not prevent, materially impair or materially delay the performance by the Stockholder or any of its obligations under this Agreement, the Stockholder has full voting power with respect to the Stockholder’s shares of Company Common Stock and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Company Common Stock held in the name of the Stockholder. The Stockholder Securities are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities.
(g)As of the time of execution of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or equity before or by any Governmental Authority that would reasonably be expected to prevent, materially impair or materially delay the performance by the Stockholder of its obligations under this Agreement or otherwise materially adversely impact the Stockholder’s ability to perform its obligations hereunder.
(h)The Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
(i)No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission for which Parent, Merger Sub or the Company would be responsible in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder (it being understood that arrangements of the Company or its other Affiliates shall not be deemed to be an arrangement of such Stockholder).
SECTION 2.Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholder as follows:
(a)Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub have the limited liability company or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement.
(b)This Agreement has been duly and validly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Limitations.
(c)Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or Merger Sub is subject; or (ii)

conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), any “anti-takeover” laws, the DGCL, in connection with the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s or Merger Sub’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement.
SECTION 3.Transfer of the Shares; Other Actions.
(a)Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, the Stockholder shall not, and shall cause each of its Subsidiaries not to, directly or indirectly: (i) transfer, assign, sell, gift- over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance (other than Permitted Encumbrances) on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of the Stockholder’s Equity Interests in the Company, including any Stockholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities with respect to any matter that is in contravention of the obligations of the Stockholder under this Agreement with respect to the Stockholder’s Equity Interests; (iv) deposit any of the Stockholder’s Equity Interests, including the Stockholder Securities, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Stockholder Securities, in contravention of the obligations of the Stockholder under this Agreement with respect to the Stockholder’s Equity Interests; or (v) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of the Stockholder’s obligations hereunder, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale) to the fullest extent permitted by applicable Law, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.
(b)Notwithstanding the foregoing, the Stockholder may make (i) Transfers of Equity Interests by will, intestacy, Order or by operation of law or other transfers for estate planning purposes, (ii) with respect to such Stockholder’s Company Options which expire on or prior to the termination of the Merger Agreement or as a result of the consummation of the Merger, transfers or cancellations of the underlying shares of Company Common Stock to the Company (x) in payment of the exercise price of such Stockholder’s Company Options and (y) in order to satisfy taxes or tax withholding obligations applicable to the exercise of such Stockholder’s Company Options, (iii) with respect to such Stockholder’s Company RSUs, transfers or cancellations of the underlying shares of Company Common Stock to the Company in order to satisfy taxes or tax withholding obligations applicable to the vesting, settlement or conversion of such Company RSUs, (iv) Transfers of shares or other Equity Interests to any stockholders, member, partner or equityholder of any Stockholder which is an entity, (v) Transfers of shares or other Equity Interests to any Affiliate of the Stockholder (including any related investment funds or vehicles controlled or managed by the Stockholder or its Affiliates), (vi) Transfers of shares to any charitable entities or institutions, (vii) Transfers pursuant to and in compliance with a written trading plan in effect as of the date of this Agreement that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”) (including any 10b5-1 Plan that provides for the distribution in kind of shares pursuant to Rule 10b5-1) and (viii) Transfers to Parent, Merger Sub or any of their Affiliates and (ix) other Transfers of shares as Parent may otherwise agree in writing in its sole discretion (but only with the prior written consent of the Company), so long as, in the case of the foregoing clauses (i), (iv), (v), (vi) and (viii), any such transferee shall agree in writing to be bound by this Agreement as a condition to the consummation of any such Transfer.
(c)The Stockholder agrees that such Stockholder will not exercise any dissenter’s rights available to the Stockholder with respect to the Merger pursuant to Section 262 of the DGCL.
(d)Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict the Stockholder from effectuating (i) any Transfer of Equity Interests following the date on which the Requisite Stockholder Approval is obtained (and any Equity Interests disposed of by the Stockholder in such a Transfer shall no longer constitute Equity Interests or Stockholder Securities subject to the provisions of this Agreement) or (ii) any ordinary course Transfer by limited partners of any equity interests of any investment funds advised by the Stockholder or its Affiliates (each such fund, a “Fund”) not formed for the sole purpose of holding the shares of Company Common Stock, in and of themselves, so long as any such Transfer does not adversely affect the ability of the Stockholder to perform its obligations under this Agreement.
SECTION 4.Voting of Shares.
(a)Prior to the Termination Date, and without in any way limiting the Stockholder’s right to vote the Stockholder’s shares of Company Common Stock in its sole discretion on any other matters that may be submitted to a stockholder vote or other approval, at every annual, special or other meeting of the Company’s Stockholders called with respect to any of the following matters, and at every adjournment or postponement thereof, the Stockholder (in such Stockholder’s capacity as a holder of the Stockholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear (in person or by proxy) at each such meeting or otherwise cause all of the Stockholder’s shares of Company Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, all shares of Company Common Stock beneficially owned by the Stockholder and entitled to vote at such meeting with respect to the applicable matters (the “Vote Shares”) (A) in favor of the adoption of the Merger Agreement and the approval of the Merger, and/or (B) against (x) any action or agreement which would reasonably be expected to (1) prevent, materially impede, materially delay or materially and adversely affect the consummation of the Merger, (2) or result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VII of the Merger Agreement not being fulfilled, or (3) change in any manner the voting rights of any class of Company Capital Stock (including by way of any amendments to the Company’s certificate of incorporation or bylaws) if such change would reasonably be expected to prevent, materially delay, materially impair or materially and adversely impact the consummation of the Merger and (y) any Acquisition Proposal.
(b)Notwithstanding the foregoing, the Stockholder shall retain at all times the right to vote the shares of Company Common Stock held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s stockholders.
(c)The obligations set forth in this Section 4 shall apply to the Stockholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.
SECTION 5.[Reserved.]
SECTION 6.Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to the Stockholder solely in such Stockholder’s capacity as a holder of the Stockholder Securities and/or other Equity Interests in the Company and not in such Stockholder’s capacity, or any of Stockholder’s Representatives’ capacity, as (a) a director, officer or employee of the Company or any of its Subsidiaries or (b) a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder or any of its Representatives to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.
SECTION 7.Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.
SECTION 8.Termination.
(a)This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):
(i)termination of the Merger Agreement in accordance with its terms;
(ii)the Effective Time;
(iii)the effectiveness of (x) any amendment or modification to, or (y) waiver (solely in the case of this clause (y), by Parent) of, the terms of the Merger Agreement (as it exists as of the date of this Agreement) without the prior written consent of the Stockholder that (A) reduces the Per Share Price or any consideration otherwise payable with respect to the shares of Company Common Stock beneficially owned by the Stockholder (subject to adjustments in compliance with Section 2.7(b) of the Merger Agreement), (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the shares of Company Common Stock beneficially owned by the Stockholder, (C) materially delays or imposes any additional material restrictions or conditions on the payment of the consideration payable in the Merger or any consideration otherwise payable with respect to the shares of Company Common Stock beneficially owned by the Stockholder or (D) materially impedes or materially delays, or imposes any additional material restrictions or conditions on, the consummation of the Merger;
(iv)subject to compliance with Section 3(b), the date on which the Stockholder ceases to own any Equity Interests; or
(v)the mutual written consent of Parent, the Company and the Stockholder.
(b)Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party hereto from liability from any willful and material breach of this Agreement prior to such termination; provided, further, that in the event the Effective Time shall have occurred, the Stockholder shall not have any liability or other obligation hereunder whatsoever, including with respect to any willful and material breach of this Agreement occurring prior thereto (other than any breach of the Stockholder’s covenant in Section 3(c)). The representations and warranties, covenants and agreements made by the parties hereto in this Agreement shall not survive the termination of this Agreement; provided, however, that if a party willfully and materially breaches any representation, warranty, covenant or agreement prior to the termination of this Agreement, such representation, warranty, covenant or agreement shall survive the termination of this Agreement.
(c)Sections 8(b), 9 and 13 hereof shall survive the termination of this Agreement.
SECTION 9.Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
SECTION 10.Public Announcements. Parent, Merger Sub and the Stockholder (in its capacity as a stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, and other than as expressly otherwise set forth herein. The Stockholder (a) consents to and authorizes the publication and disclosure by Parent, the Company and their respective Affiliates of its identity and holding of the Stockholder Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority (provided, that such disclosing party shall give the Stockholder a reasonable opportunity to review and comment on such publications or disclosures prior to them being made public, except in the case of any information (including summaries thereof) included in such publications or disclosures that is already publicly available, including in Parent’s, the Company’s and/or the Stockholder’s filings with the SEC) and (b) agrees to give to Parent and the Company, promptly after written request therefor, such information as it may reasonably require for the preparation of any such disclosure documents. Each of Parent and Merger Sub consents to and authorizes the publication and disclosure by the Stockholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by the Stockholder or its Affiliates in connection with the Merger and agrees to give to the Stockholder, promptly after written request therefor, such information as it may reasonably require for the preparation of any such disclosure documents. Nothing set forth herein shall limit any disclosure by the Stockholder to its or its Affiliates’ general or current or prospective limited partners or members, or other Affiliates, on a confidential basis.

SECTION 11.Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Stockholder Securities or (b) that the Stockholder shall become the beneficial owner of any additional shares of Company Capital Stock or other Stockholder Securities, then the terms of this Agreement shall apply to the shares of Company Capital Stock or other Stockholder Securities held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that the Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.
SECTION 12.No Solicitation. The Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall not instruct, authorize or knowingly permit any of its Representatives acting on its behalf to, directly or indirectly, prior to the Termination Date, take any action that would violate Section 5.3 of the Merger Agreement if such Stockholder were deemed to be the Company for purposes of Section 5.3 of the Merger Agreement (it being understood that the Stockholder and its Representatives shall be entitled to take any action that the Company (i) is permitted to take or (ii) would be permitted to take, in each case, in accordance with Section 5.3 of the Merger Agreement). For clarity, if such Stockholder is a venture capital or private equity investor, the term “Representative” (a) shall include any general partner of such Stockholder that is still affiliated with such Stockholder, but (b) shall exclude (i) any limited partner or portfolio company of the Stockholder or any of its affiliated investment funds, (ii) any general partner that is no longer affiliated with such Stockholder, (iii) any affiliated investment fund of the Stockholder that is not a direct or indirect investor in the Stockholder and (iv) any employees or other Representatives, in each case, who do not have actual knowledge of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 12 shall restrict (or require Stockholder to attempt to restrict) any actions or omissions of any director or officer of the Company.
SECTION 13.Miscellaneous.
(a)Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission (provided that (A) the subject line of such email states that it is a notice delivered pursuant to Section 13 of this Agreement and (B) the sender of such email does not receive written notification of delivery failure), to Parent and Merger Sub in accordance with Section 9.2 of the Merger Agreement and to the Stockholder at its address set forth on Schedule I hereto (or at such other address for a party as shall be specified by like notice).

(b)Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
(d)Entire Agreement, No Third-Party Beneficiaries. This Agreement, together with the Merger Agreement, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (ii) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever, except as expressly set forth in Section 13(g) or Section 13(1).
(e)Governing Law, Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13(a) or in such other manner as may be permitted by applicable law, and nothing in this Section 13(e) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(f)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(f).
(g)Assignment. Other than in connection with any Transfer permitted by Section 3, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that (i) Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any party to whom they have assigned the Merger Agreement (provided, however, that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement) and (ii) the Stockholder will have the right to assign all or any portion of its rights and obligations under this Agreement to one or more Affiliates; provided, that no such assignment shall relieve Parent or Merger Sub (in the case of clause (i) above) or the Stockholder (in the case of clause (ii) above) of any of its respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns; provided, that the Company may rely upon this Agreement and enforce the provisions hereof as an intended and express third-party beneficiary (including in connection with the obligation of the parties set forth herein to obtain the prior written consent of the Company in connection with the termination, amendment, modification or waiver of this Agreement).
(h)Severability of Provisions. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(i)Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would not have entered into this Agreement. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
(j)Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and only with the prior written consent of the Company. No waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party, and only with the prior written consent of the Company.

(k)Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.
(l)No Recourse. Parent and Merger Sub agree that the Stockholder will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent resulting from Stockholder’s uncured breach of this Agreement, provided, that, except in respect of any breach of the Stockholder’s covenant in Section 3(c), in no event shall such claims, losses, damages, expenses or other liabilities or obligations include consequential, indirect, special or similar damages), including the Company’s breach of the Merger Agreement. In no event shall the Stockholder have any liability with respect to the representations, warranties, liabilities, covenants or obligations under any other agreement substantially in the form of this Agreement of any other stockholder of the Company. Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement (whether in tort, contract or otherwise) or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. The parties hereto acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 13(1), each of whom may enforce the provisions thereof.
(m)No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(n)No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation and bylaws, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

(o)No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.
[Signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

BISCUIT PARENT, LLC

By:
Name:
Title:

BISCUIT MERGER SUB, LLC

By:
Name:
Title:
Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[STOCKHOLDER]

By:
Name:
Title:
Signature Page to Voting and Support Agreement

SCHEDULE I

STOCKHOLDER	STOCKHOLDER SECURITIES	ADDRESS FOR NOTICES

Signature Page to Voting and Support Agreement

EXHIBIT A
AGREEMENT AND PLAN OF MERGER

slide1
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V27364-TBD The Board of Directors recommends you vote FOR each of the following proposals: 2. To approve a proposal to adjourn the Special Meeting of Stockholders to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger at the time of the Special Meeting. 1. To adopt the Agreement and Plan of Merger, dated as of November 29, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Rover Group, Inc. ("Rover"), Biscuit Parent, LLC ("Parent") and Biscuit Merger Sub, LLC ("Merger Sub"), and approve the merger of Merger Sub with and into Rover (the "Merger") with Rover continuing as the surviving corporation and a wholly owned direct Subsidiary of Parent. NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ROVER GROUP, INC. ROVER GROUP, INC. 720 OLIVE WAY, 19TH FLOOR SEATTLE, WA 98101 For Against Abstain ! !! ! !! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on [ ], 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ROVR2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on [ ], 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

slide2
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice and Proxy Statement is available at www.proxyvote.com. PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION V27365-TBD ROVER GROUP, INC. Special Meeting of Stockholders [ ], [ ], 2024 [ ] THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) Aaron Easterly, Charlie Wickers and Melissa Weiland, or any of them, as proxies, each with the power of substitution or re-substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of ROVER GROUP, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at [ ], on [ ], 2024 at www.virtualshareholdermeeting.com/ROVR2024SM, and at any adjournment or postponement thereof (including, if applicable, in their discretion upon any other business that may properly come before the meeting or any adjournment or postponement thereof). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE PROXYHOLDERS' DISCRETION ON SUCH MATTER. Continued and to be signed and dated on the reverse side